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Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

Dated as of November 27, 2006

Among

Asahi Tec Corporation

Argon Acquisition Corp.

And

Metaldyne Corporation

        AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of November 27, 2006, among Asahi Tec Corporation, a Japanese corporation ("Parent"), Argon Acquisition Corp., a Delaware corporation ("Acquisition Sub") and a wholly owned subsidiary of Parent, and Metaldyne Corporation, a Delaware corporation (the "Company").

        WHEREAS the Parent, Acquisition Sub and the Company entered into an Agreement and Plan of Merger dated as of August 31, 2006 (the "Original Agreement"), and wish to amend and restate the Original Agreement as set forth herein;

        WHEREAS the respective Boards of Directors of Parent, Acquisition Sub and the Company have approved the merger (the "Merger") of Acquisition Sub into the Company, on the terms and subject to the conditions set forth in this Agreement whereby each issued share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") and each issued and outstanding share of Company Preferred Stock (as defined in Section 3.03) not owned by Parent, Acquisition Sub or the Company shall be converted into the right to receive cash;

        WHEREAS Parent has entered into a commitment to refinance certain existing indebtedness of the Company and to pay related fees and expenses;

        WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company listed on Schedule 1.1 hereto (the "Principal Company Stockholders") have entered into an amended and restated stock purchase agreement dated as of the date of this Agreement (the "Parent Stock Purchase Agreement"), whereby the Principal Company Stockholders will acquire shares of common stock of the Parent using the Merger Consideration received by such Principal Company Stockholders as consideration for such shares (the "Parent Stock Acquisition");

        WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to Parent's willingness to enter into this Agreement, Parent, the Company and each of the holders of (i) the Series A Company Preferred Stock, (ii) the Series A-1 Company Preferred Stock, and (iii) the Series B Company Preferred Stock (each as defined in Section 3.03) each have entered into an amended and restated agreement (each, an "Other Stock Purchase Agreement") dated as of the date of this Agreement whereby holders of the Company Preferred Stock (such holders, the "Company Preferred Stockholders") shall acquire for cash shares of convertible preferred stock of Parent or common stock of Parent using the Merger Consideration received by such holders as consideration for such convertible preferred stock (the "Other Stock Acquisition");

        WHEREAS simultaneously with the execution and delivery of this Agreement, each of the persons identified on Schedule 1.2 hereto has executed and delivered an amended and restated employment agreement between such person and the Company, which shall be effective as of the Effective Time and result in a termination at the Effective Time of such person's existing employment agreement with the Company;

        WHEREAS as soon as reasonably practicable following the execution and delivery of this Agreement, the Company will commence consent solicitations with respect to its (a) 11% Senior Subordinated Notes due June 15, 2012 (the "11% Senior Subordinated Notes"), issued pursuant to an indenture dated June 20, 2002 (the "11% Senior Subordinated Notes Indenture"), (b) 10% Senior Subordinated Notes due January 15, 2014 (the "10% Senior Subordinated Notes"), issued pursuant to an indenture dated December 31, 2003 (the "10% Senior Subordinated Notes Indenture"), and (c) 10% Senior Notes due 2013 (the "10% Senior Notes" and, together with the 11% Senior Subordinated Notes and the 10% Senior Subordinated Notes, the "Notes"), issued pursuant to an indenture dated October 27, 2003 (the "10% Senior Notes Indenture" and, together with the 11% Senior Subordinated Notes Indenture and the 10% Senior Subordinated Notes Indenture, the "Notes Indentures"), in the case of each of (a), (b) and (c) as described in Schedule 6.11(b) (collectively, the "Consent Solicitations"); and

        WHEREAS Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.01.    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, other than the TM Distribution, are referred to in this Agreement collectively as the "Transactions". At the election of Parent, any direct wholly owned subsidiary of Parent with no or nominal assets and no liabilities may be substituted for Acquisition Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

        SECTION 1.02.    Closing.    The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at a mutually agreeable time during Tokyo business hours on the second business day following the satisfaction (or, to the extent permitted by Law as defined in Section 3.05, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03.    Effective Time.    Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date or as soon as practicable thereafter Parent and the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.04.    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.05.    Certificate of Incorporation and By-laws.    (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)   The By-laws of Acquisition Sub as in effect immediately prior to the Effective Time and as heretofore provided to the Company shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06.    Directors.    The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07.    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        SECTION 2.01.    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of common stock of Acquisition Sub:

          (a)    Capital Stock of Acquisition Sub.    Each issued and outstanding share of common stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancelation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock that is owned by the Company, Parent, Acquisition Sub or any subsidiary thereof shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Company Common Stock and Company Preferred Stock.    (i) Subject to Sections 2.01(b), 2.01(c)(ii) and 2.01(d), (1) each issued share of Company Common Stock owned by a Principal Company Stockholder shall be converted into the right to receive $1.5243 in cash (such amount per share of Company Common Stock, the "PCS Common Merger Consideration"), (2) each other issued share of Company Common Stock shall be converted into the right to receive cash in an amount equal to the greater of (A) $2.57 and (B) the product of (x) the Common Price Ratio (as defined below) and (y) $2.57 (such greater amount per share of Company Common Stock, the "Common Merger Consideration"), (3) each issued share of Series A Company Preferred Stock (as defined below) shall be converted into the right to receive in cash the quotient of (x) $44,893,310 divided by (y) the number of such issued shares, (4) each issued share of Series A-1 Company Preferred Stock (as defined below) shall be converted into the right to receive in cash the quotient of $53,106,702 divided by (y) the number of such issued shares and (5) each issued share of Series B Company Preferred Stock (as defined below) shall be converted into the right to receive in cash the quotient of (x) $16,681,233 divided by (y) the number of such issued shares.

             (ii)  In the event that any cash payment will be due following the Effective Time from the Company to a holder of a Company Stock Option pursuant to Section 6.04 (after taking into account any such holder that irrevocably waives his or her right to any such payment), the PCS Common Merger Consideration and the Common Merger Consideration shall be appropriately adjusted (pro rata, on a per share basis) so that the aggregate amount of the Merger Consideration and such payment or payments following such adjustment equals the amount of the Merger Consideration (excluding any such payment or payments) prior to such adjustment.

            (iii)  For purposes of this Agreement: (1) "Common Price Ratio" means a fraction equal the quotient of (x) the Closing Common Price divided by (y) the Signing Common Price, (2) "Signing Common Price" means $2.9693 and (3) "Closing Common Price" means the average of the closing prices in Japanese yen of a share of Common Stock of the Parent on the Tokyo Stock Exchange ("TSE") for the thirty trading day period ending on the second business day prior to the Closing Date, converted into U.S. dollars at the 4:00 p.m., New York time, exchange rate of Japanese yen to U.S. dollars published by the Wall Street Journal (New York City edition) on the second business day immediately prior to the Closing Date.

            (iv)  The cash payable upon the conversion of shares of Company Common Stock and Company Preferred Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration, without interest, upon surrender of such certificate in accordance with this Section 2.01 and Section 2.02.

          (d)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock or Company Preferred Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        SECTION 2.02.    Exchange of Certificates.    (a) Paying Agent. Prior to the Effective Time, Parent shall, with the Company's consent not to be unreasonably withheld, select a bank or trust company to act as paying agent for the payment of the Merger Consideration to the Principal Company Stockholders and to the holders of the Company Preferred Stock (the "PCS Paying Agent") and a second bank or trust company to act as paying agent for the payment of the Merger Consideration to the other common stockholders of the Company (the "Other Paying Agent" and, together with the PCS Paying Agent, the "Paying Agents"), in each case upon surrender of certificates representing Company Common Stock or Company Preferred Stock. Parent, on behalf of the Surviving Corporation, shall provide to the PCS Paying Agent at the Effective Time in immediately available funds all the cash necessary to pay for the shares of Company Common Stock of the Principal Company Stockholders and the shares of the Company Preferred Stock of the holders thereof and shall provide to the Other Paying Agent at the Effective Time in immediately available funds all the cash necessary to pay for the shares of Company Common Stock of the other stockholders of the Company, in each case such shares of Company Common Stock or Company Preferred Stock having been converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

          (b)    Exchange Procedure.    With respect to the Company Common Stock of the Principal Company Stockholders and the Company Preferred Stock of the holders thereof, not less than two business days prior to the Closing Date the PCS Paying Agent shall mail or otherwise deliver to each Principal Company Stockholder or holder of Company Preferred Stock that is a holder of record of certificate or certificates (the "Certificates") that immediately prior to the Effective Time will represent outstanding shares of Company Common Stock or Company Preferred Stock whose shares will be converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the PCS Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates at the Effective Time in exchange for Merger Consideration. With respect to the other Company Common Stock, as soon as reasonably practicable after the Effective Time, the Other Paying Agent shall mail to each other holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the applicable Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock or Company Preferred Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or a Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock or Company Preferred Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration.

          (e)    No Liability.    None of Parent, Acquisition Sub, the Company or the Paying Agents shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f)    Investment of Exchange Fund.    The Other Paying Agent shall invest any cash included in the Exchange Fund held by it, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof; provided that, in any such case, no such instrument shall have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments shall be paid to Parent.

          (g)    Withholding Rights.    Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.09), or under any provision of Federal, state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by Parent.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the applicable Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

ARTICLE III

Representations and Warranties of the Company

        The Company represents and warrants to Parent and Acquisition Sub that, except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Acquisition Sub (the "Company Disclosure Letter") (provided that, unless the context indicates or requires otherwise, (i) the representations and warranties contained herein are made giving effect to the proposed distribution to all the holders of the Company Common Stock of the Company's equity interests in TriMas Corporation as described in Exhibit B (the "TM Distribution"), as if the consummation of the TM Distribution had occurred prior to the date hereof, (ii) none of these representations and warranties, other than Sections 3.05, 3.06, 3.07, 3.12, 3.13 and 3.18, shall relate to TriMas Corporation) and (iii) to the extent that Sections 3.06, 3.07, 3.12, and 3.13 relate to TriMas Corporation, such

Sections shall only relate to the Company's ownership of securities of TriMas Corporation and any liabilities (contingent or otherwise) of the Company or any Company Subsidiary relating thereto):

        SECTION 3.01.    Organization, Standing and Power.    Each of the Company and each of its subsidiaries, including such entities organized under the laws of non-U.S. jurisdictions (the "Company Subsidiaries"), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority, except, in the case of the Company Subsidiaries that are not Significant Company Subsidiaries (as defined below), where the failure to be duly organized, validly existing and in good standing, individually or in the aggregate, has not had and would not be reasonably likely to have a material adverse effect on the Company (a "Company Material Adverse Effect"). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificates of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws").

        SECTION 3.02.    Company Subsidiaries; Equity Interests.

        (a) Section 3.02(a) of the Company Disclosure Letter lists each Significant Company Subsidiary (as defined below) and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are, as of the date of this Agreement, owned by the Company, by one or more Company Subsidiaries or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, rights of first refusal, options, restrictions (other than restrictions imposed under applicable Law), leases, licenses, easements, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). The Company has made available to Parent true and complete copies of the certificate of incorporation and by-laws, or comparable charter and organizational documents, of each Significant Company Subsidiary, in each case amended through the date of this Agreement. For purposes of this Agreement, a "Significant Company Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission ("SEC").

        (b)   Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value in excess of $2,000,000 in any person.

        SECTION 3.03.    Capital Structure.    (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). As of the date of this Agreement, (i) 42,795,963 shares of Company Common Stock, 361,001 shares of Series A Company Preferred Stock (the "Series A Company Preferred Stock"), 644,540 shares of Series A-1 Company Preferred Stock (the "Series A-1 Company Preferred Stock"), and 184,153 shares of Series B Company Preferred Stock (the "Series B Company Preferred Stock") were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 3,251,342 shares of Company Common Stock were subject to outstanding Company Stock Options (as defined in Section 6.04), 111,844 shares of Company Common Stock were subject to contracts to issue Company Stock Options, 48,797 shares of Company Common Stock were subject to outstanding Company RSUs (as defined in Section 6.04) and 1,596,814 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan (as defined in Section 6.04). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. As of the date of this Agreement, there were outstanding no Company Stock Options to purchase shares of Company Common Stock with exercise prices on a per share basis lower than $3.00 and the weighted average exercise price of all Company Stock Options was equal to $9.37 per share (without giving effect to any adjustment to the exercise price thereof required for the TM Distribution). All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

        (b)   Section 3.03(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all outstanding Company Stock Options and Company RSUs, the number of shares of Company Common Stock subject to each such Company Stock Option and Company RSU, the grant date, exercise price (as applicable), expiration date and vesting schedule of each such Company Stock Option and Company RSU and the names of the holders of each Company Stock Option and Company RSU. All outstanding Company Stock Options and Company RSUs are evidenced by the Company Stock Option or Company RSU agreements set forth in Section 3.03(b) of the Company Disclosure Letter, and no Company Stock Option agreement or Company RSU agreement contains terms that are inconsistent with, or in addition to, the terms contained therein.

        (c)   All Company Stock Options and Company RSUs may, by their terms, be treated as provided for in Section 6.04.

        SECTION 3.04.    Authority; Execution and Delivery; Enforceability.    (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and each of the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and each Transaction Agreement to which it is a party and this Agreement and each Transaction Agreement to which it is a party, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        (b)   The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iii) directing that this Agreement be submitted to a vote of the Company's stockholders, (iv) recommending that the Company's stockholders adopt this Agreement and (v) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to Parent and Acquisition Sub, this Agreement and the other Transaction Agreements, and the Merger and the other Transactions the restrictions on "business combinations" contained in Section 203 of the DGCL to the extent it is applicable. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction.

        (c)   The only consent or vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Stockholder Approval"), which may be effected either by the written consent or the affirmative vote at a stockholders meeting of the holders of a majority of the outstanding Company Common Stock. The written consent or affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or to consummate any Transaction other than the Merger.

        SECTION 3.05.    No Conflicts; Consents.    (a) The execution and delivery by the Company of this Agreement and each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions to which it is a party and compliance with and performance of the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Significant Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(a) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition "material adverse effect").

        (b)   No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which it is a party, the consummation of the Transactions to which it is a party, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) Japanese Anti-Monopoly Law (Law No. 54 of 1947, as amended), (the "Japanese Anti-Monopoly Law"), (C) other Antitrust Laws (as defined in Section 6.03(c)), (D) the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) (the "FEL"), (E) the rules and regulations of the

TSE, (F) the Japanese Corporation Law (the "JCL") and (G) the Japanese Commercial Registration Law (Law No. 125 of 1963, as amended) (the "CRL"), (ii) the filing with the SEC of (A) an information or proxy statement with respect to the Merger and the 280G Approval (such information or proxy statement, including all information required to be included therein by Rule 13e-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") as such information or proxy statement is amended from time to time, the "Information Statement") and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing with the Kanto Local Finance Bureau (the "Bureau") of such registration, reports and other information (such registration, reports and other information, as amended from time to time, the "Japanese Information Statement") as may be required under the Japanese Securities and Exchange Law (Law No. 25 of 1948, as amended) (the "SEL") in connection with the Parent Stock Purchase Agreement, the other Transaction Agreements, the Parent Stock Acquisition and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.14), (vi) such filings as may be required in connection with the taxes described in Section 6.09, (vii) filings under any applicable state takeover Law and (viii) such other items (A) required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(b) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition "material adverse effect").

        SECTION 3.06.    SEC Documents; Undisclosed Liabilities.    (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 3, 2005, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "Company SEC Documents").

        (b)   As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments and lack of footnote disclosure as permitted by Form 10-Q of the SEC).

        (c)   Except as set forth in the most recent audited consolidated balance sheet of the Company (including the notes thereto) included in the Filed Company SEC Documents (as defined in Section 3.08) and except for liabilities and obligations incurred in the ordinary course of business since the date of such balance sheet, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

        (d)   With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto, the Company is in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.

        (e)   The effectiveness of any additional disclosure requirement or applicable accounting rule, consensus or pronouncement that as of the date of this Agreement has been adopted by the SEC, Financial Accounting Standards Board or any similar body but that is not yet in effect, is not reasonably likely to lead to any material change in the Company's disclosures as set forth in the Filed Company SEC Documents.

        (f)    None of the Company Subsidiaries is, or has at any time since January 3, 2005, been, subject to (separately from the Company) the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

        SECTION 3.07.    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement or any other document (including Schedule 13e-3) required to be filed by the Company with the SEC relating to the Transactions, including the Merger (together with the Information Statement, the "Company Disclosure Documents") will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Disclosure Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein or omitted therefrom based on information supplied by Parent or Acquisition Sub in writing for inclusion or incorporation by reference therein.

        SECTION 3.08.    Absence of Certain Changes or Events.    (a) From the date of the most recent audited financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

            (i)  any event, change, effect, development or state of facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect;

           (ii)  any declaration, setting aside, allotment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

          (iii)  any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

          (iv)  (A) any grant by the Company or any Company Subsidiary to any current director or officer of the Company or to any other employee or independent contractor of the Company or any Company Subsidiary reasonably likely to earn annual base compensation and bonuses in 2006 of $200,000 or more (any such current director or officer of the Company or other employee or independent contractor, a "Covered Participant") of any loan or any increase in any type of compensation, benefits, perquisites or bonus or award opportunity, except for grants of normal cash bonus opportunities, normal increases of cash compensation and increases in fringe or other benefits that are not material, in each case in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any grant by the Company or any Company Subsidiary to any Covered Participant of any severance, change in control, termination or similar compensation or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) any action by the Company or any Company Subsidiary to fund or in any other way secure the payment of a material amount of compensation or benefits under any Company Benefit Plan (as defined in Section 3.10(a)) or Company Benefit Agreement (as defined in Section 3.10(b)) or (D) any entry by the Company or any Company Subsidiary into, or any amendment of, any Company Benefit Agreement with any Covered Participant;

           (v)  any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect;

          (vi)  any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

         (vii)  any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund claim;

        (viii)  any material revaluation by the Company or any Company Subsidiary of any of the material assets of the Company or any Company Subsidiary, except insofar as may have been required by applicable Law; or

          (ix)  any action by the Company or any Company Subsidiary which, if taken after the date hereof, would constitute a breach of any provisions of Section 5.01(a)(ii), (iv), (vii), (viii) or (xii) or any authorization, consent or agreement by the Company or any Company Subsidiary to take any of the actions prohibited by the foregoing provisions of Section 5.01(a).

        SECTION 3.09.    Taxes.    (a) The Company, and each Company Subsidiary, has duly and timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects. All material Taxes owed (whether or not shown on any Tax Return) have been timely paid in full. To the Company's knowledge, no claim has been made in writing during the three year period ending on the Closing Date by an authority in a jurisdiction where the Company, or any Company Subsidiary, does not file Tax Returns that the Company, or any Company Subsidiary, is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes upon any asset of the Company, or any Company Subsidiary, other than liens for Taxes not yet due and payable.

        (b)   The Company, and each Company Subsidiary, has deducted, withheld and timely paid to the appropriate governmental authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company, and each Company Subsidiary, has complied with all material reporting and record keeping requirements.

        (c)   No dispute, audit, investigation, proceeding or claim concerning any material Tax liability of the Company, or any Company Subsidiary, has been raised by a governmental authority in writing, and to the Company's knowledge, no such dispute, audit, investigation, proceeding, or claim is pending or being conducted. The Company has provided or made available to Parent true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any Company Subsidiary since January 1, 2001.

        (d)   The Company, and each Company Subsidiary, has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. The Company, and each Company Subsidiary, has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. Section 3.09(d) of the Company Disclosure Letter lists all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that have been entered into or issued by any governmental authority with or in respect of the Company, and each Company Subsidiary since January 1, 2001.

        (e)   Since January 1, 2001, the Company, and each Company Subsidiary, has not been a member of an "affiliated group" within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the "affiliated group" as defined in Code Section 1504(a) the common parent of which is Company). The Company, and each Company Subsidiary, is not a party to any contractual obligation relating to Tax sharing or Tax allocation, other than customary commercial agreements with vendors, lenders, customers and other third parties (such as tax gross-ups in loan agreements or property tax escalation clauses in real estate leases) entered into in the ordinary course of business. The Company, and each Company Subsidiary, does not have any material liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

        (f)    The Company, and each Company Subsidiary, will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treas. Reg. Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law), (c) any installment sale or open transaction disposition made on or prior to the Closing Date, or (d) any prepaid amount received on or prior to the Closing Date.

        (g)   The Company, and each Company Subsidiary, has not been a United States real property holding company within the meaning of Code § 897(c)(2) during the period specified in Code § 897(c)(l)(A)(ii).

        (h)   The Company, and each Company Subsidiary, has not, since January 1, 2001, been a "distributing corporation" or a "controlled corporation" within the meaning of Code Section 355(a)(1)(A).

        (i)    Neither the Company nor any Company Subsidiary has participated in any "listed transaction", as defined in Treas. Reg. Section 1.6011-4(b).

        (j)    For purposes of this Agreement:

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Tax" or "Taxes" means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person's taxes as a transferee or successor or by contract.

          "Tax Return" or "Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

        SECTION 3.10.    Absence of Changes in Benefit Plans.    (a) From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to terminate, adopt, amend or modify (or announced an intention to terminate, adopt, amend or modify), in any material respect, any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, equity compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment insurance, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other employee benefit plan, program, policy or arrangement, whether oral or written, funded or unfunded, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a "Commonly Controlled Entity"), in each case providing benefits to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary (each, a "Participant") and whether or not subject to United States law (all such plans, programs and arrangements, including any such plan, program or arrangement entered into or adopted on or after the date of this Agreement, "Company Benefit Plans") or has made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan (as defined in Section 3.11(a)), or any material change in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined.

        (b)   As of the date of this Agreement, there is not any material (i) employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, equity compensation, bonus, award, consulting or similar agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, (ii) agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement or (iii) trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such agreements under clauses (i), (ii) and (iii), collectively, "Company Benefit Agreements").

        (c)   To the Company's knowledge, the exercise price of each Company Stock Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option.

        SECTION 3.11.    ERISA Compliance; Excess Parachute Payments.    (a) Section 3.11(a) of the Company Disclosure Letter contains a complete and correct list of all Company Benefit Plans that are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Company Pension Plan") or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans. The Company has delivered or made available to Parent complete and correct copies of (i) each such Company Benefit Plan and each material Company Benefit Agreement (or, in the case of any such Company Benefit Plan or material Company Benefit Agreement that is unwritten, a written description thereof), (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, with respect to each material Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description for each material Company Benefit Plan for which a summary plan description is required under applicable Law, and any summary of material modifications prepared for each material Company Benefit Plan, (iv) each trust agreement and group annuity or insurance contract and other documents relating to the funding or payment of benefits under any material Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan intended to qualify for favorable tax treatment for which such a letter has been obtained, as well as a true, correct and complete copy of each pending application therefor, if applicable, and (vi) the two most recent actuarial valuations for each material Company Benefit Plan for which actuarial valuations have been obtained.

        (b)   Each Company Benefit Plan has been administered in compliance with its terms, and each Company Benefit Plan (and the Company and the Company Subsidiaries with respect to such plans) is in compliance with applicable Law, including ERISA and the Code, and the terms of any applicable collective bargaining agreements, except for such instances of noncompliance with either plan terms or Laws that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (c)   Each Company Pension Plan intended to be tax qualified under United States Laws is so qualified and has been the subject of determination letters from the Internal Revenue Service with respect to all tax Law changes with respect to which the Internal Revenue Service is willing to provide a determination letter, to the effect that such Company Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked (nor, to the knowledge of the Company, has revocation been threatened) nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or require security under Section 307 of ERISA, except for such failures to qualify or to obtain such a determination letter and such revocations of determination letters and amendments that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. Each Company Benefit Plan required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval that could reasonably be expected to affect any such approval, except for such failures to approve, revocations of approval and events that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

        (d)   Except for liability that would not be reasonably likely to have a Company Material Adverse Effect, no liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation (other than PBGC insurance premiums) has been or is expected to be incurred by the Company or any Company Subsidiary or Commonly Controlled Entity with respect to any ongoing, frozen or terminated "single-employer" plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them. None of the Company Pension Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested. None of the Company Pension Plans and related trusts has been terminated, nor has there been any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Company Pension Plan, in each case during the last six years, and no notice of a reportable event will be required to be filed in connection with the Transactions, except for such terminations and reportable events that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. None of the Company, any Company Subsidiary or any Commonly Controlled

Entity has incurred, or reasonably expects to incur, a "complete withdrawal" or a "partial withdrawal" (as each such term is defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA that has had or would be reasonably likely to have a Company Material Adverse Effect.

        (e)   None of the Company, any Company Subsidiary, any employee of the Company or any Company Subsidiary, any of the Company Benefit Plans, including the Company Pension Plans and, to the knowledge of the Company, any trusts created under any of the Company Benefit Plans or any trustee, administrator or other fiduciary of any Company Benefit Plan or trust created thereunder and any agent of the foregoing, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary, any such employee or any of the Company Benefit Plans, or, to the knowledge of the Company, any such trust, trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, the sanctions imposed under Title I of ERISA or other substantially similar applicable Law or any other liability for breach of fiduciary duty under ERISA or any other applicable Law, except for such prohibited transactions and other breaches of fiduciary responsibility that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

        (f)    With respect to any Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) no such Company Benefit Plan is funded through a "welfare benefits fund" (as defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a "group health plan" (as defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and any similar state statute, except for such failures to comply that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, (iii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code and (iv) each such Company Benefit Plan (including any such Company Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any Company Subsidiary on or at any time after the Effective Time.

        (g)   Except pursuant to arrangements agreed in writing by Parent or its affiliates, no amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions (alone or in combination with any other event) by any person who is a "disqualified individual" (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company ("Potential Parachute Payment") would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

        (h)   Except pursuant to (i) arrangements agreed in writing by Parent or its affiliates and (ii) the accelerated vesting of Company Stock Options held by any Participant, no Participant will be entitled to (A)(1) any severance, separation, change of control, termination, bonus or other additional compensation or benefits, or (2) any acceleration of the time of payment or vesting of any compensation or benefits or any forgiveness of indebtedness owed by such Participant, in each case as a result of any of the Transactions (alone or in combination with any other event) or in connection with the termination of such Participant's employment on or after the Effective Time or (B) any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, any of the Transactions (alone or in combination with any other event). The execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event) and compliance by the Company with the provisions hereof do not and will not require the funding (whether through a grantor trust or otherwise) of any Company Benefit Plan, Company Benefit Agreement or any other employment arrangement and will not limit the Company's ability to amend, modify or terminate any Company Benefit Plan or Company Benefit Agreement.

        (i)    Since January 1, 2003, and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the knowledge of the Company, there are no (i) pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against, or involving or asserting any rights or claims to benefits under, any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement, except for such proceedings, suits, claims, actions and investigations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

        (j)    Neither the Company nor any Company Subsidiary has any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except for any such liability and obligations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

        (k)   None of the employees of the Company or any Company Subsidiary is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, industry-wide collective bargaining agreement or any similar collective agreement, in each case with respect to such employee's employment by the Company or any Company Subsidiary, and the Company and the Company Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the Transactions) with respect to any such organization or agreement. Each of the Company and the Company Subsidiaries is in compliance with all applicable Laws and orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers compensation, and is not engaged in any unfair labor practice, except for such failures to comply and unfair labor practices that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any comparable Governmental Entity that has had or would be reasonably likely to have a Company Material Adverse Effect. Since December 31, 2003, there has been no, and there currently is no, labor strike, material dispute, request for representation, union organization attempt, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that has had or would be reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.12.    Litigation.    (a) As of the date of this Agreement, there is no claim, demand, suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary that involves an amount in controversy in excess of $1.0 million, seeks material injunctive relief or would be reasonably likely to have a Company Material Adverse Effect, if resolved in accordance with the plaintiff's demands.

        (b)   There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary nor is there any judgment outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.13.    Compliance with Applicable Laws.    The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including those relating to occupational health and safety except for any such failure to be in compliance as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law except for such failure to be in compliance as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "Permits"), necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except for such violations, defaults or events that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09 or to Environmental Permits or Environmental Laws, which are the subject of Section 3.14.

        SECTION 3.14.    Environmental Matters.    Except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect:

          (a)   The Company and each of the Company Subsidiaries are in compliance with all Environmental Laws (as defined below).

          (b)   Since July 31, 2003, neither the Company nor any of the Company Subsidiaries has received any written communication that alleges that the Company or any of its subsidiaries is in violation of or has liability under any Environmental Law or written request for information pursuant to any Environmental Law.

          (c)   (i) The Company and each of the Company Subsidiaries have obtained and are in compliance with all Permits pursuant to Environmental Law (collectively "Environmental Permits") necessary for their operations as presently conducted and (ii) all such Environmental Permits are valid and in good standing.

          (d)   There are no Environmental Claims pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries.

          (e)   Neither the Company nor any of the Company Subsidiaries has entered into or agreed to, or is otherwise subject to, any Judgment relating to any Environmental Law or to the investigation or remediation of Hazardous Materials (as defined below).

          (f)    There has been no treatment, storage or Release (as defined below) of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person whose liabilities the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law.

          (g)   None of the Company, the Company Subsidiaries or any Person whose liabilities the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law, has manufactured, sold or distributed any products containing asbestos in any form.

          (h)   (i) Neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would be reasonably likely to form the basis of any Environmental Claim (as defined below) against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

          (i)    Definitions. As used in this Agreement:

            (1)   "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, Judgments, investigations, proceedings or written notices of noncompliance, violation or potential responsibility alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law;

            (2)   "Environmental Laws" means all applicable Federal, state, local and foreign laws, rules, regulations, Judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection or restoration of natural resources or the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or human health (to the extent relating to exposure to Hazardous Materials);

            (3)   "Hazardous Materials" means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and

            (4)   "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        SECTION 3.15.    Intellectual Property.    The Company or one of the Company Subsidiaries owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain names and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") used in the conduct of the business of the Company and the Company Subsidiaries, except where the failure to own, be validly licensed or have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened in writing that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, except for any such claims that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right, except for such infringements that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.16.    Contracts; Debt Instruments.    (a) Except as filed by the Company as an exhibit to a Filed SEC Document, there are no Contracts that are "material contracts" within the meaning of Section 601 of Regulation S-K of the SEC (any such Contract a "Company Material Contract"). None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not resulted and would not be reasonably likely to result in a Company Material Adverse Effect.

        (b)   All Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. None of the Company and the Company Subsidiaries has received any written notice of the intention of any party to terminate any Company Material Contract. Complete and correct copies of all Company Material Contracts, together with all material modifications and amendments thereto, have been made available to Parent (either as an exhibit to a Filed SEC Document or otherwise).

        SECTION 3.17.    Title to Real Properties.    (a) Each of the Company and each Company Subsidiary has good and marketable title to, or valid leasehold interests in, all its real properties free and clear of all Liens, except for such defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

        (b)   Except where the failure to comply, the failure to be in full force and effect or the default has not had and would not be reasonably likely to have a Company Material Adverse Effect, each of the Company and each Company Subsidiary has complied in all respects with the terms of all leases to which it is a party and under which it is in occupancy, all such leases are in full force and effect and no extant notice of default has been given by either party to such leases, and no event has occurred, which with the giving of notice or the passage of time or both would constitute a default under any of such leases.

        SECTION 3.18.    TM Distribution.    (a) The Company has all requisite corporate power and authority to consummate the TM Distribution. The declaration (subject to the satisfaction of the TM Distribution Conditions (as defined below)) and public announcement of the TM Distribution has been duly authorized by all necessary corporate action on the part of the Company. The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions declaring the TM Distribution, subject to the satisfaction of the TM Distribution Conditions. The payment of the TM Distribution, which will be made to Company common stockholders of record as of one business day prior to the Closing Date, is subject to (i) the receipt and effectiveness of the consents required from the holders of the Notes and the Company Preferred Stock, (ii) the completion of the Financing or Alternative Financing on terms permitting the TM Distribution, (iii) the Company obtaining a customary solvency opinion verifying the adequacy of the Company's corporate surplus for the TM Distribution under Delaware law and (iv) the consummation of the Merger (collectively, the "TM Distribution Conditions").

        (b)   Subject to the satisfaction of the TM Distribution Conditions, the consummation of the TM Distribution will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Significant Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.18(c), any material Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.18(b) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition "material adverse effect").

        (c)   Subject to the satisfaction of the TM Distribution Conditions, no consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the consummation of the TM Distribution, other than (i) compliance with and filings under the HSR Act, (ii) the preparation and distribution (A) of an information statement with respect to the TM Distribution and (B) such reports under Section 13 of the Exchange Act as may be required in connection with the TM Distribution, (ii) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.14), (iii) such filings as may be required in connection with the taxes described in Section 6.09, (iv) filings under any applicable state takeover Law and (v) such other items that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.18(c) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition "material adverse effect").

        SECTION 3.19.    Customers and Suppliers.    (a) Since January 1, 2005, there has been no adverse change in the relationship of the Company with any customer of the Company or any Company Subsidiary with annual sales of $50 million or more or any of the 15 largest suppliers to the Company or any Company Subsidiary by annual sales volume (excluding utilities) except in any such case for any such change that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

        (b)   To the Knowledge of the Company, there is no material dispute with any customer with annual sales of $50 million or more in connection with any product sold by the Company or any Company Subsidiary to any such customer that has given rise or would be reasonably likely to give rise to a material liability or cost, except for such dispute that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

        SECTION 3.20.    Brokers; Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. LLC, the fees and expenses of which will be paid by the Company and have been disclosed to Parent in the Company Disclosure Letter, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

        SECTION 3.21.    Opinion of Financial Advisor.    The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by holders of Company Common Stock, other than the Principal Company Stockholders, is fair to such holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Parent.

ARTICLE IV

Representations and Warranties of Parent and Acquisition Sub

        Parent and Acquisition Sub, jointly and severally, represent and warrant to the Company that:

        SECTION 4.01.    Organization, Standing and Power.    (a) Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

        SECTION 4.02.    Acquisition Sub.    (a) Since the date of its incorporation, Acquisition Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the Transaction Agreements to which it is a party and the Commitments (as defined in Section 4.07), arranging the Financing (as defined in Section 4.07) and the performance of its obligations hereunder and thereunder and matters ancillary thereto.

        (b)   The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

        (c)   As of the date of this Agreement, neither Parent nor Sub owns any shares of Company Common Stock.

        SECTION 4.03.    Authority; Execution and Delivery; Enforceability.    Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to consummate the Transactions to which it is a party subject to the compliance by Parent with Section 6.03(e). The execution and delivery by each of Parent and Acquisition Sub of this Agreement and each Transaction Agreement to which it is a party and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub subject to the compliance by Parent with Section 6.03(e). Each of Parent and Acquisition Sub has duly executed and delivered this Agreement and each Transaction Agreement to which it is a party, and this Agreement and each Transaction Agreement to which it is a party, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        SECTION 4.04.    No Conflicts; Consents.    (a) The execution and delivery by each of Parent and Acquisition Sub of this Agreement and each Transaction Agreement to which it is a party, do not, the execution of the Parent Voting Agreement does not and the consummation of the Merger and the other Transactions to which it is a party and compliance with and performance of the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) subject to effectiveness of the Parent Facility Amendments (as defined in Section 4.07) as contemplated by the Parent Consent Letter (as defined in Section 4.07), any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not be reasonably likely to have, a material adverse effect on Parent (a "Parent Material Adverse Effect") (excluding for purposes of this Section 4.04(a) and the application of Section 7.03(a) hereto, clause (a)(iii) of the definition "material adverse effect").

        (b)   No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which Parent or Acquisition Sub is a party or the consummation of the Transactions to which Parent or Acquisition Sub is a party or in connection with the execution and performance of the Parent Voting Agreement, other than (i) compliance with and filings under (A) the HSR Act, (B) the Japanese Anti-Monopoly Law, (C) other Antitrust Laws, (D) the FEL, (E) the rules and regulations of the TSE, (F) the JCL and (G) the CRL, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing with the Bureau of the Japanese Information Statement as may be required under the SEL in connection with the Parent Stock Purchase Agreement, the other Transaction Agreements, the Parent Stock Acquisition and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) compliance with and such filings as may be required under applicable Environmental Laws, (vi) such filings as may be required in connection with the taxes described in Section 6.09, (vii) filings under any applicable state takeover Law and (viii) such other items (A) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and would not be reasonably likely to have a Parent Material Adverse Effect (excluding for purposes of this Section 4.04(b) and the application of Section 7.03(a) hereto, clause (a)(iii) of the definition "material adverse effect").

        SECTION 4.05.    Information Supplied.    None of the information supplied or to be supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in the Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 4.06.    Brokers.    No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities, Inc. and RHJI, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

        SECTION 4.07.    Financing.    (a) Parent has received and accepted (1) a commitment letter dated November 27, 2006 (the "Commitment Letter"), from the lenders party thereto (collectively, the "Lenders") relating to the commitment of the Lenders to provide the debt financing required by the Company and its subsidiaries to effect the Refinancing and to pay related fees and expenses of the Transactions, (2) a commitment letter dated November 27, 2006 (the "Parent Commitment Letter"), from Aozora Bank, Ltd., (the "Aozora") relating to the commitment of Aozora to provide the bridge financing (the "Bridge Financing") required by Parent, the Company, the Principal Company Stockholders and the holders of Company Preferred Stock to consummate the Merger, the Parent Stock Acquisition and the Other Stock Acquisitions, (3) the commitment letter dated November 27, 2006, from Aozora, on behalf of the lenders (the "Parent Lenders") under Parent's existing credit facility (the "Parent Consent Letter") to enter into a consent agreement confirming the approval by the Parent Lenders of certain amendments to Parent's existing credit facility required thereunder by Parent in connection with the Transactions and Refinancing (as defined below) (the "Parent Facility Amendments") and (4) a commitment letter dated November 27, 2006 (the "Equity Commitment" and, together with the Commitment Letter, Parent Commitment Letter and the Parent Consent Letter, the "Commitments") between RHJ International S.A. ("RHJI"), and Parent relating to the agreement of RHJI to provide the equity financing to Parent specified therein (the "RHJI equity financing"). Parent has provided or made available to the Company a true, correct and complete copy of each of the

Commitments. The financing contemplated by the Commitment Letter, the Parent Consent Letter and Parent Commitment Letter is referred to herein as the "Financing."

        (b)   Subject to their terms and conditions, the Financing, RHJI equity financing and HIP Stock Acquisition, when funded in accordance with the applicable terms and conditions of the Commitment Letter, Parent Commitment Letter, Parent Consent Letter, Equity Commitment and HIP Stock Purchase Agreement, will provide Acquisition Sub with funds at the Effective Time sufficient to (i) consummate the Merger, (ii) finance the Consent Solicitations, (iii) refinance the existing indebtedness of the Company and its subsidiaries described in the Commitment Letter (the "Refinancing"), (iv) provide the Bridge Financing and (v) pay related fees and expenses of the Transactions.

        SECTION 4.08.    Section 203.    As of the date of this Agreement, neither Parent nor Acquisition Sub nor any of their "affiliates" or "associates" has been an "interested stockholder" of the Company within the prior 3 years, as those terms are defined in Section 203 of the DGCL.

ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01.    Conduct of Business.    (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

            (i)  (A) declare, set aside, allot or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the TM Distribution or dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii)  issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights, restricted stock units or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the vesting of Company RSUs outstanding on the date of this Agreement and in accordance with their present terms;

          (iii)  amend its certificate of incorporation, by-laws or other comparable charter or organizational documents.

          (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (I) purchases of inventory, (II) new prepaid expenditures that in the aggregate, are not in excess of the sum of (x) $10 million plus (y) the product of $2 million multiplied by the number of full months between the date of this Agreement and the Closing Date and (III) repairs, each of (I), (II) and (III) in the ordinary course of business consistent with past practice and (IV) capital expenditures permitted by Section 5.01(a)(ix);

           (v)  (A) grant to any Participant any loan or increase in compensation, benefits or perquisites, other than in individual cases to respond to competitive offers of employment to Participants (other than Covered Participants reasonably likely to earn aggregate base and bonus compensation in 2006 of $500,000 or more) in the ordinary course of business consistent with past practice, (B) grant to any Participant any increase in severance, change in control, termination or similar compensation or benefits, or pay any bonus to any Participant, in each case except to the extent required under any Company Benefit Plan or Company Benefit Agreement as in effect on the date hereof, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (D) establish, adopt, enter into, amend, modify or terminate any collective bargaining agreement or other labor union Contract, Company Benefit Plan or Company Benefit Agreement, (E) pay or provide to any Participant any benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date hereof other than the payment of base compensation in the ordinary course of business consistent with past practice and other than in individual cases to respond to competitive offers of employment to Participants (other than Covered Participants reasonably likely to earn aggregate base and bonus compensation in 2006 of $500,000 or more) in the ordinary course of business, (F) grant any awards under any Company Benefit Plan (including the grant of Company Stock Options, Company RSUs or other stock-based or stock-related awards or the removal or modification of existing restrictions in any Contract, Company Benefit Plan or Company Benefit Agreement on awards made thereunder) or (G) take any action to accelerate any compensation or benefits, including vesting and payment, or make any material determinations, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement;

          (vi)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

         (vii)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice and the TM Distribution;

        (viii)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice that can be repaid at Closing without penalty or premium and except for (1) borrowings incurred in the ordinary course of business consistent with past practice under the existing equipment facility of the Company and the Company Subsidiaries and (2) capital leases with respect to computer equipment and similar hardware and software entered into in the ordinary course of business consistent with past practice, in each case to the extent the related capital expenditure is permitted under Section 5.01(a)(ix) or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

          (ix)  make or agree to make any new capital expenditure or expenditures that in the aggregate, are in excess of the sum of $20 million plus the product of $5.0 million multiplied by the number of full months between the date of this Agreement and the Closing Date;

           (x)  enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be likely to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

          (xi)  except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;

         (xii)  (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party except for confidentiality agreements in the ordinary course of business consistent with past practice;

        (xiii)  cancel or terminate any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage);

        (xiv)  make or change any material tax election; or

         (xv)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)    Advice of Changes.    The Company shall promptly advise Parent orally and in writing of any change or event that has or could be reasonably likely to have a Company Material Adverse Effect.

        (c)    Periodic Reports.    In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Effective Time and to the extent permitted by Antitrust Laws (as defined in Section 6.03(c)), the Company shall use commercially reasonable efforts to report in good faith on a regular basis to the representatives of Parent regarding material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested in writing by Parent or its representatives; provided that the consultation required by this Section 5.01(d) shall be conducted in a manner so as not to disrupt in any material respect the business of the Company and the Company Subsidiaries; provided further that the Company and the Company Subsidiaries shall not report to Parent or its representatives any non-public information related to output, pricing or any other competitively-sensitive matter. Parent and Sub acknowledge that neither Parent nor Sub shall have any approval rights under this

Section 5.01(d). The Company acknowledges that any such reports shall not constitute a waiver by either Parent or Sub of any rights it may have under this Agreement and that neither Parent nor Sub shall have any liability or responsibility for any actions of the Company, any Company Subsidiary or any of their respective directors or officers with respect to matters that are the subject of such reports. All information exchanged pursuant to this Section 5.01(c) shall be subject to the Confidentiality Agreement (as defined in Section 6.02). For the avoidance of doubt, the Company shall not be required to provide any information pursuant to this Section 5.01(c) to the extent such information is not required to be provided pursuant to Section 6.02.

        SECTION 5.02.    No Solicitation.    (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (each, a "Representative" and collectively, "Representatives") of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, during the period prior to the Company Stockholder Approval, the Company and its Representatives may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the members thereof after consultation with outside counsel, in response to a Superior Company Proposal (as defined in Section 5.02(e)) or a Company Takeover Proposal from a person that the Company Board determines, in good faith following consultation with outside counsel, is reasonably capable of making a Superior Company Proposal that, in each case, was not solicited by the Company after December 21, 2005, and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Superior Company Proposal or Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) and (y) participate in discussions and/or negotiations with such person and its Representatives regarding any such Superior Company Proposal or Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(a) by the Company. Other than as permitted by the proviso to the first sentence of this Section 5.02(a), the Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

        (b)   The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal or inquiry including any change to the material details of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change to the material details of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

        (c)   Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

        (d)   For purposes of this Agreement:

          "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Transactions. For the avoidance of doubt, the TM Distribution and all proposals related thereto shall not be deemed to be a Company Takeover Proposal.

          "Superior Company Proposal" means any proposal made by a third party to acquire 50% or more of the equity securities or consolidated assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, (i) on terms which a majority of the members of the Company Board determines in good faith to be more favorable to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that the Company Board shall not so determine that any such proposal is a Superior Company Proposal until the Company has complied in all material respects with Section 5.02(b) with respect to such proposal. For the avoidance of doubt, the TM Distribution and all proposals related thereto shall not be deemed to be a Superior Company Proposal.

ARTICLE VI

Additional Agreements

        SECTION 6.01.    Preparation of Information Statement; Action by Written Consent.    (a) The Company shall, as soon as practicable following the date of this Agreement, prepare and file with the SEC the Information Statement (including all information required by Rule 13e-3 promulgated under the Exchange Act) in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or on any other Company Disclosure Document or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement or any other Company Disclosure Document. If at any time prior to the Effective Time there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Information Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its commercially reasonable efforts to cause the Information Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC. Notwithstanding the foregoing, prior to filing or mailing the Information Statement or any other Company Disclosure Document (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent.

        (b)   Parent shall, promptly following the date of this Agreement, seek the Company Stockholder Approval by the written consent of the holders of a majority of the outstanding Company Common Stock. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger after the Company Board shall have determined in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its obligations under applicable Law.

        SECTION 6.02.    Access to Information; Confidentiality.    Each of the Company and Parent shall, and shall cause each of their subsidiaries to, afford to the other party, and to the other party's officers, employees, accountants, counsel, financial advisors and other representatives, affiliates and sources and potential sources of financing (and representatives of each of the foregoing), reasonable access during normal business hours during the period prior to the Effective Time (as long as such access is not unreasonably disruptive to the business of such party or its subsidiaries) to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, that either party may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) such portions of documents or information relating to output, pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party's counsel, would reasonably be expected to raise antitrust concerns for such party (or any of its affiliates) or (iii) such portions of documents or information that would reasonably be expected to jeopardize any attorney-client privilege or contravene any Law or fiduciary duty (provided that each party shall in good faith seek and implement a reasonable alternative to provide the other party's counsel with access to such document or information). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated September 29, 2005, between the Company and RHJI (the "Confidentiality Agreement").

        SECTION 6.03.    Commercially Reasonable Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. Without limiting the generality of the foregoing, the parties hereto acknowledge that it is the intention of each of the parties hereto that the TM Distribution (including obtaining all necessary third party consents and approvals with respect thereto, including as required under any securities laws) shall become payable immediately following the Effective Time to Company common stockholders of record one business day prior to the Closing Date and each party hereto shall use its commercially reasonable efforts to achieve the same. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that the TM Distribution is paid on terms and conditions consistent with the TM Distribution Conditions and the terms set forth in Exhibit B, (ii) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, and (iii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02(b). Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.

        (b)   The Company shall give prompt notice to Parent, and Parent or Acquisition Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement or any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to be a waiver or cure of any such breach or failure to comply or affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Transaction Agreements.

        (c)   Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company's assets or limits on the Company's freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to the HSR Act, the Japanese Anti-Monopoly law or other antitrust, competition or premerger notification, trade regulation law, regulation or order ("Antitrust Laws") or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws.

        (d)   Nothing in this Section 6.03 shall require Parent to (i) consent to any action or omission by the Company that would be inconsistent with Section 5.01 absent such consent or (ii) agree to amend or waive any provision of this Agreement.

        (e)   As soon as reasonably practicable following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Sub, shall adopt this Agreement.

        SECTION 6.04.    Stock Options and Restricted Stock Units.    (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as are required to adjust the terms of each outstanding Company Stock Option, whether vested or unvested, to provide that each such Company Stock Option shall be rolled over at the Effective Time by canceling such Company Stock Option in exchange for a cash payment by the Company of an amount equal to (A) the excess, if any, of (1) the Common Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option (adjusted to reflect the TM Distribution), multiplied by (B) the number of shares of Company Common Stock that are subject to such Company Stock Option immediately prior to the Effective Time and for which such Company Stock Option shall not theretofore have been exercised. Parent will make available options on its common stock to employees of the Company set forth on Section 6.04(a) of the Parent Disclosure Letter (as it may be supplemented by Parent prior to the Effective Time), on the terms and conditions provided therein.

        (b)   As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company RSUs heretofore granted under the Company Stock Plan, whether vested or unvested, to provide that each such Company RSU shall be canceled at the Effective Time in exchange for a cash payment by the Company of an amount equal to (i) (A) if the holder of such Company RSU is a Principal Company Stockholder, $2.57 or (B) if the holder of such Company RSU is not a Principal Company Stockholder, the Common Merger Consideration multiplied by (ii) the number of shares of Company Common Stock that are subject to such Company RSU for which such Company RSU shall not theretofore have been settled.

        (c)   All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes (with amounts so withheld and paid over to the appropriate taxing authority being treated for all purposes of this Agreement as having been paid to the applicable holders) and shall be paid without interest.

        (d)   The Company Stock Plan shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or Company RSU or any Participant shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein.

        (e)   In this Agreement:

          "Company Stock Option" means any option to purchase Company Common Stock granted under the Company Stock Plan.

          "Company RSU" means any restricted stock unit granted under any Company Stock Plan.

          "Company Stock Plan" means the 2001 Long Term Equity Incentive Plan.

        SECTION 6.05.    Benefit Plans.    (a) For one year following the Effective Time, Parent either (i) shall maintain or cause the Surviving Corporation to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (ii) shall provide or cause the Surviving Corporation to provide benefits (other than benefits under plans providing for the issuance of Company Capital Stock or based on the value of Company Capital Stock) to employees of the Company and the Company Subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to such employees than those provided to such employees as of the date of this Agreement. Nothing herein shall be construed to prohibit Parent or the Surviving Corporation from amending or terminating such Company Benefit Plans in accordance with their terms and with applicable Law, so long as Parent is in compliance with the other terms of this Section 6.05(a).

        (b)   The service of each employee of the Company and the Company Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its subsidiaries for purposes of each employee benefit plan of Parent or any of its subsidiaries in which such employee is eligible to participate after the Effective Time, including for purposes of eligibility, vesting, benefit levels and accruals (but not for purposes of benefit accrual under any defined benefit pension plans); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits.

        (c)   Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company and Company Subsidiaries) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each employee of the Company and the Company Subsidiaries (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

        (d)   The provisions of this Section 6.05 are not intended to confer upon any person other than the parties any rights or remedies.

        SECTION 6.06.    Indemnification.    (a) Parent shall cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such 150% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent shall use all commercially reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. In lieu of continuing the existing D&O Insurance, (i) Parent may obtain after the Effective Time a "tail" D&O Insurance policy on terms and conditions no less advantageous than the existing D&O Insurance for a period of six years from the Effective Time; provided that the annualized premium shall not exceed the Maximum Premium and (ii) the Company may obtain prior to the Effective Time a "tail" D&O Insurance policy in an amount and on terms and conditions no more advantageous than the existing D&O Insurance for a period of six years from the Effective Time; provided that the lump sum premium shall not exceed $962,000. The Company represents to Parent that the Maximum Premium is $650,000.

        (b)   Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify or hold harmless (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to advance funds for expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

        SECTION 6.07.    Fees and Expenses.    Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        SECTION 6.08.    Public Announcements.    Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

        SECTION 6.09.    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by either Acquisition Sub or the Surviving Corporation, and the Company shall cooperate with Acquisition Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

        SECTION 6.10.    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld, delayed or conditioned.

        SECTION 6.11.    Financing; Consent Solicitations.    (a) Financing. Parent and Acquisition Sub shall use their commercially reasonable efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter, Parent Consent Letter and Parent Commitment Letter and to obtain the funds contemplated by the Equity Commitment (and to contribute such funds to the Company), including using commercially reasonable efforts to (A) negotiate definitive agreements with respect to the Financing consistent with the terms and conditions contained in the Commitment Letter and (B) satisfy on a timely basis all conditions in such definitive agreements the satisfaction of which is within the control of Parent or Acquisition Sub. Parent and Acquisition Sub shall use their commercially reasonable efforts to comply with their respective obligations, and enforce their respective rights, under the Commitment Letter, the Parent Consent Letter and Parent Commitment Letter and shall cause RHJI to comply with its obligations under the Equity Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, any of the Commitment Letter, the Parent Consent Letter, Parent Commitment Letter or the Equity Commitment if such amendment, modification, waiver or remedy amends the conditions to the drawdown of the Financing in a manner adverse to the interests of the Company and its shareholders, in each case, in any material respect or would adversely affect in any material respect the ability of Parent or the Company to effect the Financing or obtain the proceeds of the Equity Commitment. The Company shall also use commercially reasonable efforts to assist and cooperate with Parent and Acquisition Sub in connection with their efforts to obtain the proceeds of the Financing, including providing reasonably required information relating to the Company and the Company Subsidiaries to the financial institution or institutions providing the Financing and executing and delivering, and causing the Company Subsidiaries to execute and deliver, definitive agreements with respect to the Financing and customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise) or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing; provided, however, that no obligation of the Company or any Company Subsidiary under any such certificate, document or instrument shall be effective until the Effective Time and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. In the event that the Financing is not available to consummate the Refinancing and pay related fees and expenses of the Transactions contemplated by this Agreement and the other Transaction Agreements, then Parent shall promptly notify the Company and Parent and Acquisition Sub shall use their commercially reasonable efforts to obtain alternative financing on terms that are no less favorable to Parent and Acquisition Sub than those set forth in the Commitment Letter, Parent Consent Letter or Parent Commitment Letter, as applicable, and in the same amounts as contemplated by the Commitment Letter (including for working capital purposes following the Closing) or Parent Commitment Letter, as applicable (the "Alternative Financing"); provided that no such Alternative Financing shall require a greater cash equity commitment than that contemplated by the Equity Commitment.

        (b)    Consent Solicitations.    As soon as practicable following the execution and delivery of this Agreement the Company shall commence the Consent Solicitations with respect to all of its 11% Senior Subordinated Notes, 10% Senior Subordinated Notes and 10% Senior Notes whereby the Company shall solicit the consents of the holders of the Notes regarding amendments to the covenants contained in the respective Notes Indentures (the "Indenture Amendments"), in each case contemplated by Schedule 6.11(b) hereto. In accordance with the terms of the Consent Solicitations, assuming the requisite consents are received, the Company shall execute supplemental indentures to each of the Notes Indentures among the Company, the guarantors named therein and the trustee party thereto reflecting the Indenture Amendments, which supplemental indentures shall become operative concurrently with the Effective Time, and shall use its commercially reasonable efforts to cause the trustees under the Indentures to promptly enter into such supplemental indentures as applicable. Parent and the Company each shall use its commercially reasonable efforts to proceed with and complete the Consent Solicitations as required to satisfy the condition precedents in Section 7.01(e) and shall consult and cooperate with each other in all such efforts; provided that (i) Parent shall have the sole right to control decisions with respect to the strategy and conduct of the Consent Solicitations (including modifying the terms and structure thereof as set forth on Schedule 6.11(b) hereto; provided that it shall have no obligation whatsoever to modify the terms of the Consent Solicitations set forth therein) and (ii) the consent of the Company shall be required to modify or waive material terms or conditions of the Consent Solicitations if such would be reasonably likely to materially and adversely impact the probability of a successful outcome for the Consent Solicitations or would conflict with the provisions of any Transaction Agreement and documents delivered in connection with the foregoing. Promptly following the date of this Agreement, the Company shall prepare and mail the documentation to be sent to the holders of the Notes in connection with the Consent Solicitations, but only after receipt of approval from Parent (which approval shall not be unreasonably withheld, delayed or conditioned). The Company shall provide, shall cause the Company Subsidiaries to provide, and shall use its commercially reasonable efforts to cause their respective Representatives to provide, all cooperation requested by Parent in connection with the Consent Solicitations including assisting in the preparation and execution of all documents required in connection therewith. All documentation for the Consent Solicitations will be customary for transactions of this nature and shall be in form and substance reasonably satisfactory to Parent and the Company. The Consent Solicitations and other actions taken in connection therewith shall be conducted in accordance with the terms of the applicable Indentures and all applicable rules and regulations of the SEC and other applicable Laws. If at any time prior to the Effective Time any information relating to the Company or any Company Subsidiary or any of their affiliates, officers or directors, should be discovered by the Company, Parent or Acquisition Sub which if not set forth in an amendment or supplement to the documents mailed to Note holders in respect of the Consent Solicitations would reasonably be expected to cause such documents to include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly by prepared and, if required, filed with the SEC and/or disseminated to the holders of Notes.

ARTICLE VII

Conditions Precedent

        SECTION 7.01.    Conditions to Each Party's Obligation To Effect The Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company shall have obtained the Company Stockholder Approval and not less than 20 days prior to the Closing Date shall have sent or given to each holder of the Company Common Stock the Information Statement in compliance with Rule 14c-2 promulgated under the Exchange Act and shall have complied with Rule 13e-3 promulgated under the Exchange Act.

          (b)    Antitrust.    Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger or would be reasonably likely to have a Parent Material Adverse Effect, shall have been obtained or made. 48

          (c)    No Injunctions or Restraints.    No temporary judgment issued by any court of competent jurisdiction or other law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, the applicable party shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

          (d)    Parent Stock Purchase Agreement.    Parent and Principal Company Stockholders shall have consummated the transactions contemplated by the Parent Stock Purchase Agreement without the amendment, modification or waiver in any material respect of any material term or condition thereof.

          (e)    Consent Solicitations.    The Company shall have completed the Consent Solicitations and shall have received consent from holders of a majority of the outstanding Notes of each series consenting to the Transactions and the TM Distribution; provided, however, that prior to asserting this condition, the applicable party shall have complied in all material respects with its obligations under Section 6.11.

          (f)    Financing.    Parent and Acquisition Sub shall have obtained the proceeds contemplated by the Financing or the Alternative Financing; provided, however, that prior to asserting this condition, the applicable party shall have complied in all material respects with its obligations under Section 6.11.

          (g)    Other Stock Purchase Agreements.    The transactions contemplated by the Other Stock Purchase Agreements shall have been consummated without the amendment, modification or waiver in any material respect of any material term or condition thereof.

        SECTION 7.02.    Conditions to Obligations of Parent and Acquisition Sub.    The obligations of Parent and Acquisition Sub to effect the Merger are further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company in this Agreement (other than those set forth in Sections 3.01, 3.03, 3.04 and 3.18(a)) shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (it being agreed that for purposes of determining whether such representations and warranties shall be true and correct and applying the foregoing Company Material Adverse Effect qualifier, all such representations and warranties that already are qualified by reference to a Company Material Adverse Effect or other materiality qualifier shall be deemed to be not so qualified). The representations and warranties of the Company set forth in Sections 3.01, 3.03, 3.04 and 3.18(a) that are qualified by a Company Material Adverse Effect or other materiality qualifier shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as applicable, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c)    Absence of Company Material Adverse Effect.    Since the date of this Agreement, there shall not have been any event, change, effect, development or state of facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

          (d)    Parent Lender Consent.    The Parent Facility Amendments shall have become effective on the terms and conditions contemplated in the Parent Consent Letter.

          (e)    TM Distribution.    If the TM Distribution shall be paid, it shall be payable only on terms consistent in all material respects with the TM Distribution Conditions and the terms set forth in Exhibit B.

          (f)    280G.    The Company shall have taken all steps necessary in compliance with Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, including providing adequate disclosure to shareholders (within the meaning of Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder) and conducting a vote of all shareholders (within the meaning of Treasury Regulation Section 1.280G-1, Q/A-7(b)), (the "280G Approval") so that in the event the shareholder approval requirements of Section 280G(b)(5)(B)(i) of the Code are met in connection with such shareholder vote, no Potential Parachute Payment would be treated as an "excess parachute payment" (as defined in Section 280G(b) of the Code), without regard to whether or not such shareholder approval requirements are actually met in connection with such shareholder vote.

          (g)    Corporate Rating and Term Facility Pricing.    The corporate ratings of the Company (as such term is used in the Commitment Letter) shall be at least B3 by Moody's Investors Service, Inc. and at least B- by Standard & Poor's Ratings Group (in each case with at least stable outlook), assuming consummation of the Transactions, or the Applicable Margin (as defined in the Commitment Letter) on Eurodollar Loans (as defined in the Commitment Letter) under the Term Facility (as defined in the Commitment Letter) shall be less than or equal to (i) if the Closing occurs on or prior December 31, 2006, 4.5% and (ii) if the Closing occurs after December 31, 2006, 5.0%.

        SECTION 7.03.    Condition to Obligation of the Company.    The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Acquisition Sub in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub to such effect.

          (b)    Performance of Obligations of Parent and Acquisition Sub.    Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c)    TM Distribution.    The TM Distribution shall be payable on terms consistent in all material respects with the TM Distribution Conditions and the terms set forth in Exhibit B; provided, however, that prior to the Company asserting this condition, the Company shall have complied in all material respects with its obligations under Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

          (a)   by mutual written consent of Parent, Acquisition Sub and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger is not consummated on or before March 15, 2007 (the "Outside Date"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

             (ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

            (iii)  if the Company Stockholder Approval is not validly obtained on or prior to November 27, 2006; or

            (iv)  if the Parent Stock Purchase Agreement is terminated in accordance with its terms;

          (c)   by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured by the Outside Date (provided that Parent is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

          (d)   by the Company prior to the receipt of the Company Stockholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

          (e)   by the Company, if Parent or Acquisition Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured by the Outside Date (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement).

        SECTION 8.02.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquisition Sub or the Company, other than Section 3.20, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement, in which case the aggrieved party shall be entitled to all remedies available at law or in equity.

        SECTION 8.03.    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 8.04.    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 8.05.    Procedure for Termination, Amendment, Extension or Waiver.    (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Acquisition Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

        (b)   The Company may terminate this Agreement pursuant to Section 8.01(d) only if prior to the Company Stockholder Approval (i) the Company Board has received a Superior Company Proposal,

(ii) in light of such Superior Company Proposal a majority of the directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above and has given Parent an opportunity to submit a revised proposal, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the Company has concurrently with such termination paid Parent a termination fee of $2,500,000, (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal and (viii) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c).

ARTICLE IX

General Provisions

        SECTION 9.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.02.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Parent or Sub, to

      Asahi Tec Corporation
      547-1 Horinouchi, Kikugawa City,
      Shizuoka 439-8651, Japan
      Fax: 81-537-36-4160

      Attention: Suguru Kimura

      with a copy to:

      Anderson Mori & Tomotsune
      Izumi Garden Tower
      1-6-1, Roppongi, Minato-ku,
      Tokyo 106-6036, Japan
      Fax: (03) 6888-3067

      Attention: Noritaka Niwano, Esq.

      with a copy to:

      RHJ International SA
      Avenue Louise 326
      1050 Brussels
      Belgium

      Attention: Bob Ewers

      with a copy to:

      Cravath, Swaine & Moore LLP
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019

      Attention: Thomas E. Dunn, Esq.

  (b)
  if to the Company, to

      Metaldyne Corporation
      47603 Halyard Drive
      Plymouth, MI 48170

      Attention: Chief Executive Officer and General Counsel

      with a copy to:

      Cahill Gordon & Reindel LLP
      80 Pine Street
      New York, NY 10005

      Attention: Jonathan A. Schaffzin

        W. Leslie Duffy

        SECTION 9.03.    Definitions.    For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "$" means United States Dollars, the lawful currency of the United States.

          "HIP Stock Acquisition" means the Other Stock Acquisition on the terms and subject to the conditions of the HIP Preferred Stock Purchase Agreement.

          "HIP Stock Purchase Agreement" means the Other Stock Purchase Agreement dated as of the date of this Agreement and entered into by Parent and the holders of the Series B Company Preferred Stock.

          A "material adverse effect" on a party means (a) a material adverse effect on the business, assets, financial condition or results of operations of the party and its subsidiaries, taken as a whole except, in each case, to the extent arising or resulting from, or caused or attributable to, any of the following, individually or taken together: (i) general U.S., Japanese or global economic, political or market conditions to the extent not materially disproportionately affecting the party and its subsidiaries, taken as whole, relative to other automotive industry participants in the party's geographic area, (ii) changes in applicable generally accepted accounting principles or Law, (iii) the public announcement of the Transactions, the consummation of the Transactions or the execution of the Transaction Agreements or (iv) acts of terrorism or war to the extent not materially disproportionately affecting the party and its subsidiaries, taken as whole, relative to other automotive industry participants in the party's geographic area, (b) a material adverse effect on the ability of the party to perform its obligations under this Agreement or the other Transaction Agreements to which it is a party or (c) a material adverse effect on the ability of the party to consummate the Transactions to which it is a party or, in the case of the Company, the TM Distribution.

          "Parent Voting Agreement" means the voting agreement executed by RHJI and dated as of the date of this Agreement whereby RHJI agrees to take specified actions in furtherance of the

  Transactions and approve the amendment of Parent's articles of incorporation to authorize the issuance of convertible preferred stock of Parent.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          "Transaction Agreements" means this Agreement, the Parent Voting Agreement, the Parent Stock Purchase Agreement and the Other Stock Purchase Agreements and the documents delivered in connection with the foregoing. For the avoidance of doubt, documents delivered in connection with the TM Distribution shall not be deemed to be Transaction Documents.

        SECTION 9.04.    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        SECTION 9.05.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.06.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, and the Transaction Agreements taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede after the date of this Agreement all prior agreements and understandings (including the Original Agreement), both written and oral, among the parties with respect to the Transactions (other than the Confidentiality Agreement) and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

        SECTION 9.08.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are mandatorily applicable to the Merger.

        SECTION 9.09.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Acquisition Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement and each other Transaction Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court in the event any dispute arises out of this Agreement, any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any other Transaction Agreement or any Transaction in any court other than any New York state court, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any other Transaction Agreement or any other Transaction.

        SECTION 9.11.    Tax Treatment.    (a) The Principal Company Stockholders intend to report this transaction as subject to Code Section 351. Unless otherwise required by law, none of the parties hereto or their affiliates shall take any position inconsistent with the foregoing.

        (b)   To avoid application of Code Section 367(a)(1), Parent covenants that, after the Closing, Parent will ensure that the Company complies with the reporting requirements in Treasury Regulation Section 1.367(a)-3(c)(6).

        (c)   Parent shall provide to the Principal Company Stockholders any information concerning Parent or the Company necessary to comply with the requirements of Section 6038B of the Code and final and temporary Treasury Regulations promulgated thereunder (and any successor Regulations).

        (d)   Parent agrees it will promptly notify the Principal Company Stockholders after any event of disposition occurs which is described in Treasury Regulation Section 1.367(a)-8.

        IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have duly executed this Agreement, all as of the date first written above.

ASAHI TEC CORPORATION,
by	/s/ AKIRA NAKAMURA
	Name:	Akira Nakamura
	Title:	President
ARGON ACQUISITION CORP.,
by	/s/ AKIRA NAKAMURA
	Name:	Akira Nakamura
	Title:	President
METALDYNE CORPORATION,
by	/s/ THOMAS A. AMATO
	Name:	Thomas A. Amato
	Title:	EVP Commercial Operations and Business Development

SCHEDULE 6.11(b) TO THE MERGER AGREEMENT

Summary of Consent Solicitations

Notes:	$150.0 million 10% Senior Notes Due 2013 (the “Senior Notes”).

$250.0 million 11% Senior Subordinated Notes Due 2012 (the “Senior Subordinated Notes”).

31.7 million 10% Senior Subordinated Notes Due 2014 (the “DCX Notes,” and together with the Senior Notes and the Senior Subordinated Notes, the “Notes”).

Consent Solicitation:

Mercury Corporation (the “Company” or “Mercury”) will seek certain amendments and waivers to the indenture dated as of October 27, 2003 under which the Senior Notes were issued (the “Senior Notes Indenture”), the indenture dated as of June 20, 2002 under which the Senior Subordinated Notes were issued (the “Senior Subordinated Notes Indenture”) and the indenture dated as of December 31, 2003 under which the DCX Notes were issued (the “DCX Notes Indenture,” and together with the Senior Notes Indenture and the Senior Subordinated Notes Indenture, the “Indentures”) in connection with a proposed merger (the “Merger”) of the Company with a wholly owned subsidiary of Argon (“Argon” or the “Parent”) to permit the Merger and related transactions, to address the ongoing structure of the Company following the Merger, to permit a dividend by the Company of the Company’s interests in shares of TriMas Corporation and to make certain other changes desribed in Appendices B, C and D (the “Proposed Amendments”).

The Proposed Amendments will be substantially as set forth in Appendices B, C and D hereto, with such changes as Argon shall approve in its sole discretion.

Each Holder of Senior Notes who validly consents to the Proposed Amendments to the Senior Notes Indenture (the “Senior Notes Proposed Amendments”) on or prior to the Senior Notes Consent Expiration Date (as defined below) (and does not validly revoke such consent) shall be entitled to receive the Senior Notes Consent Payment (as defined below) in cash, subject to terms and conditions to be set forth in the Consent Solicitation Documents and consistent with this Schedule.

Each Holder of Senior Subordinated Notes who validly consents to the Proposed Amendments to the Senior Subordinated Notes Indenture (the “Senior Subordinated Notes Proposed Amendments”) on or prior to the Senior Subordinated Notes Consent Expiration Date (as defined below) (and does not validly revoke such consent) shall be entitled to receive the Senior Subordinated Notes Consent

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Payment (as defined below) in cash, subject to terms and conditions to be set forth in the Consent Solicitation Documents and consistent with this Schedule.

Each Holder of DCX Notes who validly consents to the Proposed Amendments to the DCX Notes Indenture (the “DCX Notes Proposed Amendments”) on or prior to the DCX Notes Consent Expiration Date (as defined below) (and does not validly revoke such consent) shall be entitled to receive the DCX Notes Consent Payment (as defined below) in cash, subject to terms and conditions to be set forth in the Consent Solicitation Documents and consistent with this Schedule.

Consent Payment:	An amount equal to $80 per $1,000 aggregate principal amount of Senior Notes (the “Senior Notes Consent Payment”).

An amount equal to $127.50 per $1,000 aggregate principal amount of Senior Subordinated Notes (the “Senior Subordinated Notes Consent Payment”)

An amount equal to $127.50 per $1,000 aggregate principal amount of DCX Notes (the “DCX Notes Consent Payment,” and together with the Senior Notes Consent Payment and the Senior Subordinated Notes Consent Payment, the “Consent Payments”).

To receive the applicable Consent Payment, holders must deliver the applicable consent on or prior to the Consent Expiration Date (as defined below).

Consent Expiration Date:	10 business days after launch (subject to extension with respect to each series of Notes by Argon in its sole discretion).

If the Senior Notes Requisite Consents (as defined below) has been obtained, the Senior Notes Supplemental Indenture (as defined below) will be executed on or prior to the Consent Expiration Date set for the Senior Notes (the “Senior Notes Consent Expiration Date”), but will not become operative until the time and date that the Acceptance Conditions as defined in Appendix A have been satisfied or waived.

If the Senior Subordinated Notes Requisite Consents (as defined below) has been obtained, the Senior Subordinated Notes Supplemental Indenture (as defined below) will be executed on or prior to the Consent Expiration Date set for the Senior Subordinated Notes (the “Senior Subordinated Notes Consent Expiration Date”), but will not become operative until the time and date that the Acceptance Conditions as defined in Appendix A have been satisfied or waived.

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If the DCX Notes Requisite Consents (as defined below) has been obtained, the DCX Notes Supplemental Indenture (as defined below) will be executed on or prior to the Consent Expiration Date set for the DCX Notes (the “DCX Notes Consent Expiration Date”), but will not become operative until the time and date that the Acceptance Conditions as defined in Appendix A have been satisfied or waived).

Withdrawal and Revocation Rights:	After the Senior Notes Supplemental Indenture (as defined below) has been executed, consents related thereto will be irrevocable, subject to applicable law.

After the Senior Subordinated Notes Supplemental Indenture (as defined below) has been executed, consents related thereto will be irrevocable, subject to applicable law.

After the DCX Notes Supplemental Indenture (as defined below) has been executed, consents related thereto will be irrevocable, subject to applicable law.

Conditions to Mercury’s Obligation:

Notwithstanding any other provision of the Consent Solicitation, Mercury’s obligation to accept for payment, and to pay for consents to the Senior Notes Proposed Amendments, the Senior Subordinated Notes Proposed Amendments and the DCX Notes Proposed Amendments validly delivered (and not validly revoked) pursuant to the Consent Solicitation is subject to and conditioned upon the satisfaction of solely those conditions set forth in Appendix A hereto (the “Acceptance Conditions”).

Requisite Consents:

Adoption of the Senior Notes Proposed Amendments will require the consents of the holders of at least a majority of the then outstanding aggregate principal amount of Senior Notes, excluding for such purposes any Senior Notes owned by Mercury or any of its affiliates (the “Senior Notes Requisite Consents”).

Adoption of the Senior Subordinated Notes Proposed Amendments will require the consents of the holders of at least a majority of the then outstanding aggregate principal amount of Senior Subordinated Notes, excluding for such purposes any Senior Subordinated Notes owned by Mercury or any of its affiliates (the “Senior Subordinated Notes Requisite Consents”).

Adoption of the DCX Notes Proposed Amendments will require the consents of the holders of at least a majority of the then outstanding aggregate principal amount of DCX Notes, excluding for such purposes any DCX Notes owned by Mercury or any of its affiliates (the “DCX Notes Requisite Consents,” and together with the Senior Notes Requisite Consents and the Senior Subordinated Notes Requisite Consents, the “Requisite Consents”).

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Supplemental Indentures:

On or promptly following receipt of the Senior Notes Requisite Consents, Mercury, the guarantors, and The Bank of New York, as trustee (the “Trustee”), under the Senior Notes Indenture, will execute an amendment to the Senior Notes Indenture (the “Senior Notes Supplemental Indenture”), containing the Senior Notes Proposed Amendments.

On or promptly following receipt of the Senior Subordinated Notes Requisite Consents, Mercury, the guarantors, and the Trustee, under the Senior Subordinated Notes Indenture, will execute an amendment to the Senior Subordinated Notes Indenture (the “Senior Subordinated Notes Supplemental Indenture”), containing the Senior Subordinated Notes Proposed Amendments.

On or promptly following receipt of the DCX Notes Requisite Consents, Mercury, the guarantors, and the trustee under the DCX Notes Indenture, will execute an amendment to the DCX Notes Indenture (the “DCX Notes Supplemental Indenture,” and together with the Senior Note Supplemental Indenture and the Senior Subordinated Notes Supplemental Indenture, the “Supplemental Indentures”), containing the DCX Notes Proposed Amendments.

Each Supplemental Indenture will become effective upon execution by Mercury, the guarantors and the trustee, but will provide that the Proposed Amendments will not become operative until the time and date that the Acceptance Conditions (as defined in Appendix A) have been satisfied or waived.

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APPENDIX A
CONDITIONS OF THE CONSENT SOLICITATIONS

Notwithstanding any other provision of the Consent Solicitation, Mercury’s obligation to accept for payment, and to pay for, consents to the Senior Notes Proposed Amendments, the Senior Subordinated Notes Proposed Amendments and the DCX Notes Proposed Amendments validly delivered (and not validly revoked) pursuant to the Consent Solicitation is subject to and conditioned upon the satisfaction of only the following conditions (the “Acceptance Conditions”):

•                  the valid delivery (without valid revocation) of the Senior Notes Requisite Consents on or prior to the Senior Notes Consent Expiration Date, the valid delivery (without valid revocation) of the Senior Subordinated Notes Requisite Consents on or prior to the Senior Subordinated Notes Consent Expiration Date, the valid delivery (without valid revocation) of the DCX Notes Requisite Consents on or prior to the DCX Notes Consent Expiration Date and the execution of the Supplemental Indentures effectuating the Proposed Amendments following receipt of the Requisite Consents as well as the execution of an intercreditor agreement among the intercreditor agent on behalf of the lenders under the Refinancing (as defined below) and the collateral agents for the holders of Senior Notes, Senior Subordinated Notes and DCX Notes which shall have the terms set forth in Appendix E and such other terms as shall be approved by Argon in its sole discretion (collectively, the “Supplemental Indentures Condition”);

•                  the Merger and the other Transactions (as defined below) having been consummated (the “Transactions Condition”); and

•                  the General Conditions (as defined below).

The “General Conditions” shall be deemed to be satisfied unless any of the following conditions shall occur:

(i)            There shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Consent Solicitation, which would or might, in the reasonable judgment of the Company, prohibit, prevent or restrict consummation of the Consent Solicitation in any material respect;

(ii)           An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, would or might prohibit, prevent or restrict consummation of the Consent Solicitation in any material respect; or

(iii)          The trustee under any of the Indentures shall have objected in any respect to or taken any action that could, in the reasonable judgment of the Company, materially adversely affect the consummation of the Consent Solicitation or the Company’s ability to effect any of the Proposed Amendments in any material respect or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in soliciting the Consents (including the form thereof) or in the making of the Consent Solicitation or the acceptance of, or payment for, the Consents.

The “Transactions” will be as defined in the Merger Agreement, but will be defined to exclude the Consent Solicitations and will be defined to also include the following transactions:

•                       Argon will contribute funds in an amount equal to the aggregate Consent Payments in the form of common equity to the Company.

A-1

•                       The Company will enter into new senior secured revolving credit, letter of credit and term loan facilities to refinance and replace the Company’s existing revolving credit, letter of credit and term loan facilities and off-balance sheet accounts receivables securitization facility (the “Refinancing”).

A-2

APPENDIX B
PROPOSED AMENDMENTS TO THE SENIOR NOTES INDENTURE

The following summary of specific provisions of the Senior Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Notes Indenture, including the definitions therein of specific terms. Wherever particular sections or defined terms of the Senior Notes Indenture are referred to, such sections or defined terms are incorporated by reference. All references to the “Senior Notes Indenture” in this Attachment B are references to the Indenture dated as of October 27, 2003, as amended or supplemented from time to time, between us and the Trustee.

If the Senior Notes Requisite Consents are obtained, and the Senior Notes Proposed Amendments are effected, the Senior Notes Proposed Amendments will amend as follows, unless otherwise noted, the following restrictive covenants and provisions and references thereto from the Senior Notes Indenture, as well as the specified events of default. Analogous provisions will be amended in the Senior Notes. In addition to the amendments noted below, the Senior Notes Proposed Amendments would amend or delete definitions from the Senior Notes Indenture when references to such definition would be amended or eliminated as a result of the amendment or deletion of such restrictive covenants and provisions. The provisions of the Senior Notes Indenture reprinted below are qualified in their entirety by reference to the Senior Notes Indenture. Capitalized terms used in this Appendix B without definition have the same meanings as set forth in the Senior Notes Indenture. Except as expressly denoted, all amendments constitute Senior Notes Proposed Amendments.

1.                                      If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provisions of Article One (“Definitions and Incorporation by Reference”) of the Senior Notes Indenture will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined:

Section 1.01           Definitions.

*     *     *     *

“Acquisition Date” shall mean the date of the consummation of the Merger.

*     *     *     *

“Asahi” means Asahi Tec Corporation, a Japanese corporation.

*     *     *     *

“Asahi Equity Contribution” means the cash to be contributed by Asahi to the Company in connection with the Merger.

*     *     *     *

“Asahi Equity Offering” means a sale by Asahi of its common stock for cash which is consummated after the Acquisition Date, but excluding:

(1)           any sale of common stock of Asahi in connection with the Transactions;

(2)           a sale of common stock of Asahi the proceeds of which are used for an acquisition of any business or any Person; and

(3)           a sale of common stock of Asahi to directors, officers or employees of Asahi or its Affiliates, or in respect of options, warrants or rights to acquire shares issued to any such person, or to an employee stock ownership plan or any entity formed for the purpose of providing any directors, officers or employees with any equity interest (directly or indirectly) in Asahi, or otherwise in respect of compensation provided to any such person.

For purposes of the foregoing, an Asahi Equity Offering shall be deemed consummated after the expiration of any overallotment or green shoe period in connection therewith.

“Asahi Equity Offering Net Proceeds” with respect to any Asahi Equity Offering means the amount equal to 50% or, at the election of Asahi as specified in a written notice by the Company to the Trustee, a higher percentage, of the aggregate cash proceeds received by Asahi in respect of such Asahi Equity Offering, net of all costs, expenses and fees relating to such Asahi Equity Offering, including, without limitation, underwriters’ discount, fees and expenses, fees and expenses of counsels, accountants and other advisors, printing costs, stock exchange fees, filing fees, rating agency fees and transfer agent and registrar charges.

*     *     *     *

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agents” means the Senior Note Collateral Agent and the Subordinated Note Collateral Agent.

*     *     *     *

“Credit Agreements” means ~~that~~those certain Credit Agreements to be entered into in connection with the consummation of the Merger~~, dated as of November 28, 2000, as amended and restated as of June 20, 2002, as amended as of July 15, 2003, by and among the Company, certain of its subsidiaries and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as administrative agent and collateral agent, Credit Suisse First Boston LLC, as syndication agent, Comerica Bank, as documentation agent, National City Bank, as documentation agent, Bank One, N.A., as documentation agent, and the other lenders party thereto~~, each as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increases in amount permitted by this Indenture).

*     *     *     *

“DCX Notes” means the Company’s 10% senior subordinated notes due 2014 issued under the indenture dated as of December 31, 2003, by and among the Company, the guarantors named therein and the trustee named therein, as amended or otherwise modified in accordance with its terms from time to time.

*     *     *     *

“Equity Offering Cap” means at any time the amount equal to $50 million less the aggregate amount of Asahi Equity Offering Net Proceeds from all Asahi Equity Offerings that have been used either (1) for the purpose set forth in the first sentence of Section 3.10(c) hereof or (2) to make an Equity Contribution Offer (whether or not Notes in such amount were purchased in such Equity Contribution Offer).

*     *     *     *

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries ~~(other than Indebtedness under the Credit Agreement)~~ in existence on ~~this Indenture~~the Acquisition Date, until such amounts are repaid.

*     *     *     *

“First-Priority After-Acquired Property” means any property (other than the initial collateral) of the Company or any Guarantor that secures any First Lien Obligations.

“First Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“FP Collateral Agent” means at any time the Person acting as the collateral agent for the First Lien Obligations under the FP Security Documents.

“FP Pledged Shares” means Equity Interests of Subsidiaries of the Company which are pledged to secure the First Lien Obligations but which are not pledged to secure the Notes, the Subordinated Notes or the DCX Notes pursuant to Section 10.07(b).

“FP Security Agreement” means the security agreement, dated as of the Acquisition Date, by and among the Company, the guarantors of the First Lien Obligations and the FP Collateral Agent.

“FP Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon (i) the Collateral as contemplated by this Indenture other than Lien upon the Capital Stock of [Newco] and (ii) FP Pledged Shares in order to secure the First Lien Obligations, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms and the terms of the Intercreditor Agreement.

*     *     *     *

“Intercreditor Agent” means the administrative agent under the Credit Facilities, and any successor thereto in such capacity (including, if there shall be more than one Credit Facility, such agent, trustee or representative as shall be designated “Intercreditor Agent” by holders of First Lien Obligations holding a majority of the aggregate amount of the First Lien Obligations then outstanding).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Acquisition Date by and among the Company, the Guarantors party thereto from time to time, the Collateral Agents, and the Intercreditor Agent, as amended, supplemented or otherwise modified from time to time as permitted by this Indenture.

*     *     *     *

“Metaldyne Company” means Metaldyne Company LLC.

*     *     *     *

“Merger” means the merger of the Company with a wholly owned subsidiary of Asahi.

*     *     *     *

“Pari Passu Lien Obligation” means any Indebtedness of the Company and the Restricted Subsidiaries (including any Additional Notes) that is equally and ratably secured with the Notes and is designated by the Company as Pari Passu Lien Obligation.

“Parent” means any direct or indirect parent of the Company.

*     *     *     *

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to an underwritten initial public offering of common stock of the Company by virtue of the ~~Stockholders~~Shareholder Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than the Principals) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals in the aggregate. In addition, for purposes of the definition of “Change of Control”, the beneficiaries or holders of any pledge of or lien on the Voting Stock of the Company or of any Parent shall not be deemed to Beneficially Own the Voting Stock of the Company as long as there has been no foreclosure on such Voting Stock or exercise by such beneficiaries or holders of the voting rights of such Voting Stock.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)           any acquisition of assets to the extent in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)           Hedging Obligations;

(8)           lease, utility and other similar deposits in the ordinary course of business;

(9)           Investments existing on the date of this Indenture;

(10)         loans or advances to employees of the Company and its Subsidiaries for purposes of purchasing Capital Stock of the Company or Parent in an aggregate amount outstanding at any one time not to exceed $7.5 million and other loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business and on terms consistent with practices in effect prior to the date of this Indenture, including travel, moving and other like advances;

(11)         loans or advances to vendors or contractors of the Company in the ordinary course of business and consistent with past practices;

(12)         Investments in Unrestricted Subsidiaries, partnerships or joint ventures involving the Company or its Restricted Subsidiaries, if the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this clause (12), less any return of capital realized or any repayment of principal received on such Permitted Investments, or any release or other cancellation of any

Guarantee constituting such Permitted Investment, which has not at such time been reinvested in Permitted Investments made pursuant to this clause (12)), does not exceed 2.5% of the Company’s Consolidated Assets);

(13)         the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; and

(14)         Permitted Acquired Investments.

“Permitted Liens” means:

(1)           Liens to secure (i) First Lien Obligations including Indebtedness of the Company and any Guarantor under the Credit Agreement or any other Credit Facilities or to secure Indebtedness of a Restricted Subsidiary that is not a Guarantor (ii) Third Lien Obligations~~;~~ and (iii) Indebtedness and related Obligations of the Company and any Restricted Subsidiary Incurred pursuant to clause (17) of the second paragraph of Section 4.09 hereof and any refinancing thereof;

(2)           Liens in favor of the Company or the Guarantors;

(3)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens do not secure any Indebtedness or other Obligations of the Company or its Restricted Subsidiaries;

(4)           Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; provided, further, that such Liens do not secure any Indebtedness or other Obligations of the Company or its Restricted Subsidiaries;

(5)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)           Liens to secure Indebtedness (including Capital Lease Obligations) and related Obligations permitted by clause (4) of the second paragraph of Section 4.09 hereof covering only the assets acquired with such Indebtedness;

(7)           Liens existing on the ~~date of this Indenture~~Acquisition Date;

(8)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)           Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction and Liens on cash, cash equivalents, accounts receivable and related intangibles;

(10)         Liens on Equity Interests and other securities or obligations of an Unrestricted Subsidiary;

(11)         Liens replacing any of the items set forth in clauses (1), (3), (4) ~~and~~, (7), (13) and (15) ~~above~~, provided, that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except with respect to premiums or other payments paid in connection with a concurrent Refinancing of such Indebtedness and the expenses incurred in connection therewith), (B) such Liens shall be limited to the property or assets encumbered by the Lien so replaced and (C) the principal amount of the Indebtedness secured by such Liens, determined as of the date of incurrence, has a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced or repaid;

(12)         Liens encumbering cash proceeds (or securities purchased therewith) from Indebtedness permitted to be incurred pursuant to Section 4.09 hereof which are set aside at the time of such incurrence in order to secure an escrow arrangement pursuant to which such cash proceeds (or securities purchased therewith) are contemplated to ultimately be released to the Company or a Restricted Subsidiary or returned to the creditors with respect to such Indebtedness, provided, that such Liens are automatically released concurrently with the release of such cash proceeds (or securities purchased therewith) from such escrow arrangement;

(13)         Liens (including extensions, renewals and replacements thereof) upon property or assets created for the purpose of securing Indebtedness incurred to finance or Refinance the cost of (including the cost of construction, improvements or repairs of or additions to) such property or assets, provided, that (A) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of such property or assets, (B) such Lien does not extend to or cover any property or assets other than the property or assets being financed or Refinanced by such Indebtedness and any improvements or repairs thereon or additions thereto, and (C) the incurrence of such Indebtedness is permitted by Section 4.09 hereof;

(14)         Liens securing Indebtedness and other Obligations of Foreign Subsidiaries permitted to be incurred under Section 4.09 hereof;

(15)         Liens to secure the Notes and Liens to secure any Pari Passu Indebtedness that is permitted hereunder provided that the Notes are secured equally and ratably~~(other than Liens securing Indebtedness expressly subordinated in right of payment to the Notes or the Guarantees) which, when the Indebtedness relating to those Liens is added to all other then outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by Liens and not listed in clauses (1) through (14) above or (16) through (28) below, does not exceed 5% (or 10% following a Rating Event as such term is defined in Section 4.18) of the Consolidated Assets of the Company~~;

(16)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(17)         judgment Liens not accompanied by an Event of Default of the type described in clause (6) under Section 6.01 hereof arising from such judgment;

(18)         easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(19)         any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided, that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(20)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)         Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

(22)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(23)         Liens pursuant to leases ~~or~~, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Company or the Restricted Subsidiaries;

(24)         Liens securing Hedging Obligations;

(25)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

(26)         Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry; and

(27)         Liens arising from filing Uniform Commercial Code Financing statements regarding leases; ~~and~~

(28)         Liens on Cash Management Obligations secured under the same security agreement that secures Obligations under the Credit Agreement~~.~~;

(29)         Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(30)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(31)         Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(32)         Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder; and

(33)         Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that constitute temporary cash investments.

*     *     *     *

“Principals” means Heartland, Asahi and RHJI and any of ~~its~~their respective ~~a~~Affiliates.

*     *     *     *

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

*     *     *     *

“RHJI” means RHJ International SA.

*     *     *     *

~~“Receivables Facility” means the Receivables Transfer Agreement, dated as of November 28, 2000, as amended from time to time, by and among MTSPC, Inc., Metaldyne Corporation, JP Morgan Chase Bank, and the other parties named therein.~~

*     *     *     *

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

*     *     *     *

 “Security Agreement” means the Security Agreement, dated as of the Acquisition Date, by and among the Company, the Guarantors and the Collateral Agents.

“Security Documents” means the Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the Collateral as contemplated by this Indenture, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms, this Indenture and the terms of the Intercreditor Agreement.

“Senior Note Collateral Agent” means at any time the Person acting as the collateral agent for the Notes under the Security Documents, which shall be the Trustee as of the Acquisition Date.

“Senior Subordinated Note Collateral Agent” means at any time the Person acting as the collateral agent for the Subordinated Notes and the DCX Notes under the Security Documents.

“Shareholder Agreement” means that certain shareholders agreement dated as of August 31, 2006, by and among RHJI,  by ~~and among~~ Heartland, ~~Credit Suisse First Boston Equity Partners, L.P., Masco Corporation, Richard Manoogian,~~ their various affiliates and certain other stockholders of ~~the Company~~ Asahi relating to their ownership in ~~the Company~~ Asahi, as amended or modified from to time.

*     *     *     *

“Third Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“Transaction Agreements” means [to come].

*     *     *     *

“TriMas Distribution” means the distribution or transfer (by dividend or otherwise) of all Equity Interests in TriMas owned by the Company or any of its Subsidiaries or of interests in a trust or other entity formed for the purpose of holding solely such Equity Interests.

*     *     *     *

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

*     *     *     *

“Unutilized Fee Amount” means the sum of any Unutilized Senior Fee Amount and Unutilized Senior Subordinated Fee Amount.

“Unutilized Senior Fee Amount” means the amount by which the aggregate amount paid to Holders of Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $12 million.

“Unutilized Senior Subordinated Fee Amount” means the amount by which the aggregate amount paid to holders of Subordinated Notes and holders of DCX Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $36,916,750.

*     *     *     *

Section 1.02           Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Capital Spending”	4.09
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Deminimus Asahi Proceeds”	3.10
“DTC”	2.03
“Equity Contribution Offer”	3.10
“Equity Offer Amount”	3.10
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Post-Merger Offer”	3.10
“Post-Merger Offer Amount”	3.10
“Purchase Date”	3.09
“Registrar”	2.03

Defined in
Term	Section

“Repurchase Offer”	3.10
“Repurchase Offer Period”	3.10
“Repurchase Date”	3.10
“Restricted Payments”	4.07

2.                                      If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provisions of Article Three (“Redemption and Prepayment”) will be amended as follows.

Section 3.10           Offer to Repurchase.

(a)           Within 15 days after the Acquisition Date, the Company shall, subject to the terms hereof, make an offer (a “Post-Merger Offer”) to each Holder to repurchase Notes in an aggregate principal amount of up to $25 million (the “Post-Merger Offer Amount”) at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased to the date of purchase.

(b)           Within 30 days following consummation of an Asahi Equity Offering, the Company shall, subject to the provisions of the next paragraph, make an offer (an “Equity Contribution Offer,” and together with the Post-Merger Offer, a “Repurchase Offer”) to each Holder to repurchase Notes in an aggregate principal amount of up to the lesser of (i) the amount equal to the Asahi Equity Offering Net Proceeds from such Asahi Equity Offerings less the amount applied as set forth in the first sentence of Section 3.10(c) and (ii) the Equity Offering Cap (such lesser amount herein the “Equity Offer Amount”), at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased to the date of purchase; provided, however, that the Company shall have no obligation to make an Equity Contribution Offer if such amount shall not be greater than zero. Asahi shall contribute to the Company as equity capital the amount equal to the Equity Offer Amount (except to the extent such amount has been previously contributed pursuant to the Credit Facilities).

(c)           Notwithstanding the foregoing, the Company will not be required to comply with the provisions described in Section 3.10(b) with respect to any such Asahi Equity Offering Net Proceeds that are used to repay the principal amount of any Indebtedness under the Credit Facilities consisting of term loans. In addition, the Company will not be required to make an Equity Contribution Offer if the Asahi Equity Offering Net Proceeds of any such Asahi Equity Offering (after application in accordance with the preceding sentence) are less than $2.0 million (any such proceeds with respect to an Asahi Equity Offering, the “Deminimus Asahi Proceeds”), provided that when the aggregate amount of any Deminimus Asahi Proceeds that have not been used to make an Equity Contribution Offer exceeds $10.0 million, the Company will make an Equity Contribution Offer in accordance with Section 3.10(b).

(d)           The Company may, concurrently with any Equity Contribution Offer, make a concurrent offer to purchase Subordinated Notes and DCX Notes provided that the Company shall purchase all Notes tendered (in a principal amount up to the Equity Offer Amount) prior to purchasing any Subordinated Notes or DCX Notes.

(e)           If the aggregate principal amount of Notes tendered into the Post-Merger Offer or any Equity Contribution Offer, respectively, exceeds the Post Merger Amount or the Equity Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis.

(f)            Any Repurchase Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law or, in the case of the Post-Merger Offer, as permitted by the next sentence (the “Repurchase Offer Period”). If in connection with the Post-Merger Offer the Company is unable to borrow term loans under the Credit Agreements in an amount not in excess of the principal amount of Notes tendered in the Post-Merger Offer due to an inability to satisfy the conditions thereto, the closing date of the Post-Merger Offer may be postponed until such time as such conditions are satisfied or waived and the Company can borrow such loans or can otherwise consummate such purchase, but in any event for not more than 180 days. No later than three Business Days after the termination of the Repurchase Offer Period (the “Repurchase Date”), the Company will, subject to the terms and conditions set forth herein, purchase the Notes or, if less than the Post-Merger Offer Amount or the Equity Offer Amount, as the case may be, has been tendered, all Notes in response to the Repurchase Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Repurchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The notice, which will govern the terms of the Repurchase Offer, will state:

(1)           that the Repurchase Offer is being made pursuant to this Section 3.10 and the length of time the Repurchase Offer will remain open;

(2)           the Post-Merger Amount or the Equity Offer Amount, as the case may be, the purchase price and the Repurchase Date;

(3)           that any Note not tendered or accepted for payment will continue to accrue interest;

(4)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer will cease to accrue interest after the Repurchase Date;

(5)           that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)           that Holders electing to have a Note purchased pursuant to any Repurchase Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Repurchase Date;

(7)           that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Repurchase Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)           that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Post-Merger Offer Amount or the Equity Offer Amount, as the case may be, the Company will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(9)           that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of the Repurchase Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 by virtue of such conflict.

On or before the Repurchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Post-Merger Offer Amount or the Equity Offer Amount, as the case may be, of Notes or portions thereof tendered pursuant to the Repurchase Offer, or if less than the Post-Merger Offer Amount or the Equity Offer Amount, as the case may be, has been tendered, all Notes tendered, and will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Repurchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on the Repurchase Date. If any portion of the amount to be used for a Repurchase Offer remains after such Repurchase Offer is completed, it may be used for any purpose not otherwise prohibited by this Indenture

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

3.                                      If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provisions of Article Four (“Covenants”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 4.03           Reports.

(a)           Whether or not required by rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, provided that, if the Company is not then subject to the period reporting requirements of the Exchange Act with respect to the Notes, then the Company shall not be required to include (i) financial statements of any entity that would be required to be included pursuant to Rule 3-16 of Regulation S-X as a result of its securities being pledged to secure the Notes, (ii) financial statements of any entity that would be required to be included pursuant to Rule 3-10 of Regulation S-X as a result of such entity being a guarantor or (iii) certifications required by Sections 302 or 906 of the Sarbanes-Oxley Act. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company shall file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will at all times comply with TIA Section 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

*     *     *     *

Section 4.07           Restricted Payments.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)           purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a purchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement; or

(4)           make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)           the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (9), (11), (14), (15), (16) and (17) and, to the extent reducing Consolidated Net Income, (10), (12) and (13) of paragraph (b) below), is less than the sum, without duplication, of:

(A)          50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)           100% of the aggregate net proceeds received by the Company since the date of this Indenture (other than the Asahi Equity Contribution and up to $50 million of Asahi Equity Offering Net Proceeds contributed to the Company as contemplated by Section 3.10(b)), including the fair market value of property other than cash (determined in good faith by the Board of Directors), as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), provided, that (1) any such net proceeds received, directly or indirectly, by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination and (2) any net proceeds received in a form other than cash (other than on conversion or in exchange for a security issued for cash to the extent of the cash received) from a person that is an Affiliate of the Company prior to such receipt shall be excluded from this clause 3(B); plus

(C)           the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of this Indenture of any Indebtedness of the Company or any Restricted Subsidiary into Capital Stock (other than Redeemable Stock) of the Company (less the amount of any cash or other property (other than such Capital Stock) distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus

(D)          to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(E)           to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b)           So long as no Default has occurred and is continuing or would be caused thereby (except as to clauses (1) through (4), (6), (8), (9), (10), (11), (13), (14), (15), (16) and (17) ~~and (13)~~ below), the provisions of Section 4.07(a) will not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2)           the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Disqualified Stock) of the Company or a substantially concurrent capital contribution to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(3)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness or other Indebtedness incurred under Section 4.09(a) hereof;

(4)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness from Net Proceeds to the extent not prohibited under Section 4.10 hereof, provided, that such purchase or redemption shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(5)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any Guarantor following a Change of Control (other than as a result of the Transactions) after the Company shall have complied with the provisions under Section 4.14 hereof, including payment of the applicable Change of Control Payment;

(6)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or a dividend to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ~~the Company~~ Parent, in each case held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or other equity incentive agreement or plan or held by any former owners of a business acquired by the Company or former employees of the Company or any of its Subsidiaries and, in either case, acquired in connection with a sale of a business to the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests of the Company together with the aggregate dividends to Parent for the repurchase, redemption, acquisition or retirement of Equity Interests of Parent may not exceed $7.5 million in any twelve-month period plus any unutilized portion of such amount in any prior fiscal year;

(7)           any Investment made by the exchange for, or out of the proceeds of, a capital contribution in respect of or the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company to the extent the net cash proceeds thereof are received by the Company, provided, that the amount of such capital contribution or proceeds used to make such Investment shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(8)           the payment of the Saturn Proceeds under the Recapitalization Agreement;

(9)           payments required or contemplated by the terms of the Recapitalization Agreement and related documentation as in effect on the date of issuance of the Notes, including in respect of restricted stock awards of the Company;

(10)         the repurchase, redemption or other acquisition or retirement of Existing Preferred Stock or New Castle Preferred Stock; provided, that the aggregate amount of such payments under this clause (10) shall not exceed $15.0 million since the date of this Indenture;

(11)         ~~Restricted Investments in an aggregate amount not to exceed the net cash proceeds received by the Company and its Restricted Subsidiaries (calculated on an after-tax basis) from the sale of common stock of TriMas owned by the Company and its Restricted Subsidiaries after March 30, 2003~~the TriMas Distribution;

(12)         other Restricted Payments in an aggregate amount not to exceed $30.0 million; ~~and~~

(13)         the application of the proceeds of the Notes to repurchase, redeem, or acquire the Company’s 4.5% subordinated debentures due 2003;~~.~~

(14)         payments required or contemplated by the terms of the Transaction Agreements;

(15)         payments permitted by Section 4.11(b)(9);

(16)         to the extent that the Company belongs to a group filing a consolidated or combined income tax return with Parent, payments to Parent in respect of tax liabilities of such group that are attributable to income of the Company and its Restricted Subsidiaries (“Tax Payments”); provided however, that the aggregate Tax Payments made since the Acquisition Date shall not exceed the lesser of:

(a)           the total income taxes the Company and its Restricted Subsidiaries would owe, during the same period, if the Company and its Restricted Subsidiaries were filing a separate consolidated or combined return, taking into account any tax attributes (such as net operating losses) of the Company and its Restricted Subsidiaries from other taxable years; and

(b)           the aggregate amount of the relevant income tax that Parent actually owes to the appropriate taxing authority after the date of the indenture;

provided, further, however, that any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company, and

(17)         the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor following any Equity Contribution Offer in an aggregate principal amount not in excess of the applicable Equity Offer Amount less the aggregate principal amount of Notes purchased by the Company pursuant to Section 3.10 in such Equity Contribution Offer.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors acting in good faith whose resolution with respect thereto shall be conclusive. Any payments hereunder shall be calculated net of amounts for which the Company or any Restricted Subsidiary is reimbursed under the Stock Purchase Agreement.

Section 4.08           Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)           However, the preceding restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Existing Indebtedness and Credit Facilities as in effect ~~on the date of this Indenture~~on the Acquisition Date (including the Credit Agreements, the Intercreditor Agreement, the FP Security Documents and the Security Documents) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Acquisition Date ~~on the date of this Indenture~~;

(2)           this Indenture, the Notes and the Note Guarantees;

(3)           applicable law;

(4)           customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(5)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property of the nature described in clause (3) of Section 4.08(a);

(6)           any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7)           Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(8)           Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)           provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(10)         any agreement relating to any Indebtedness or Liens incurred by a Person (other than a Subsidiary of the Company that is a Subsidiary of the Company on the date of this Indenture or any Subsidiary carrying on any of the businesses of any such Subsidiary) prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not incurred in anticipation of becoming a Subsidiary and not incurred to provide all or any portion of the funds utilized to consummate such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

(11)         any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement relating to Indebtedness which is permitted under Section 4.09 hereof or Liens incurred by such Foreign Subsidiary;

(12)         Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(13)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09           Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness or the Restricted Subsidiaries that are not Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           ~~(a)~~           the incurrence by the Company ~~and~~or any Restricted Subsidiary of Indebtedness ~~and letters of credit~~ under the ~~revolving facility component of the~~ Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $~~250.0~~[730] million; ~~and~~, less

~~(b)           the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the term loan components of the Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(b) not to exceed $400.0 million, less~~,(i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of the Restricted Subsidiaries to repay the principal of any term Indebtedness under a Credit Facility since the ~~date of this Indenture~~Acquisition Date and (ii) the aggregate amount of Asahi Equity Offering Net Proceeds, up to $50 million,  applied by the Company pursuant to Section 3.10(c) to repay term Indebtedness under a Credit Facility since the Acquisition Date.

~~(c)           the incurrence of Indebtedness of the Company or any Restricted Subsidiary under one or more receivables financing facilities pursuant to which the Company or any Restricted Subsidiary pledges or otherwise borrows against its Receivables in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (c) and then outstanding, does not exceed 85% of the consolidated book value of the Receivables of the Company and the Restricted Subsidiaries (to the extent such Receivables or any other Receivables of the Company or such Restricted Subsidiary, as the case may be, are not then being financed pursuant to a Qualified Receivables Transaction or as a basis for Indebtedness Incurred pursuant to clause (10) of this Section 4.09(b));~~

(2)           the incurrence by the Company and the Restricted Subsidiaries of the Existing Indebtedness, including the Subordinated Notes and the DXC Notes and related Guarantees (less the aggregate principal amount thereof that is repurchased as contemplated in Section 3.10), but excluding Indebtedness referred to in the following clause (3);

(3)           the incurrence by the Company and the Note Guarantors of Indebtedness represented by the Notes and the related Note Guarantees ~~to be~~ issued on the date of this Indenture and the Exchange Notes and the related Guarantees ~~to be~~ issued pursuant to the Registration Rights Agreement, less the aggregate principal amount of Notes repurchased pursuant to Section 3.10;

(4)           the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or otherwise, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (“Capital Spending”) and incurred no later than 270 days after the date of such acquisition or the date of completion of such construction or improvement, provided, that the principal amount of any Indebtedness incurred pursuant to this clause (4) (other than Permitted Refinancing Indebtedness) at any time during a single fiscal year shall not exceed 30% of the total Capital Spending of the Company and the Restricted Subsidiaries made during the period of the most recently completed four consecutive fiscal quarters prior to the date of such incurrence;

(5)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (5), (8), (9) or (~~17~~16) of this Section 4.09(b);

(6)           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries; provided, however, that:

(a)           if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be (i) unsecured and (ii) if the obligee is neither the Company nor a Guarantor, expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes (in the case of the Company) (or the Note Guarantee, in the case of a Guarantor); and

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging (i) interest rate risk or the impact of interest rate fluctuations on the Company or any of the Restricted Subsidiaries and (ii) in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations in the ordinary course of the Company and the Restricted Subsidiaries’ respective businesses and, in the case of both (i) and (ii), not for purposes of speculation;

(8)           the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(9)           the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of similar Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10)         Indebtedness of Foreign Subsidiaries incurred for working capital purposes if, at the time of incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries incurred pursuant to this clause (10) and then outstanding does not exceed the amount equal to the sum of (x) 80% of the consolidated book value of the accounts receivable of the Foreign Subsidiaries and (y) 60% of the consolidated book value of the inventories of the Foreign Subsidiaries;

(11)         Indebtedness incurred in respect of (a) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business, (b) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (c) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(12)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(14)         the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(15)         the issuance and sale of preferred stock (a) by a Foreign Subsidiary in lieu of the issuance of non-voting common stock if (i) the laws of the jurisdiction of incorporation of such Subsidiary precludes the issuance of non-voting common stock and (ii) the preferential rights afforded to the holders of such preferred stock are limited to those customarily provided for in such jurisdiction in respect of the issuance of non-voting stock, (b) by a Restricted Subsidiary which is a joint venture with a third party which is not an Affiliate of the Company or a Restricted Subsidiary, and (c) by a Restricted Subsidiary pursuant to obligations with respect to the issuance or sale of Preferred Stock which exist at the time such Person becomes a Restricted Subsidiary and which were not created in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and

~~(16)         the issuance by the Company of up to $32.0 million in aggregate principal amount of its senior subordinated notes to DaimlerChrysler Corporation or an affiliate thereof in connection with the acquisition of the capital stock of NC-M Chassis Systems, LLC not owned by the Company or a Restricted Subsidiary on the date of this Indenture, provided that (x) such senior subordinated notes shall be contractually subordinated to the Notes substantially on the terms contained in the Company’s outstanding 11% Senior Subordinated Notes due 2012; and (y) such senior subordinated notes shall not amortize, mature or otherwise require any payments of principal thereon prior to the final stated maturity of the notes (other than customary change of control and asset sale provisions comparable to the 11% Senior Subordinated Notes due 2012); and~~

(~~17~~16)     the incurrence by the Company or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness, incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (~~17~~16), not to exceed $50.0 million.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (~~17~~16) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the Acquisition ~~d~~Date ~~on which Notes are first issued and authenticated under this Indenture~~ will be deemed to have been incurred on such date in reliance on the exception provided by clauses (1) and (2) of the definition of Permitted Debt. It is understood that Indebtedness incurred pursuant to clauses (1) and (2) of the definition of Permitted Debt may be refinanced, replaced, renewed or refunded with any other Indebtedness under clauses (1) or (2), whether or not in the form of a bank credit facility.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

The Company shall reduce the amount of any borrowing it shall otherwise make under the Credit Facilities on the Acquisition Date by the amount of any Unutilized Fee Amount.

Section 4.10           Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)           either (a) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary (other than the sale of equity securities of TriMas owned by the Company on the date of this Indenture) is in the form of cash or (b) the aggregate non-cash consideration for all Asset Sales not meeting the criteria set forth in the preceding clause (a) does not exceed a fair market value in excess of $20.0 million. For purposes of this provision, each of the following shall be deemed to be cash:

(A)          any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent within 60 days, subject to ordinary settlement periods, they are converted by the Company or such Restricted Subsidiary into cash.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds:

(1)           to permanently repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or to reduce receivables advances and reduce commitments in respect of ~~the Company’s Receivables Facility~~a Qualified Receivables Transaction;

(2)           to acquire assets of, or a majority of the Voting Stock of, any person owning assets used or usable in a business of the Company and the Restricted Subsidiaries; provided, however, that,the Company complies with its obligations under Section 4.19 hereof; or

(3)           to make a capital expenditure~~.~~;

provided that the 365-day period provided above to apply any portion of the Net Proceeds in accordance with clauses (2) and (3) above shall be extended by an additional six calendar months if by not later than the 365th day after receipt of such Net Proceeds the Company or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Company to make an investment of the type referred to in any such clause in the amount of such Net Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph (other than Net Proceeds from the sale of the common stock of TriMas after the date of this Indenture) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.10 of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under those provisions of this Indenture by virtue of such conflict.

Section 4.11           Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each an “Affiliate Transaction”), unless:

(1)           the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated Person; and

(2)           the Company delivers to the Trustee:

(A)          except when the opinion referred to in the following clause (b) is delivered, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)           loans or advances to employees, indemnification agreements with and the payment of fees and indemnities to directors, officers and full-time employees of the Company and the Restricted Subsidiaries and employment, non-competition or confidentiality agreements entered into with any such person in the ordinary course of business;

(2)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or indemnification arrangements, stock options and stock ownership plans in the ordinary course of business to or with officers, directors or employees of the Company and the Restricted Subsidiaries, or approved by the Board of Directors;

(3)           transactions between or among the Company and/or its Restricted Subsidiaries;

(4)           transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(5)           transactions pursuant to agreements existing on the date of this Indenture, including, without limitation, the Stock Purchase Agreement, ~~the Shareholders Agreement,~~ the TriMas Shareholders Agreement and the TriMas Corporate Services Agreement, and, in each case, any amendment or supplement thereto that, taken in its entirety, is no less favorable to the Company than such agreement as in effect on the date of this Indenture;

(6)           sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or the receipt of capital contributions by the Company;

(7)           payment of certain fees under the Advisory Agreement earned and payable on or prior to the Acquisition Date;

(8)           transactions (in connection with a Qualified Receivables Transaction) between or among the Company and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(9)           any management, service, purchase, lease, supply or similar agreement entered into in the ordinary course of the Company’s business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate, so long as the Company determines in good faith (which determination shall be conclusive) that any such agreement is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate; ~~and~~

(10)         Restricted Payments and Permitted Investments that are permitted by Section 4.07 hereof~~.~~; and

(11)         transactions pursuant to the Transaction Agreements.

Section 4.12           Liens.

The Company shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind ~~(~~other than Permitted Liens; provided that, with respect to any FP Pledged Shares, the Company shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness other than First Lien Obligations~~) upon any of their property or assets, now owned or hereafter acquired,~~ unless all payments due under this Indenture and the Notes are secured (x) equally and ratably with the obligations so secured as to such FP Pledged Shares~~property or assets~~ for so long as such obligations will be so secured and (y) in the event that such obligations are subordinated to the Notes, on a senior to such obligations as to such property or assets for so long as such obligations will be so secured.

Section 4.19           Impairment of Security Interest.

Subject to the rights of the holders of First Priority Liens and Section 10.10, the Company shall not, and shall not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Senior Note Collateral Agent and the Holders of the Notes, except with respect to actions permitted under this Indenture or the Intercreditor Agreement. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as set forth in Article 10 or as permitted under Article 9 or under the Intercreditor Agreement.

Section 4.20           After-Acquired Property.

Upon the acquisition by the Company or any Guarantor of any First-Priority After-Acquired Property (other than FP Pledged Shares), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Senior Note Collateral Agent a perfected security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to the limitations set forth in Article 10 of this Indenture) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect.

4.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provisions of Article Five (“Successors”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 5.01           Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)           either:

(A)          the Company is the surviving corporation; or

(B)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           except in the case of the Merger, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof.

In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors (including [Newco] on the Acquisition Date).

Notwithstanding anything in this Indenture, a Restricted Subsidiary may consolidate with, merge into or convey, lease, sell, assign, transfer or otherwise dispose of all or part of its properties and assets to the Company or a

Restricted Subsidiary; and the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the United States to realize tax or other benefits.

5.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provisions of Article Six (“Defaults and Remedies”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 6.01           Events of Default.

Each of the following is an “Event of Default”:

(1)           the Company defaults for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2)           the Company defaults in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)           failure by the Company or any of its Subsidiaries to comply with the provisions of Section 4.14 or 5.01 hereof after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)           failure by the Company or any of its Subsidiaries to comply with any of the other agreements in this Indenture or the Security Documents continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A)          is caused by a failure to pay principal of such Indebtedness at the final maturity thereof (a “Payment Default”); or

(B)           results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)           failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any insurance proceeds available to pay such judgment), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)           except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(8)           the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)          commences a voluntary case,

(B)           consents to the entry of an order for relief against it in an involuntary case,

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)          makes a general assignment for the benefit of its creditors, or

(E)           generally is not paying its debts as they become due; or

(9)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(B)           appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C)           orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(10)         (A)          The repudiation or disaffirmation by the Company or any Guarantor of its obligations under any of the Security Documents;

(B) the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against the Company or any Guarantor for any reason with respect to any material portion of the Collateral; or

(C) any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and the Indenture), or cease to be effective to grant the Senior Note Collateral Agent a perfected Lien on the Collateral to the extent required thereby and with the priority purported to be created thereby, in each case under this clause (10)(C), with respect to any material portion of the Collateral.

*     *     *     *

Section 6.03           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Liquidated Damages, if any, and interest on the Notes or to enforce the performance of any provision of the Notes ~~or~~, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

*     *     *     *

Section 6.10           Priorities.

Subject to the terms of the Intercreditor Agreement, if~~If~~ the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:      to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

Third:     to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provision of Article Seven (“Trustee”) will be amended as follows by inserting the language that is underlined.

Section 7.04           Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

7.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provision of Article Eight (“Legal Defeasance and Covenant Defeasance”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 8.02           Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, the Security Documents and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)           the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)           this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03           Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16,~~and~~ 4.17, 4.19 and 4.20 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture, ~~and~~ such Notes, ~~and~~ Note Guarantees and Security Documents will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

8.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provisions of Article Nine (“Amendment, Supplement and Waiver”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 9.01           Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Note Collateral Agent may amend or supplement this Indenture, the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement without the consent of any Holder of a Note:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)           to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;

(4)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note;

(5)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)           to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; ~~or~~

(7)           to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes~~.;~~

(8)           to provide additional assets as Collateral;

(9)           to release Collateral from the Liens pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Intercreditor Agreement or the Security Documents;

(10)         in the case of the Intercreditor Agreement, to add as parties thereto Persons (or any agent, representative or trustee therefor) holding a new series of First Lien Obligations, any Pari Passu Lien Obligations or any Third Lien Obligations [or Refinancing Noteholder Claims (as defined in the Intercreditor Agreement)], in each case, to the extent such Indebtedness or other Obligations are not prohibited by this Indenture and the Credit Facilities, and to provide for the related modifications to the Intercreditor Agreement expressly contemplated by the Intercreditor Agreement or

(11)         in the case of the Security Documents, as expressly provided in Section 10.07(b) hereof.

Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company will not amend, modify or alter the Subordinated Note Indenture in any way to (i) advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Subordinated Notes or (ii) amend the provisions of Article 10 of the Subordinated Note Indenture (which relate to subordination), except to the extent that the Company would otherwise be able to refinance or replace the Subordinated Notes on the same basis as the amended, modified or altered form of the Subordinated Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02           With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors,  ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Note Collateral Agent may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.14 hereof), the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.14 hereof;

(3)           reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)           waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)           make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions;

(8)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; ~~or~~

(9)           waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 and 4.14); or

(10)         make any change in the Intercreditor Agreement (except any change referred to in Section 9.01(10) or the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral, in each case, that would adversely affect the Holders.

Except as provided in Section 9.01(9) hereof, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release from the Liens of the Indenture and the Security Documents all or substantially all of the Collateral.

9.                                        If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the following provisions of Article Ten (“Note Guarantees”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

ARTICLE 10
NOTE GUARANTEES AND SECURITY DOCUMENTS

*     *     *     *

Section 10.06         Releases ~~Following Sale of Assets~~of Guarantors.

In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all to the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. The Guaranties of a Guarantor also shall be automatically released upon such Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner set forth in Section 4.10. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition or application of the proceeds of such foreclosure, as the case may be, was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

Section 10.07         Collateral and Security Documents.

(a)           On and after the Acquisition Date, the full and punctual payment of principal of and interest on the Notes when due, whether on an interest payment date, at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes, subject to the terms of the Intercreditor Agreement.

The Trustee, the Company and the Guarantors each hereby acknowledge and agree that the Senior Note Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder consents and agrees to the terms of the Security Documents and the Intercreditor Agreement (including the provisions providing for foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture. The Company shall deliver to the Trustee (if the Trustee is not itself then the Senior Note Collateral Agent ) copies of all documents delivered to the Senior Note Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.07 to assure and confirm to the Trustee and the Senior Note Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall take, and shall cause the Guarantors to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Notes a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Senior Note Collateral Agent for the benefit of the Trustee and the Holders, second in priority to any and all Liens and security interests at any time granted in the Collateral to secure the First Lien Obligations. The Company and the Guarantors will from time to time promptly pay and discharge all recording or filing fees, charges and taxes relating to the filing or registration of this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance.

(b)           Notwithstanding the foregoing, the Capital Stock and other securities of any Subsidiary of the Company other than [Newco] and Metaldyne Company will constitute Collateral securing the Notes only to the extent that such Capital Stock and securities can secure such Notes, the Subordinated Notes and the DCX Notes without Rule 3-16 (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

(1)           in the event that Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any such Subsidiary due to the fact that all or, in the case of a Foreign Subsidiary, two-thirds, of Subsidiary’s Capital Stock or other securities secure the Notes, the Subordinated Notes and the DCX Notes, then such Capital Stock or other securities shall automatically be deemed not to be part of the Collateral securing the Notes, the Subordinated Notes or the DCX Notes and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the security interests of the Collateral Agents on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral; and

(2)           in the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) all or, in the case of a Foreign Subsidiary, two-thirds, of such Subsidiary’s Capital Stock and other securities to secure the Notes, the Subordinated Notes and the DCX Notes without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes, the Subordinated Notes and the DCX Notes (but only if such Subsidiary would not be subject to any such financial statement requirement) and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

Section 10.08         Recordings and Opinions.

To the extent required by TIA § 314(b), the Company shall furnish to the Senior Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent ), on or before the time when the Company is required to provide annual reports pursuant to Section 4.03 with respect to the preceding fiscal year, an Opinion of Counsel:

(1)           stating substantially to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and re-filings of this Indenture, the Security Documents and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of this Indenture or any Security Documents in the Collateral and reciting with respect to the security interests in such Collateral the details of such action or referencing to prior Opinions of Counsel in which such details are given; or

(2)           to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien under this Indenture and the Security Documents.

Section 10.09         Release of Collateral.

(a)           Subject to subsections (b) and (c) of this Section 10.09, Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby. Upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, and without the consent of any Holder, the Company will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Senior Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent) shall release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances:

(1)           if all other Liens on such property or assets securing First Lien Obligations and Pari Passu Lien Obligations (including, in each case, all commitments and letters of credit thereunder) are released, whether as a result of repayment in full and termination of all such obligations or otherwise; provided, however, that

(A)          in the case of any such release other than in connection with a repayment in full and termination of all such obligations, if the Company subsequently incurs or permits to exist any Lien on such property or assets securing First Lien Obligations, Pari Passu Lien Obligations or Third Lien Obligations (other than Liens on FP Pledged Shares securing First Lien Obligations), the Liens securing the Notes on such property or assets shall be reinstated to the full extent such Liens existed prior to the release thereof; and

(B)           in the case of any such release in connection with such repayment in full and termination, if the Company subsequently incurs any First Lien Obligations, Pari Passu Lien Obligations or Third Lien Obligations that are secured by Liens on property or assets of the Company of the type constituting the Collateral (other than Liens on FP Pledged Shares to secure First Lien Obligations), then the Company will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Lien Obligations, will be second-priority Liens on the Collateral securing such First Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Lien Obligations, with the second-priority Lien held by a collateral agent or other representative designated by the Company to hold the second-priority Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent for such First Lien Obligations substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)           to enable the Company to consummate the disposition of such property or assets (including any sale pursuant to any foreclosure of any pledge or security interest, or other exercise of remedies, by a holder of Indebtedness of the Company ) to the extent not prohibited under Section 4.10;

(3)           pursuant to an amendment or waiver in accordance with Article 9 of this Indenture; or

(4)           if the Notes have been defeased pursuant to Section 8.

Notwithstanding the foregoing, if an Event of Default under the Indenture exists on the date on which all First Lien Obligations are repaid in full and terminated (including, in each case, all commitments and letters of credit thereunder), the Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Lien secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Securities) will have the right to direct the Senior Note Collateral Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Senior Note Collateral Agent shall, at the Company’s expense, execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreement.

(b)           Except as otherwise provided in the Intercreditor Agreement, no Collateral may be released from the Lien and security interest created by the Security Documents unless the Officers’ Certificate required by this Section 10.09, dated not more than five days prior to the date of the application for such release, has been delivered to the Senior Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent and the Subordinated Note Collateral Agent).

(c)           At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if the Trustee is not then the Senior Note Collateral Agent and the Subordinated Note Collateral Agent) has delivered a notice of acceleration to the Senior Note Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.

Section 10.10         Permitted Releases Not to Impair Lien; Trust Indenture Act Requirements.

The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to:

(1)           the applicable Security Documents and the terms of this Article 10; or

(2)           the Intercreditor Agreement.

The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and the Intercreditor Agreement and of this Article 10 will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture. To the extent applicable, the Company and each obligor on the Securities shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien hereof and of the Security Documents, to be complied with. Any certificate or opinion required by § 314(d) of the TIA may be made by an Officer of the Company, except in cases where § 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

Section 10.11         Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with this Indenture, the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Senior Note Collateral Agent and the Company has delivered the certificates and documents required by the Security Documents, the Intercreditor Agreement and Section 10.09 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination, will deliver a certificate to the Senior Note Collateral Agent setting forth such determination.

Section 10.12         Suits to Protect the Collateral.

Subject to the provisions of Article 7 hereof and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Senior Note Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1)           enforce any of the terms of the Security Documents; and

(2)           collect and receive any and all amounts payable in respect of the guaranteed obligations of the Company hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 10.13         Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.14         Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Senior Note Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

Section 10.15         Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article 10; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 10.16         Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee, in form and substance acceptable to the Trustee, an Officers’ Certificate certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by complying with the provisions of Article 8 and Section 7.07 or by the payment in full of the Company’s obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, the Trustee (if the Trustee is not then the Senior Note Collateral Agent ) shall deliver to the Company and the Senior Note Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Senior Note Collateral Agent of such notice, the Senior Note Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 10.17         Trustee and Senior Note Collateral Agent.

(a)           The Trustee shall initially act as Senior Note Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. The Trustee may also act as collateral agent for the holders of the Subordinated Notes and the DCX Notes. In the event the Trustee and the Senior Note Collateral Agent shall at any time not be the same Person, the Senior Note Collateral Agent shall take such actions under the Security Documents and the Intercreditor Agreement as are requested by the Trustee and as are not inconsistent with or contrary to the provisions of any Security Document or the Intercreditor Agreement. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Senior Note Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Senior Note Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Senior Note Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its or their own willful misconduct, gross negligence or bad faith.

(b)           Each of the Trustee and the Senior Note Collateral Agent is authorized and directed to:

(1)           enter into the Security Documents;

(2)           enter into the Intercreditor Agreement;

(3)           bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement; and

(4)           perform and observe its obligations under the Security Documents and the Intercreditor Agreement; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.

(c)           If the Company

(1)           incurs First Lien Obligations or Pari Passu Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Pari Passu Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired; and

(2)           delivers to the Trustee and the Senior Note Collateral Agent an Officers’ Certificate so stating and requesting the Trustee or the Senior Note Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement in effect on the Acquisition Date) in favor of a designated agent or representative for the holders of the First Lien Obligations or Pari Passu Lien Obligations so incurred;

each of the Trustee and the Senior Note Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 10.18         Designations.

For purposes of the provisions hereof and the Intercreditor Agreement permitting the Company to designate Indebtedness as “Pari Passu Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Senior Note Collateral Agent and the Intercreditor Agent.

10.                                 If the Senior Notes Requisite Consents are obtained and the Senior Notes Proposed Amendments are effected, the Company’s obligations under Section 4.14 “Change of Control” will be waived with respect to the Transactions.

APPENDIX C
PROPOSED AMENDMENTS TO THE SENIOR SUBORDINATED NOTES INDENTURE

The following summary of specific provisions of the Senior Subordinated Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Subordinated Notes Indenture, including the definitions therein of specific terms. Wherever particular sections or defined terms of the Senior Subordinated Notes Indenture are referred to, such sections or defined terms are incorporated by reference. All references to the “Senior Subordinated Notes Indenture” in this Attachment C are references to the Indenture dated as of June 20, 2002, as amended or supplemented from time to time, between us and the Trustee.

If the Senior Subordinated Notes Requisite Consents are obtained, and the Senior Subordinated Notes Proposed Amendments are effected, the Senior Subordinated Notes Proposed Amendments will amend as follows, unless otherwise noted, the following restrictive covenants and provisions and references thereto from the Senior Subordinated Notes Indenture, as well as the specified events of default. Analogous provisions will be amended in the Senior Subordinated Notes. In addition to the amendments noted below, the Senior Subordinated Notes Proposed Amendments would amend or delete definitions from the Senior Subordinated Notes Indenture when references to such definition would be amended or eliminated as a result of the amendment or deletion of such restrictive covenants and provisions. The provisions of the Senior Subordinated Notes Indenture reprinted below are qualified in their entirety by reference to the Senior Subordinated Notes Indenture. Capitalized terms used in this Appendix C without definition have the same meanings as set forth in the Senior Subordinated Notes Indenture.  Except as expressly denoted, all amendments constitute Senior Subordinated Notes Proposed Amendments.

1.                                      If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provisions of Article One (“Definitions and Incorporation by Reference”) of the Senior Subordinated Notes Indenture will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined:

Section 1.01                                Definitions.

*     *     *     *

“Acquisition Date” shall mean the date of the consummation of the Merger.

*     *     *     *

“Asahi” means Asahi Tec Corporation, a Japanese corporation.

*     *     *     *

“Asahi Equity Contribution” means the cash to be contributed by Asahi to the Company in connection with the Merger.

*     *     *     *

“Asahi Equity Offering” means a sale by Asahi of its common stock for cash which is consummated after the Acquisition Date, but excluding:

(1)                                  any sale of common stock of Asahi in connection with the Transactions;

(2)                                  a sale of common stock of Asahi the proceeds of which are used for an acquisition of any business or any Person; and

(3)                                  a sale of common stock of Asahi to directors, officers or employees of Asahi or its Affiliates, or in respect of options, warrants or rights to acquire shares issued to any such person, or to an employee stock ownership plan or any entity formed for the purpose of providing any directors, officers or employees with any equity interest (directly or indirectly) in Asahi, or otherwise in respect of compensation provided to any such person.

For purposes of the foregoing, an Asahi Equity Offering shall be deemed consummated after the expiration of any overallotment or green shoe period in connection therewith.

“Asahi Equity Offering Net Proceeds” with respect to any Asahi Equity Offering means the amount equal to 50% or, at the election of Asahi as specified in a written notice by the Company to the Trustee, a higher percentage, of the aggregate cash proceeds received by Asahi in respect of such Asahi Equity Offering, net of all costs, expenses and fees relating to such Asahi Equity Offering, including, without limitation, underwriters’ discount, fees and expenses, fees and expenses of counsels, accountants and other advisors, printing costs, stock exchange fees, filing fees, rating agency fees and transfer agent and registrar charges.

*     *     *     *

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agents” means the Senior Note Collateral Agent and the Subordinated Note Collateral Agent.

*     *     *     *

“Credit Agreements” means ~~that~~those certain Credit Agreements to be entered into in connection with the consummation of the Merger~~, dated as of November 28, 2000, by and among the Company, certain of its subsidiaries and The Chase Manhattan Bank, as administrative agent and collateral agent, Credit Suisse First Boston Corporation, as syndication agent, Comerica Bank, as documentation agent, National City Bank, as documentation agent, Bank One, N.A., as documentation agent, and the other lenders party thereto~~, each as amended, modified, renewed, refunded, replaced or refinanced from time to time.

*     *     *     *

“DCX Notes” means the Company’s 10% senior subordinated notes due 2014 issued under the indenture dated as of December 31, 2003, by and among the Company, the guarantors named therein and the trustee named therein, as amended or otherwise modified in accordance with its terms from time to time.

*     *     *     *

“Equity Offering Cap” means at any time the amount equal to $50 million less the aggregate amount of Asahi Equity Offering Net Proceeds from all Asahi Equity Offerings that have been used either (1) for the purposes set forth in the first paragraph of Section 3.10(b) hereof or (2) to make a Repurchase Offer (whether or not Notes or DCX Notes in such amount were purchased in such Repurchase Offer).

*     *     *     *

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries ~~(other than Indebtedness under the Credit Agreement)~~ in existence on ~~this Indenture~~the Acquisition Date, until such amounts are repaid.

*     *     *     *

“First-Priority After-Acquired Property” means any property (other than the initial collateral) of the Company or any Guarantor that secures any First Lien Obligations.

“First Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“FP Collateral Agent” means at any time the Person acting as the collateral agent for the First Lien Obligations under the FP Security Documents.

“FP Pledged Shares” means Equity Interests of Subsidiaries of the Company which are pledged to secure the First Lien Obligations but which are not pledged to secure the Notes, the Senior Notes or the DCX Notes pursuant to Section 11.07(b).

“FP Security Agreement” means the security agreement, dated as of the Acquisition Date, by and among the Company, the guarantors of the First Lien Obligations and the FP Collateral Agent.

“FP Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon (i) the Collateral as contemplated by this Indenture other than Lien upon the Capital Stock of [Newco] and (ii) FP Pledged Shares in order to secure the First Lien Obligations, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms and the terms of the Intercreditor Agreement.

*     *     *     *

“Intercreditor Agent” means the administrative agent under the Credit Facilities, and any successor thereto in such capacity (including, if there shall be more than one Credit Facility, such agent, trustee or representative as shall be designated “Intercreditor Agent” by holders of First Lien Obligations holding a majority of the aggregate amount of the First Lien Obligations then outstanding).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Acquisition Date by and among the Company, the Guarantors party thereto from time to time, the Collateral Agents, and the Intercreditor Agent, as amended, supplemented or otherwise modified from time to time as permitted by this Indenture.

*     *     *     *

“Metaldyne Company” means Metaldyne Company LLC.

*     *     *     *

“Merger” means the merger of the Company with a wholly owned subsidiary of Asahi.

*     *     *     *

“Parent” means any direct or indirect parent of the Company.

*     *     *     *

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to an underwritten initial public offering of common stock of the Company, by virtue of the ~~Stockholders~~Shareholder Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than the Principals)

Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals in the aggregate.  In addition, for purposes of the definition of “Change of Control”, the beneficiaries or holders of any pledge of or lien on the Voting Stock of the Company or of any Parent shall not be deemed to Beneficially Own the Voting Stock of the Company as long as there has been no foreclosure on such Voting Stock or exercise by such beneficiaries or holders of the voting rights of such Voting Stock.

“Permitted Investments” means:

(1)                                  any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)                                  any Investment in Cash Equivalents;

(3)                                  any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)                                  such Person becomes a Restricted Subsidiary of the Company; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)                                  any acquisition of assets to the extent in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)                                  any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)                                  Hedging Obligations;

(8)                                  lease, utility and other similar deposits in the ordinary course of business;

(9)                                  Investments existing on the date of this Indenture;

(10)                            loans or advances to employees of the Company and its Subsidiaries for purposes of purchasing Capital Stock of the Company or Parent in an aggregate amount outstanding at any one time not to exceed $7.5 million and other loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business and on terms consistent with practices in effect prior to the date of this Indenture, including travel, moving and other like advances;

(11)                            loans or advances to vendors or contractors of the Company in the ordinary course of business and consistent with past practices;

(12)                            Investments in Unrestricted Subsidiaries, partnerships or joint ventures involving the Company or its Restricted Subsidiaries, if the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this clause (12), less any return of capital realized or any repayment of principal received on such Permitted Investments, or any release or other cancellation of any Guarantee constituting such Permitted Investment, which has not at such time been reinvested in Permitted Investments made pursuant to this clause (12)), does not exceed 2.5% of the Company’s Consolidated Assets);

(13)                            the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; and

(14)                            Permitted Acquired Investments.

“Permitted Liens” means:

(1)                                  Liens to secure ~~Senior Debt of the Company and any Guarantor or to secure Indebtedness of a Restricted Subsidiary that is not a Guarantor, including, without limitation, Indebtedness and other Obligations under Credit Facilities~~the First Lien Obligations and Second Lien Obligations;

(2)                                  Liens in favor of the Company or the Guarantors;

(3)                                  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4)                                  Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)                                  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)                                  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of Section 4.09 hereof covering only the assets acquired with such Indebtedness;

(7)                                  Liens existing on the Acquisition Date;

(8)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)                                  Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(10)                            Liens replacing any of the items set forth in clauses (1), (3), (4) ~~and~~, (7), (12) and (14) ~~above~~, provided, that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except with respect to premiums or other payments paid in connection with a concurrent Refinancing of such Indebtedness and the expenses incurred in connection therewith), (B) the principal amount of the Indebtedness secured by such Liens, determined as of the date of incurrence, has a Weighted Average Life to Maturity at least equal to the remaining

Weighted Average Life to Maturity of the Indebtedness being Refinanced or repaid, (C) the maturity of the Indebtedness secured by such Liens is not earlier than that of the Indebtedness to be Refinanced, (D) such Liens have the same or a lower ranking and priority as the Liens being replaced, and (E) such Liens shall be limited to the property or assets encumbered by the Lien so replaced;

(11)                            Liens encumbering cash proceeds (or securities purchased therewith) from Indebtedness permitted to be incurred pursuant to Section 4.09 hereof which are set aside at the time of such incurrence in order to secure an escrow arrangement pursuant to which such cash proceeds (or securities purchased therewith) are contemplated to ultimately be released to the Company or a Restricted Subsidiary or returned to the lenders of such Indebtedness, provided, that such Liens are automatically released concurrently with the release of such cash proceeds (or securities purchased therewith) from such escrow arrangement;

(12)                            Liens (including extensions, renewals and replacements thereof) upon property or assets created for the purpose of securing Indebtedness incurred to finance or Refinance the cost of (including the cost of construction, improvements or repairs of or additions to) such property or assets, provided, that (A) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of such property or assets, (B) such Lien does not extend to or cover any property or assets other than the property or assets being financed or Refinanced by such Indebtedness and any improvements or repairs thereon or additions thereto, and (C) the incurrence of such Indebtedness is permitted by Section 4.09 hereof;

(13)                            Liens securing Indebtedness of Foreign Subsidiaries permitted to be incurred under Section 4.09 hereof;

(14)                            Liens to secure the Notes; and Liens to secure the DCX Notes and any Subordinated Pari Passu Indebtedness that is permitted hereunder provided that the Notes are secured equally and ratably~~(other than Liens securing subordinated Indebtedness) which, when the Indebtedness relating to those Liens is added to all other then outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by Liens and not listed in clauses (1) through (13) above or (15) through (26) below, does not exceed 5% of the Consolidated Assets of the Company~~;

(15)                            Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(16)                            judgment Liens not accompanied by an Event of Default of the type described in clause (6) under Section 6.01 hereof arising from such judgment;

(17)                            easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(18)                            any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided, that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(19)                            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)                            Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

(21)                            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(22)                            Liens pursuant to leases ~~or~~, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Company or the Restricted Subsidiaries;

(23)                            Liens securing Hedging Obligations;

(24)                            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

(25)                            Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry; ~~and~~

(26)                            Liens arising from filing Uniform Commercial Code financing statements regarding leases~~.~~;

(27)                            Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(28)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(29)                            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(30)                            Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(31)                            Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that constitute temporary cash investments; and

(32)                            Liens on Equity Interests and other securities or obligations of an Unrestricted Subsidiary.

*     *     *     *

“Principals” means Heartland, Asahi and RHJI and any of ~~its~~their respective ~~a~~Affiliates.

*     *     *     *

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

*     *     *     *

“RHJI” means RHJ International SA.

*     *     *     *

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

*     *     *     *

“Second Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“Security Agreement” means the Security Agreement, dated as of the date of the Acquisition Date, by and among the Company, the Guarantors and the Collateral Agents.

“Security Documents” means the Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the Collateral as contemplated by this Indenture, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms, this Indenture and the terms of the Intercreditor Agreement.

“Senior Notes” means the Company’s 10% senior notes due 2013 issued under the Senior Notes Indenture.

“Senior Notes Indenture” means the indenture dated as of October 27, 2003, by and among the Company, the guarantors named therein and the trustee named therein, as amended or otherwise modified in accordance with its terms from time to time pursuant to which the Company’s 10% senior notes due 2013 were issued.

“Senior Note Collateral Agent” means at any time the Person acting as the collateral agent for the Senior Notes under the Security Documents.

“Senior Note Equity Contribution Offer” shall have the meaning assigned to the term “Equity Contribution Offer” as set forth in the Senior Note Indenture as in effect on the date hereof.

“Senior Subordinated Note Collateral Agent” means at any time the Person acting as the collateral agent for the Notes and the DCX Notes under the Security Documents, which shall be the Trustee as of the Acquisition Date.

“Shareholder Agreement” means that certain shareholders agreement dated as of August 31, 2006, by and among RHJI,  by ~~and among~~ Heartland, ~~Credit Suisse First Boston Equity Partners, L.P., Masco Corporation, Richard Manoogian,~~ their various affiliates and certain other stockholders of ~~the Company~~ Asahi relating to their ownership in ~~the Company~~ Asahi, as amended or modified from to time.

*     *     *     *

“Subordinated Pari Passu Lien Obligation” means any Indebtedness of the Company and the Restricted Subsidiaries (including any Additional Notes) that is equally and ratably secured with the Notes and DCX Notes and is designated by the Company as Subordinated Pari Passu Lien Obligation.

*     *     *     *

“Transaction Agreements” means [to come].

*     *     *     *

“TriMas Distribution” means the distribution or transfer (by dividend or otherwise) of all Equity Interests in TriMas owned by the Company or any of its Subsidiaries or of interests in a trust or other entity formed for the purpose of holding solely such Equity Interests.

*     *     *     *

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

*     *     *     *

“Unutilized Fee Amount” means the sum of any Unutilized Senior Fee Amount and Unutilized Senior Subordinated Fee Amount.

“Unutilized Senior Fee Amount” means the amount by which the aggregate amount paid to holders of Senior Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $12 million.

“Unutilized Senior Subordinated Fee Amount” means the amount by which the aggregate amount paid to holders of Notes and holders of DCX Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $36,916,750.

*     *     *     *

Section 1.02                                Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Capital Spending”	4.09
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Deminimus Asahi Proceeds”	3.10
“Designated Senior Debt”	10.02
“DTC”	2.03
“Equity Offer Amount”	3.10
“Event of Default”	6.01
“Excess Proceeds”	4.10

Defined in
Term	Section
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Permitted Junior Securities”	10.02
“Purchase Date”	3.09
“Registrar”	2.03
“Representative”	10.02
“Repurchase Offer”	3.10
“Repurchase Offer Period”	3.10
“Repurchase Date”	3.10
“Restricted Payments”	4.07
“Senior Debt”	10.02

2.                                      If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provisions of Article Three (“Redemption and Prepayment”) will be amended as follows.

Section 3.10                                Offer to Repurchase.

(a)                                  Within 30 days following consummation of a Senior Note Equity Contribution Offer, the Company shall, subject to the provisions of the next paragraph, make an offer (a “Repurchase Offer”) to each holder to repurchase Notes, and shall concurrently make an offer to the holders of DCX Notes to repurchase DCX Notes, in an aggregate principal amount of up to the lesser of (i) the amount equal to the Asahi Equity Offering Net Proceeds from such Asahi Equity Offerings less the amount applied as set forth in the first paragraph of Section 3.10(b) and (ii) the Equity Offering Cap (such lesser amount herein the “Equity Offer Amount”), at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes and DCX Notes, as the case may be, repurchased to the date of purchase; provided, however, that the Company shall have no obligation to make a Repurchase Offer if such amount shall not be greater than zero.  Asahi shall contribute to the Company as equity capital the amount equal to the Equity Offer Amount (except to the extent such amount has been previously contributed pursuant to the Credit Facilities or the Senior Note Indenture).

(b)                                 Notwithstanding the foregoing, the Company will not be required to comply with the provisions described in Section 3.10(a) with respect to any such Asahi Equity Offering Net Proceeds that are used to (i) repay the principal amount of any Indebtedness under the Credit Facilities consisting of term loans or (ii) repay the principal amount of any Senior Notes purchased in a Senior Note Equity Contribution Offer.

In addition, the Company will not be required to make a Repurchase Offer if the Asahi Equity Offering Net Proceeds of any such Asahi Equity Offering (after application in accordance with the preceding sentence) are less than $2.0 million (any such proceeds with respect to an Asahi Equity Offering, the “Deminimus Asahi Proceeds”), provided that when the aggregate amount of any Deminimus Asahi Proceeds that have not been used to make a Repurchase Offer exceeds $10.0 million, the Company will make a Repurchase Offer in accordance with Section 3.10(a).

The Company may make a Repurchase Offer concurrently with a Senior Note Equity Contribution Offer, in which case the Company shall not have any obligation to purchase Notes or DCX Notes unless and until any funds remain after it applies such funds to the payment of the principal amount of any Senior Notes tendered in such Senior Note Equity Contribution Offer.  In the event the Company makes a Repurchase

Offer concurrently with a Senior Note Equity Contribution Offer, it will not have an obligation to make a further Repurchase Offer in respect of such Asahi Equity Offering Net Proceeds.

(c)                                  If the aggregate principal amount of Notes and DCX Notes tendered into a Repurchase Offer exceeds the Equity Offer Amount less the amount applied to the repurchase of Senior Notes tendered into a Repurchase Offer, the Company shall determine an aggregate amount of Notes and DCX Notes to be purchased pro rata based on the respective total amounts of Notes and DCX Notes surrendered and shall select the Notes and DCX Notes to be purchased on a pro rata basis within each such group (with such adjustments as may be deemed appropriate by the Company so that only Notes and DCX Notes in denominations of $1,000, or integral multiples thereof, will be purchased).

(d)                                 Any Repurchase Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Repurchase Offer Period”).  No later than three Business Days after the termination of the Repurchase Offer Period (the “Repurchase Date”), the Company will, subject to the terms and conditions set forth herein, purchase the Notes in response to the Repurchase Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Repurchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer.  The notice, which will govern the terms of the Repurchase Offer, will state:

(1)                                  that the Repurchase Offer is being made pursuant to this Section 3.10 and the length of time the Repurchase Offer will remain open;

(2)                                  the Equity Offer Amount, the purchase price and the Repurchase Date;

(3)                                  if such Repurchase Offer is being made concurrently with a Senior Note Equity Contribution Offer, that the Company will first purchase Senior Notes pursuant to the Senior Note Indenture and shall purchase Notes and DCX Notes only if and to the extent the aggregate principal amount of Senior Notes tendered is less than the Equity Offer Amount,

(4)                                  that any Note not tendered or accepted for payment will continue to accrue interest;

(5)                                  that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer will cease to accrue interest after the Repurchase Date;

(6)                                  that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(7)                                  that Holders electing to have a Note purchased pursuant to any Repurchase Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Repurchase Date;

(8)                                  that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Repurchase Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(9)                                  that, if the aggregate principal amount of Notes and DCX Notes surrendered by holders exceeds the Equity Offer Amount (less the amount applied to the repurchase of Senior Notes if a Senior Note Equity Contribution Offer is made concurrently with such Repurchase Offer), the Company will determine an aggregate amount of Notes and DCX Notes to be purchased pro rata based on the respective total amounts of Notes and DCX Notes surrendered and shall select the Notes and DCX Notes to be purchased on a pro rata basis within each such group (with such adjustments as may be deemed appropriate by the Company so that only Notes and DCX Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(10)                            that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of the Repurchase Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 by virtue of such conflict.

On or before the Repurchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Equity Offer Amount, less the amount applied to the repurchase of Senior Notes tendered into the Repurchase Offer, of Notes and DCX Notes or portions thereof tendered pursuant to the Repurchase Offer, and will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10.  The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Repurchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Repurchase Offer on the Repurchase Date.  If any portion of the amount to be used for a Repurchase Offer remains after such Repurchase Offer is completed, it may be used for any purpose not otherwise prohibited by this Indenture.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

3.                                      If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provisions of Article Four (“Covenants”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 4.03                                Reports.

(a)                                  Whether or not required by rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)                                  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)                                  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Company shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Notwithstanding the foregoing, if the Company is not subject to the period reporting requirements of the Exchange Act with respect to the Notes, then the Company shall not be required to include (i) financial statements of any entity that would be required to be included pursuant to Rule 3-16 of Regulation S-X as a result of its securities being pledged to secure the Notes, (ii) financial statements of any entity that would be required to be included pursuant to Rule 3-10 of Regulation S-X as a result of such entity being a guarantor or (iii) certifications required by Sections 302 or 906 of the Sarbanes-Oxley Act.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.  The Company will at all times comply with TIA § 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

*     *     *     *

Section 4.07                                Restricted Payments.

(a)                                  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                  declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)                                  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)                                  purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a purchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement; or

(4)                                  make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)                                  the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (8), (9), (11), (13), (14)and (15) and, to the extent reducing Consolidated Net Income, (10) of paragraph (b) below), is less than the sum, without duplication, of:

(A)                              (A)                              50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from June 30, 2002 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)                                100% of the aggregate net cash proceeds received by the Company since the date of this Indenture (other than the Asahi Equity Contribution and up to $50 million of Asahi Equity Offering Net Proceeds contributed to the Company as contemplated by Section 3.10(b)), including the fair market value of property other than cash (determined in good faith by the Board of Directors), as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), provided, that (1) any such net proceeds received, directly or indirectly, by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination and (2) any net proceeds received in a form other than cash (other than on conversion or in exchange for a security issued for cash to the extent of the cash received) from a person that is an Affiliate of the Company prior to such receipt shall be excluded from this clause 3(B); plus

(C)                                the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of this Indenture of any Indebtedness of the Company or any Restricted Subsidiary into Capital Stock (other than Redeemable Stock) of the Company (less the amount of any cash or other property (other than such Capital Stock) distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus

(D)                               to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(E)                                 to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b)                                 So long as no Default has occurred and is continuing or would be caused thereby (except as to clauses (1) through (4), (6), (9), (10), (11),~~and~~ (12), (13), (14) and (15) below), the provisions of Section 4.07(a) will not prohibit:

(1)                                  the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2)                                  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Disqualified Stock) of the Company or a substantially concurrent capital contribution to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(3)                                  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness or other Indebtedness incurred under Section 4.09(a) hereof;

(4)                                  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness from Net Proceeds to the extent not prohibited under Section 4.10 hereof, provided, that such purchase or redemption shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(5)                                  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any Guarantor following a Change of Control (other than as a result of the Transactions) after the Company shall have complied with the provisions under Section 4.14 hereof, including payment of the applicable Change of Control Payment;

(6)                                  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or a dividend to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ~~the Company~~ Parent, in each case held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or other equity incentive agreement or plan or held by any former owners of a business acquired by the Company or former employees of the Company or any of its Subsidiaries and, in either case, acquired in connection with a sale of a business to the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests of the Company together with the aggregate dividends to Parent for the repurchase, redemption, acquisition or retirement of Equity Interests of Parent may not exceed $7.5 million in any twelve-month period plus any unutilized portion of such amount in any prior fiscal year;

(7)                                  any Investment made by the exchange for, or out of the proceeds of, a capital contribution in respect of or the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company to the extent the net cash proceeds thereof are received by the Company, provided, that the amount of such capital contribution or proceeds used to make such Investment shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(8)                                  other Restricted Payments in an aggregate amount not to exceed $30.0 million;

(9)                                  payments required or contemplated by the terms of the Recapitalization Agreement and related documentation as in effect on the date of issuance of the Notes, including in respect of restricted stock awards of the Company;

(10)                            the repurchase, redemption or other acquisition or retirement of Existing Preferred Stock; provided, that the aggregate amount of such payments under this clause (10) shall not exceed $15.0 million since the date of this Indenture;

(11)                            ~~Restricted Investments in an aggregate amount not to exceed the net cash proceeds received by the Company and its Restricted Subsidiaries (calculated on an after-tax basis) from the sale of common stock of TriMas owned by the Company and its Restricted Subsidiaries after the date of this Indenture (after giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement); and~~ the TriMas Distribution;

(12)                            the payment of the Saturn Proceeds (as defined in the Recapitalization Agreement) under the Recapitalization Agreement~~.~~;

(13)                            payments required or contemplated by the terms of the Transaction Agreements;

(14)                            payments permitted by Section 4.11(b)(9); and

(15)                            to the extent that the Company belongs to a group filing a consolidated or combined income tax return with Parent, payments to Parent in respect of tax liabilities of such group that are attributable to income of the Company and its Restricted Subsidiaries (“Tax Payments”); provided however, that the aggregate Tax Payments made since the Acquisition Date shall not exceed the lesser of:

(a)                                  the total income taxes the Company and its Restricted Subsidiaries would owe, during the same period, if the Company and its Restricted Subsidiaries were filing a separate consolidated or combined return, taking into account any tax attributes (such as net operating losses) of the Company and its Restricted Subsidiaries from other taxable years; and

(b)                                 the aggregate amount of the relevant income tax that Parent actually owes to the appropriate taxing authority after the date of the indenture;

provided, further, however, that any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors acting in good faith whose resolution with respect thereto shall be conclusive.  Any payments hereunder shall be calculated net of amounts for which the Company or any Restricted Subsidiary is reimbursed under the Stock Purchase Agreement.

Section 4.08                                Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)                                  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)                                  make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)                                  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)                                 However, the preceding restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                  agreements governing Existing Indebtedness and Credit Facilities as in effect ~~on the date of this Indenture~~ on the Acquisition Date (including the Credit Agreements, the Intercreditor Agreement, the FP Security Documents and the Security Documents) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Acquisition Date~~on the date of this Indenture~~;

(2)                                  this Indenture, the Notes and the Note Guarantees;

(3)                                  applicable law;

(4)                                  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(5)                                  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property of the nature described in clause (3) of Section 4.08(a);

(6)                                  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7)                                  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(8)                                  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)                                  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(10)                            any agreement relating to any Indebtedness or Liens incurred by a Person (other than a Subsidiary of the Company that is a Subsidiary of the Company on the date of this Indenture or any Subsidiary carrying on any of the businesses of any such Subsidiary) prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not incurred in anticipation of becoming a Subsidiary and not incurred to provide all or any portion of the funds utilized to consummate such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

(11)                            any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement relating to Indebtedness which is permitted under Section 4.09 hereof or Liens incurred by such Foreign Subsidiary;

(12)                            Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(13)                            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09                                Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)                                  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness or Restricted Subsidiaries that are not Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)                                 The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)                                  ~~(a)~~                                  the incurrence by the Company ~~and~~or any Restricted Subsidiary of Indebtedness ~~and letters of credit~~ under the ~~revolving facility component of the~~ Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $~~250.0~~[730.0] million~~; and~~, less

~~(b)                                 the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the term loan components of the Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(b) not to exceed the amount outstanding on the date of issuance of the Notes, after giving effect to the actual use of proceeds from the issuance of the Notes, less,~~(i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of the Restricted Subsidiaries to repay the principal of any term Indebtedness under a Credit Facility since the ~~date of this~~

~~Indenture~~Acquisition Date and (ii) the aggregate amount of Asahi Equity Offering Net Proceeds, up to $50 million, applied by the Company pursuant to 3.10(b) to repay term Indebtedness under a Credit Facility since the Acquisition Date.

~~(c)                                  the incurrence of Indebtedness of the Company or any Restricted Subsidiary under one or more receivables financing facilities pursuant to which the Company or any Restricted Subsidiary pledges or otherwise borrows against its Receivables in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (c) and then outstanding, does not exceed 85% of the consolidated book value of the Receivables of the Company and the Restricted Subsidiaries (to the extent such Receivables or any other Receivables of the Company or such Restricted Subsidiary, as the case may be, are not then being financed pursuant to a Qualified Receivables Transaction or as a basis for Indebtedness Incurred pursuant to clause (10) of this Section 4.09(b));~~

(2)                                  the incurrence by the Company and the Restricted Subsidiaries of the Existing Indebtedness, including the Senior Notes and the DXC Notes and related Guarantees (less the aggregate principal amount thereof that is repurchased as contemplated in Section 3.10), but excluding Indebtedness referred to in the following clause (3);

(3)                                  the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees ~~to be~~ issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees ~~to be~~ issued pursuant to the Registration Rights Agreement, less the aggregate principal amount of Notes repurchased pursuant to Section 3.10;

(4)                                  the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (“Capital Spending”) and incurred no later than 270 days after the date of such acquisition or the date of completion of such construction or improvement, provided, that the principal amount of any Indebtedness incurred pursuant to this clause (4) (other than Permitted Refinancing Indebtedness) at any time during a single fiscal year shall not exceed 30% of the total Capital Spending of the Company and the Restricted Subsidiaries made during the period of the most recently completed four consecutive fiscal quarters prior to the date of such incurrence;

(5)                                  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (5), (8), (9) or (15) of this Section 4.09(b);

(6)                                  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries; provided, however, that:

(a)                                  if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be (i) unsecured and (ii) if the obligee is neither the Company nor a Guarantor, expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes (in the case of the Company) (or the Note Guarantee, in the case of a Guarantor); and

(b)                                 (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)                                  the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging (i) interest rate risk or the impact of interest rate fluctuations on the Company or any of the Restricted Subsidiaries and (ii) in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations in the ordinary course of the Company and the Restricted Subsidiaries’ respective businesses and, in the case of both (i) and (ii), not for purposes of speculation;

(8)                                  the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(9)                                  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of similar Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10)                            Indebtedness of Foreign Subsidiaries incurred for working capital purposes if, at the time of incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries incurred pursuant to this clause (10) and then outstanding does not exceed the amount equal to the sum of (x) 80% the consolidated book value of the accounts receivable of the Foreign Subsidiaries and (y) 60% the consolidated book value of the inventories of the Foreign Subsidiaries;

(11)                            Indebtedness incurred in respect of (a) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business, (b) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (c) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(12)                            Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13)                            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(14)                            the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(15)                            the issuance and sale of preferred stock (a) by a Foreign Subsidiary in lieu of the issuance of non-voting common stock if (i) the laws of the jurisdiction of incorporation of such Subsidiary precludes the issuance of non-voting common stock and (ii) the preferential rights afforded to the holders of such preferred stock are limited to those customarily provided for in such jurisdiction in respect of the issuance of non-voting stock, (b) by a Restricted Subsidiary which is a joint venture with a third party which is not an Affiliate of the Company or a Restricted Subsidiary, and (c) by a Restricted Subsidiary pursuant to obligations with respect to the issuance or sale of Preferred Stock which exist at the time such Person becomes a Restricted Subsidiary and which were not created in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and

(16)                            the incurrence by the Company or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness, incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $35.0 million.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.  Indebtedness under Credit Facilities outstanding on the Acquisition ~~d~~Date ~~on which Notes are first issued and authenticated under this Indenture~~ will be deemed to have been incurred on such date in reliance on the exception provided by clauses (1) and (2) of the definition of Permitted Debt.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

The Company shall reduce the amount of any borrowing it shall otherwise make under the Credit Facilities on the Acquisition Date by the amount of any Unutilized Fee Amount.

Section 4.10                                Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)                                  the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)                                  either (a) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or (b) the aggregate non-cash consideration for all Asset Sales not meeting the criteria set forth in the preceding clause (a) does not exceed a fair market value in excess of $20.0 million.  For purposes of this provision, each of the following shall be deemed to be cash:

(A)                              any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B)                                any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent within 60 days, subject to ordinary settlement periods, they are converted by the Company or such Restricted Subsidiary into cash.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1)                                  to permanently repay Indebtedness (other than Indebtedness that is by its terms subordinated to, or pari passu with, the Notes or any Note Guarantee) of the Company or any Restricted Subsidiary, including any Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or to reduce receivables advances and reduce commitments in respect of ~~a Receivables Facility~~a Qualified Receivables Transaction;

(2)                                  to acquire assets of, or a majority of the Voting Stock of, any person owning assets used or usable in a business of the Company and the Restricted Subsidiary; provided, however, that,the Company complies with its obligations under Section 4.19 hereof; or

(3)                                  to make a capital expenditure~~.~~;

provided that the 365-day period provided above to apply any portion of the Net Proceeds in accordance with clauses (2) and (3) above shall be extended by an additional six calendar months if by not later than the 365th day after receipt of such Net Proceeds the Company or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Company to make an investment of the type referred to in any such clause in the amount of such Net Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph (other than Net Proceeds from the sale of the common stock of TriMas after the date of this Indenture) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.10 of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under those provisions of this Indenture by virtue of such conflict.

Section 4.11                                Transactions with Affiliates.

(a)                                  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each an “Affiliate Transaction”), unless:

(1)                                  the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated Person; and

(2)                                  the Company delivers to the Trustee:

(A)                              except when the opinion referred to in the following clause (b) is delivered, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)                                with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)                                 The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)                                  loans or advances to employees, indemnification agreements with and the payment of fees and indemnities to directors, officers and full-time employees of the Company and the Restricted Subsidiaries and employment, non-competition or confidentiality agreements entered into with any such person in the ordinary course of business;

(2)                                  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or indemnification arrangements, stock options and stock ownership plans in the ordinary course of business to or with officers, directors or employees of the Company and the Restricted Subsidiaries, or approved by the Board of Directors;

(3)                                  transactions between or among the Company and/or its Restricted Subsidiaries;

(4)                                  transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(5)                                  transactions pursuant to agreements existing on the date of this Indenture, including, without limitation, the Stock Purchase Agreement, ~~the Shareholders Agreement,~~ the TriMas Shareholders Agreement and the TriMas Corporate Services Agreement, and, in each case, any amendment or supplement thereto that, taken in its entirety, is no less favorable to the Company than such agreement as in effect on the date of this Indenture;

(6)                                  sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or the receipt of capital contributions by the Company;

(7)                                  payment of certain fees under the Advisory Agreement earned and payable on or prior to the Acquisition Date;

(8)                                  transactions (in connection with a Qualified Receivables Transaction) between or among the Company and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(9)                                  any management, service, purchase, lease, supply or similar agreement entered into in the ordinary course of the Company’s business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate, so long as the Company determines in good faith (which determination shall be conclusive) that any such agreement is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate; ~~and~~

(10)                            Restricted Payments and Permitted Investments that are permitted by Section 4.07 hereof~~.~~; and

(11)                            transactions pursuant to the Transaction Agreements.

Section 4.12                                Liens.

The Company shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind ~~(~~other than Permitted Liens; provided that, with respect to any FP Pledged Shares, the Company shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness other than First Lien Obligations~~) upon any of their property or assets, now owned or hereafter acquired, to secure any Indebtedness~~ without making, or causing such Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Indebtedness as to such FP Pledged Shares~~property or assets~~ for so long as such Indebtedness will be so secured or (y) in the event such Indebtedness is ~~subordinated Indebtedness, prior to such~~Second Lien Obligations, junior to such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured.

Section 4.18                                Impairment of Security Interest.

Subject to the rights of the holders of First Priority Liens and Second Priority Liens and Section 11.10, the Company shall not, and shall not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Senior Subordinated Note Collateral Agent and the Holders of the Notes, except with respect to actions permitted under this Indenture or the Intercreditor Agreement.  The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as set forth in Article 11 or as permitted under Article 9 or under the Intercreditor Agreement.

Section 4.19                                After-Acquired Property.

Upon the acquisition by the Company or any Guarantor of any First-Priority After-Acquired Property (other than FP Pledged Shares), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Senior Subordinated Note Collateral Agent a perfected security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to the limitations set forth in Article 11 of this Indenture) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect.

4.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provisions of Article Five (“Successors”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 5.01                                Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)                                  either:

(A)                              the Company is the surviving corporation; or

(B)                                the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)                                  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)                                  immediately after such transaction, no Default or Event of Default exists; and

(4)                                  except in the case of the Merger, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof.

In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors (including Newco on the Acquisition Date).

Notwithstanding anything in this Indenture, a Restricted Subsidiary may consolidate with, merge into or convey, lease, sell, assign, transfer or otherwise dispose of all or part of its properties and assets to the Company or a Restricted Subsidiary; and the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the United States to realize tax or other benefits.

5.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provisions of Article Six (“Defaults and Remedies”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 6.01                                Events of Default.

Each of the following is an “Event of Default”:

(1)                                  the Company defaults for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of this Indenture;

(2)                                  the Company defaults in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of this Indenture;

(3)                                  failure by the Company or any of its Subsidiaries to comply with the provisions of Section 4.14 or 5.01 hereof after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)                                  failure by the Company or any of its Subsidiaries to comply with any of the other agreements in this Indenture or the Security Documents continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)                                  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A)                              is caused by a failure to pay principal of such Indebtedness at the final maturity thereof (a “Payment Default”); or

(B)                                results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)                                  failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any insurance proceeds available to pay such judgment), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)                                  except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(8)                                  the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)                              commences a voluntary case,

(B)                                consents to the entry of an order for relief against it in an involuntary case,

(C)                                consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)                               makes a general assignment for the benefit of its creditors, or

(E)                                 generally is not paying its debts as they become due; or

(9)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                              is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(B)                                appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C)                                orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(10)                            (A)                              The repudiation or disaffirmation by the Company or any Guarantor of its obligations under any of the Security Documents;

(B) the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against the Company or any Guarantor for any reason with respect to any material portion of the Collateral; or

(C) any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and the Indenture), or cease to be effective to grant the Senior Subordinated Note Collateral Agent a perfected Lien on the Collateral to the extent required thereby and with the priority purported to be created thereby, in each case under this clause (10)(C), with respect to any material portion of the Collateral.

*     *     *     *

Section 6.03                                Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Liquidated Damages, if any, and interest on the Notes or to enforce the performance of any provision of the Notes ~~or~~, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

*     *     *     *

Section 6.10                                Priorities.

Subject to the terms of the Intercreditor Agreement, if~~If~~ the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:                   to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:     to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

Third:               to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provision of Article Seven (“Trustee”) will be amended as follows by inserting the language that is underlined.

Section 7.04                                Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

7.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provision of Article Eight (“Legal Defeasance and Covenant Defeasance”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 8.02                                Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, the Security Documents and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)                                  the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)                                  the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)                                  this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03                                Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16,~~and~~ 4.17, 4.18 and 4.19 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture, ~~and~~ such Notes, ~~and~~ Note Guarantees and Security Documents will be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

8.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provisions of Article Nine (“Amendment, Supplement and Waiver”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 9.01                                Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Subordinated Note Collateral Agent may amend or supplement this Indenture, the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement without the consent of any Holder of a Note:

(1)                                  to cure any ambiguity, defect or inconsistency;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)                                  to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;

(4)                                  to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note;

(5)                                  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)                                  to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; ~~or~~

(7)                                  to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes~~.;~~

(8)                                  to provide additional assets as Collateral;

(9)                                  to release Collateral from the Liens pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Intercreditor Agreement or the Security Documents;

(10)                            in the case of the Intercreditor Agreement, to add as parties thereto Persons (or any agent, representative or trustee therefor) holding a new series of First Lien Obligations or any Second Lien Obligations, any Subordinated Pari Passu Lien Obligations [or Refinancing Noteholder Claims (as defined in the Intercreditor Agreement)], in each case, to the extent such Indebtedness or other Obligations are not prohibited by this Indenture and the Credit Facilities, and to provide for the related modifications to the Intercreditor Agreement expressly contemplated by the Intercreditor Agreement or

(11)                            in the case of the Security Documents, as expressly provided in Section 11.07(b) hereof.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02                                With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors,  ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Subordinated Note Collateral Agent may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.14 hereof), the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                                  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                  reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.14 hereof;

(3)                                  reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)                                  waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)                                  make any Note payable in money other than that stated in the Notes;

(6)                                  make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)                                  make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions;

(8)                                  release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; ~~or~~

(9)                                  waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 and 4.14); or

(10)                            make any change in the Intercreditor Agreement (except any change referred to in Section 9.01(10) or the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral, in each case, that would adversely affect the Holders.

In addition, any amendment to, or waiver of, the provisions of this Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Except as provided in Section 9.01(9) hereof, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release from the Liens of the Indenture and the Security Documents all or substantially all of the Collateral.

9.                                        If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the following provisions of Article Eleven (“Note Guarantees”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

ARTICLE 11
NOTE GUARANTEES AND SECURITY DOCUMENTS

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Section 11.06                          Releases ~~Following Sale of Assets~~of Guarantors.

In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all to the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  The Guaranties of a Guarantor also shall be automatically released upon such Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Lien Obligations or Second Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner set forth in Section 4.10.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition or application of the proceeds of such foreclosure, as the case may be, was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

Section 11.07                          Collateral and Security Documents.

(a)                                  On and after the Acquisition Date, the full and punctual payment of principal of and interest on the Notes when due, whether on an interest payment date, at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes, subject to the terms of the Intercreditor Agreement.  The Trustee, the Company and the Guarantors each hereby acknowledge and agree that the Senior Subordinated Note Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder consents and agrees to the terms of the Security Documents and the Intercreditor Agreement (including the provisions providing for foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture.  The Company shall deliver to the Trustee (if the Trustee is not itself then the Senior Note Collateral Agent and the Subordinated Note Collateral Agent) copies of all documents delivered to the Senior Subordinated Note Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.07 to assure and confirm to the Trustee and the Senior Subordinated Note Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Company shall take, and shall cause the Guarantors to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Notes a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Senior Subordinated Note Collateral Agent for the benefit of the Trustee and the Holders, third in priority to any and all Liens and security interests at any time granted in the Collateral to secure the First Lien Obligations and the Second Lien Obligations.  The Company and the Guarantors will from time to time promptly pay and discharge all recording or filing fees, charges and taxes relating to the filing or registration of this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance.

(b)                                 Notwithstanding the foregoing, the Capital Stock and other securities of any Subsidiary of the Company other than [Newco] and Metaldyne Company will constitute Collateral securing the Notes only to the extent that such Capital Stock and securities can secure such Notes, the Senior Notes and the DCX Notes without Rule 3-16 (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

(1)                                  in the event that Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any such Subsidiary due to the fact that all or, in the case of a Foreign Subsidiary, two-thirds of Subsidiary’s Capital Stock or other securities secure the Notes, the Senior Notes and the DCX Notes, then such Capital Stock or other securities shall automatically be deemed not to be part of the Collateral securing the Notes, the Senior Notes or the DCX

Notes and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the second-priority security interests of the Collateral Agents on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral; and

(2)                                  in the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) all or, in the case of a Foreign Subsidiary, two-thirds of, such Subsidiary’s Capital Stock and other securities to secure the Notes, the Senior Notes and the DCX Notes without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes, the Senior Notes and the DCX Notes (but only if such Subsidiary would not be subject to any such financial statement requirement) and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

Section 11.08                          Recordings and Opinions.

To the extent required by TIA § 314(b), the Company shall furnish to the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent), on or before the time when the Company is required to provide annual reports pursuant to Section 4.03 with respect to the preceding fiscal year, an Opinion of Counsel:

(1)                                  stating substantially to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and re-filings of this Indenture, the Security Documents and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of this Indenture or any Security Documents in the Collateral and reciting with respect to the security interests in such Collateral the details of such action or referencing to prior Opinions of Counsel in which such details are given; or

(2)                                  to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien under this Indenture and the Security Documents.

Section 11.09                          Release of Collateral.

(a)                                  Subject to subsections (b) and (c) of this Section 11.09, Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby.  Upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, and without the consent of any Holder, the Company will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent) shall release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances:

(1)                                  if all other Liens on such property or assets securing First Lien Obligations, Second Lien Obligations and Subordinated Pari Passu Lien Obligations (including, in each case, all commitments and letters of credit thereunder) are released, whether as a result of repayment in full and termination of all such obligations or otherwise; provided, however, that

(A)                              in the case of any such release other than in connection with a repayment in full and termination of all such obligations, if the Company subsequently incurs or permits to exist any Lien on such property or assets securing First Lien Obligations,

Second Lien Obligations or Subordinated Pari Passu Lien Obligations (other than Liens on FP Pledged Shares securing First Lien Obligations), the Liens securing the Notes on such property or assets shall be reinstated to the full extent such Liens existed prior to the release thereof; and

(B)                                in the case of any such release in connection with such repayment in full and termination, if the Company subsequently incurs any First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations that are secured by Liens on property or assets of the Company of the type constituting the Collateral (other than Liens on FP Pledged Shares to secure First Lien Obligations), then the Company will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Lien Obligations, will be second-priority Liens on the Collateral securing such First Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Lien Obligations, with the second-priority Lien held by a collateral agent or other representative designated by the Company to hold the second-priority Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent for such First Lien Obligations substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)                                  to enable the Company to consummate the disposition of such property or assets (including any sale pursuant to any foreclosure of any pledge or security interest, or other exercise of remedies, by a holder of Indebtedness of the Company ) to the extent not prohibited under Section 4.10;

(3)                                  pursuant to an amendment or waiver in accordance with Article 9 of this Indenture; or

(4)                                  if the Notes have been defeased pursuant to Section 8.

Notwithstanding the foregoing, if an Event of Default under the Indenture exists on the date on which all First Lien Obligations, Second Lien Obligations and Subordinated Pari Passu Lien Obligations are repaid in full and terminated (including, in each case, all commitments and letters of credit thereunder), the Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Lien Obligations or Second Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Securities) will have the right to direct the Senior Subordinated Note Collateral Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Senior Subordinated Note Collateral Agent shall, at the Company’s expense, execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreement.

(b)                                 Except as otherwise provided in the Intercreditor Agreement, no Collateral may be released from the Lien and security interest created by the Security Documents unless the Officers’ Certificate required by this Section 11.09, dated not more than five days prior to the date of the application for such release, has been delivered to the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent and the Senior Subordinated Note Collateral Agent).

(c)                                  At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if the Trustee is not then the Senior Note Collateral Agent and the Senior Subordinated Note Collateral Agent) has delivered a notice of acceleration to the Senior Subordinated Note Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.

Section 11.10                          Permitted Releases Not to Impair Lien; Trust Indenture Act Requirements.

The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to:

(1)                                  the applicable Security Documents and the terms of this Article 11; or

(2)                                  the Intercreditor Agreement.

The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and the Intercreditor Agreement and of this Article 11 will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.  To the extent applicable, the Company and each obligor on the Securities shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien hereof and of the Security Documents, to be complied with.  Any certificate or opinion required by § 314(d) of the TIA may be made by an Officer of the Company, except in cases where § 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

Section 11.11                          Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with this Indenture, the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Senior Subordinated Note Collateral Agent and the Company has delivered the certificates and documents required by the Security Documents, the Intercreditor Agreement and Section 11.09 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination, will deliver a certificate to the Senior Subordinated Note Collateral Agent setting forth such determination.

Section 11.12                          Suits to Protect the Collateral.

Subject to the provisions of Article 7 hereof and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Senior Subordinated Note Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1)                                  enforce any of the terms of the Security Documents; and

(2)                                  collect and receive any and all amounts payable in respect of the guaranteed obligations of the Company hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 11.13                          Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.14                          Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Senior Subordinated Note Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

Section 11.15                          Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 11.16                          Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee, in form and substance acceptable to the Trustee, an Officers’ Certificate certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by complying with the provisions of Article 8 and Section 7.07 or by the payment in full of the Company’s obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent) shall deliver to the Company and the Senior Subordinated Note Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Senior Subordinated Note Collateral Agent of such notice, the Senior Subordinated Note Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 11.17                          Trustee and Senior Subordinated Note Collateral Agent.

(a)                                  The Trustee shall initially act as Senior Subordinated Note Collateral Agent and shall be authorized to appoint co-Senior Subordinated Note Collateral Agent as necessary in its sole discretion.  The Trustee may also act as collateral agent for the holders of the Senior Notes and the DCX Notes.  In the event the Trustee and the Senior Subordinated Note Collateral Agent shall at any time not be the same Person, the Senior Subordinated Note Collateral Agent shall take such actions under the Security Documents and the Intercreditor Agreement as are requested by the Trustee and as are not inconsistent with or contrary to the provisions of any Security Document or the Intercreditor Agreement.  Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Senior Subordinated Note Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Senior Subordinated Note Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Senior Subordinated Note Collateral Agent nor any of itsofficers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its or their own willful misconduct, gross negligence or bad faith.

(b)                                 Each of the Trustee and the Senior Subordinated Note Collateral Agent is authorized and directed to:

(1)                                  enter into the Security Documents;

(2)                                  enter into the Intercreditor Agreement;

(3)                                  bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement; and

(4)                                  perform and observe its obligations under the Security Documents and the Intercreditor Agreement; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.

(c)                                  If the Company

(1)                                  incurs First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired; and

(2)                                  delivers to the Trustee and the Senior Subordinated Note Collateral Agent an Officers’ Certificate so stating and requesting the Trustee or the Senior Subordinated Note Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement in effect on the Acquisition Date) in favor of a designated agent or representative for the holders of the First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations so incurred;

each of the Trustee and the Senior Subordinated Note Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 11.18                          Designations.

For purposes of the provisions hereof and the Intercreditor Agreement permitting the Company to designate Indebtedness as “Subordinated Pari Passu Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Senior Subordinated Note Collateral Agent and the Intercreditor Agent.

10.                                 If the Senior Subordinated Notes Requisite Consents are obtained and the Senior Subordinated Notes Proposed Amendments are effected, the Company’s obligations under Section 4.14 “Change of Control” will be waived with respect to the Transactions.

APPENDIX D
PROPOSED AMENDMENTS TO THE DCX NOTES INDENTURE

The following summary of specific provisions of the DCX Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the DCX Notes Indenture, including the definitions therein of specific terms. Wherever particular sections or defined terms of the DCX Notes Indenture are referred to, such sections or defined terms are incorporated by reference. All references to the “DCX Notes Indenture” in this Attachment D are references to the Indenture dated as of December 31, 2003, as amended or supplemented from time to time, between us and the Trustee.

If the DCX Notes Requisite Consents are obtained, and the DCX Notes Proposed Amendments are effected, the DCX Notes Proposed Amendments will amend as follows, unless otherwise noted, the following restrictive covenants and provisions and references thereto from the DCX Notes Indenture, as well as the specified events of default. Analogous provisions will be amended in the DCX Notes. In addition to the amendments noted below, the DCX Notes Proposed Amendments would amend or delete definitions from the DCX Notes Indenture when references to such definition would be amended or eliminated as a result of the amendment or deletion of such restrictive covenants and provisions. The provisions of the DCX Notes Indenture reprinted below are qualified in their entirety by reference to the DCX Notes Indenture. Capitalized terms used in this Appendix D without definition have the same meanings as set forth in the DCX Notes Indenture.  Except as expressly denoted, all amendments constitute DCX Notes Proposed Amendments.

1.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provisions of Article One (“Definitions and Incorporation by Reference”) of the DCX Notes Indenture will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined:

Section 1.01           Definitions.

“2003 Indenture” means the Indenture, dated as of October 27, 2003, by and among the Company, the guarantors named therein and The Bank of New York, as trustee, governing the 2013 Notes, as the same may be amended or supplemented from time to time.

“2013 Notes” means the Company’s 10% senior notes due 2013 issued from time to time under the 2003 Indenture.

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“Acquisition Date” shall mean the date of the consummation of the Merger.

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“Asahi” means Asahi Tec Corporation, a Japanese corporation.

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“Asahi Equity Contribution” means the cash to be contributed by Asahi to the Company in connection with the Merger.

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“Asahi Equity Offering” means a sale by Asahi of its common stock for cash which is consummated after the Acquisition Date, but excluding:

(1)           any sale of common stock of Asahi in connection with the Transactions;

(2)           a sale of common stock of Asahi the proceeds of which are used for an acquisition of any business or any Person; and

(3)           a sale of common stock of Asahi to directors, officers or employees of Asahi or its Affiliates, or in respect of options, warrants or rights to acquire shares issued to any such person, or to an employee stock ownership plan or any entity formed for the purpose of providing any directors, officers or employees with any equity interest (directly or indirectly) in Asahi, or otherwise in respect of compensation provided to any such person.

For purposes of the foregoing, an Asahi Equity Offering shall be deemed consummated after the expiration of any overallotment or green shoe period in connection therewith.

“Asahi Equity Offering Net Proceeds” with respect to any Asahi Equity Offering means the amount equal to 50% or, at the election of the CompanyAsahi as specified in a written notice by the Company to the Trustee, a higher percentage, of the aggregate cash proceeds received by Asahi in respect of such Asahi Equity Offering, net of all costs, expenses and fees relating to such Asahi Equity Offering, including, without limitation, underwriters’ discount, fees and expenses, fees and expenses of counsels, accountants and other advisors, printing costs, stock exchange fees, filing fees, rating agency fees and transfer agent and registrar charges.

*     *     *     *

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agents” means the Senior Note Collateral Agent and the Subordinated Note Collateral Agent.

*     *     *     *

“Credit Agreements” means ~~that~~those certain Credit Agreements to be entered into in connection with the consummation of the Merger~~, dated as of November 28, 2000, as amended and restated as of June 20, 2002, and as further amended as of July 15, 2003, by and among the Company, certain of its subsidiaries and JPMorgan Chase Bank (formerly known asThe Chase Manhattan Bank), as administrative agent and collateral agent, Credit Suisse First Boston LLC, as syndication agent, Comerica Bank, as documentation agent, National City Bank, as documentation agent, Bank One, N.A., as documentation agent, and the other lenders party thereto~~, each as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increases in amount permitted by this Indenture).

*     *     *     *

“Equity Offering Cap” means at any time the amount equal to $50 million less the aggregate amount of Asahi Equity Offering Net Proceeds from all Asahi Equity Offerings that have been used either (1) for the purposes set forth in the first paragraph of Section 3.10(b) hereof or (2) to make a Repurchase Offer (whether or not Notes or 2012 Notes in such amount were purchased in such Repurchase Offer).

*     *     *     *

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries ~~(other than Indebtedness under the Credit Agreement)~~ in existence on ~~this Indenture~~the Acquisition Date, until such amounts are repaid.

*     *     *     *

“First-Priority After-Acquired Property” means any property (other than the initial collateral) of the Company or any Guarantor that secures any First Lien Obligations.

“First Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“FP Collateral Agent” means at any time the Person acting as the collateral agent for the First Lien Obligations under the FP Security Documents.

“FP Pledged Shares” means Equity Interests of Subsidiaries of the Company which are pledged to secure the First Lien Obligations but which are not pledged to secure the Notes, the 2012 Notes or the 2013 Notes pursuant to Section 11.07(b).

“FP Security Agreement” means the security agreement, dated as of the Acquisition Date, by and among the Company, the guarantors of the First Lien Obligations and the FP Collateral Agent.

“FP Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon (i) the Collateral as contemplated by this Indenture other than Lien upon the Capital Stock of [Newco] and (ii) FP Pledged Shares in order to secure the First Lien Obligations, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms and the terms of the Intercreditor Agreement.

*     *     *     *

“Intercreditor Agent” means the administrative agent under the Credit Facilities, and any successor thereto in such capacity (including, if there shall be more than one Credit Facility, such agent, trustee or representative as shall be designated “Intercreditor Agent” by holders of First Lien Obligations holding a majority of the aggregate amount of the First Lien Obligations then outstanding).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Acquisition Date by and among the Company, the Guarantors party thereto from time to time, the Collateral Agents, and the Intercreditor Agent, as amended, supplemented or otherwise modified from time to time as permitted by this Indenture.

*     *     *     *

“Metaldyne Company” means Metaldyne Company LLC.

*     *     *     *

“Merger” means the merger of the Company with a wholly owned subsidiary of Asahi.

*     *     *     *

“Pari Passu Lien Obligation” shall have the meaning set forth in the 2003 Indenture.

“Parent” means any direct or indirect parent of the Company.

*     *     *     *

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to an underwritten initial public offering of common stock of the Company, by virtue of the ~~Stockholders~~Shareholder Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than the Principals) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals in the aggregate.  In addition, for purposes of the definition of “Change of Control”, the beneficiaries or holders of any pledge of or lien on the Voting Stock of the Company or of any Parent shall not be deemed to Beneficially Own the Voting Stock of the Company as long as there has been no foreclosure on such Voting Stock or exercise by such beneficiaries or holders of the voting rights of such Voting Stock.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)           any acquisition of assets to the extent in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)           Hedging Obligations;

(8)           lease, utility and other similar deposits in the ordinary course of business;

(9)           Investments existing on the date of this Indenture;

(10)         loans or advances to employees of the Company and its Subsidiaries for purposes of purchasing Capital Stock of the Company or Parent in an aggregate amount outstanding at any one time not to exceed $7.5 million and other loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business and on terms consistent with practices in effect prior to the date of this Indenture, including travel, moving and other like advances;

(11)         loans or advances to vendors or contractors of the Company in the ordinary course of business and consistent with past practices;

(12)         Investments in Unrestricted Subsidiaries, partnerships or joint ventures involving the Company or its Restricted Subsidiaries, if the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this clause (12), less any return of capital realized or any repayment of principal received on such Permitted Investments, or any release or other cancellation of any Guarantee constituting such Permitted Investment, which has not at such time been reinvested in Permitted Investments made pursuant to this clause (12)), does not exceed 2.5% of the Company’s Consolidated Assets);

(13)         the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; and

(14)         Permitted Acquired Investments.

“Permitted Liens” means:

(1)           Liens to secure ~~Senior Debt of the Company and any Guarantor or to secure Indebtedness of a Restricted Subsidiary that is not a Guarantor, including, without limitation, Indebtedness and other Obligations under Credit Facilities~~the First Lien Obligations and Second Lien Obligations;

(2)           Liens in favor of the Company or the Guarantors;

(3)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4)           Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)           Liens to secure Indebtedness (including Capital Lease Obligations) and related Obligations permitted by clause (4) of the second paragraph of Section 4.09 hereof covering only the assets acquired with such Indebtedness;

(7)           Liens existing on the Acquisition ~~d~~Date of this Indenture;

(8)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)           Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(10)         Liens replacing any of the items set forth in clauses (1), (3), (4) ~~and~~, (7), (12) and (14) ~~above~~, provided that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except with respect to premiums or other payments paid in connection with a concurrent Refinancing of such Indebtedness and the expenses incurred in connection therewith), (B) the principal amount of the Indebtedness secured by such Liens, determined as of the date of incurrence, has a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced or repaid, (C) the maturity of the Indebtedness secured by such Liens is not earlier than that of the Indebtedness to be Refinanced, (D) such Liens have the same or a lower ranking and priority as the Liens being replaced, and (E) such Liens shall be limited to the property or assets encumbered by the Lien so replaced;

(11)         Liens encumbering cash proceeds (or securities purchased therewith) from Indebtedness permitted to be incurred pursuant to Section 4.09 hereof which are set aside at the time of such incurrence in order to secure an escrow arrangement pursuant to which such cash proceeds (or securities purchased therewith) are contemplated to ultimately be released to the Company or a Restricted Subsidiary or returned to the creditors with respect to such Indebtedness, provided, that such Liens are automatically released concurrently with the release of such cash proceeds (or securities purchased therewith) from such escrow arrangement;

(12)         Liens (including extensions, renewals and replacements thereof) upon property or assets created for the purpose of securing Indebtedness incurred to finance or Refinance the cost of (including the cost of construction, improvements or repairs of or additions to) such property or assets, provided that (A) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of such property or assets, (B) such Lien does not extend to or cover any property or assets other than the property or assets being financed or Refinanced by such Indebtedness and any improvements or repairs thereon or additions thereto, and (C) the incurrence of such Indebtedness is permitted by Section 4.09 hereof;

(13)         Liens securing Indebtedness and other Obligations of Foreign Subsidiaries permitted to be incurred under Section 4.09 hereof;

(14)         Liens to secure the Notes; and Liens to secure the 2012 Notes and any Subordinated Pari Passu Indebtedness that is permitted hereunder provided that the Notes are secured equally and ratably~~(other than Liens securing subordinated Indebtedness) which, when the Indebtedness relating to those Liens is added to all other then outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by Liens and not listed in clauses (1) through (13) above or (15) through (26) below, does not exceed 5% of the Consolidated Assets of the Company~~;

(15)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(16)         judgment Liens not accompanied by an Event of Default of the type described in clause (6) under Section 6.01 hereof arising from such judgment;

(17)         easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(18)         any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided, that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(19)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)         Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

(21)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(22)         Liens pursuant to leases ~~or~~, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Company or the Restricted Subsidiaries;

(23)         Liens securing Hedging Obligations;

(24)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

(25)         Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry; ~~and~~

(26)         Liens arising from filing Uniform Commercial Code financing statements regarding leases~~.~~;

(27)         Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(28)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(29)         Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(30)         Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(31)         Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that constitute temporary cash investments; and

(32)         Liens on Equity Interests and other securities or obligations of an Unrestricted Subsidiary.

*     *     *     *

“Principals” means Heartland, Asahi and RHJI and any of ~~its~~their respective Affiliates.

*     *     *     *

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

*     *     *     *

“RHJI” means RHJ International SA.

*     *     *     *

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

*     *     *     *

“Second Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.

*     *     *     *

“Security Agreement” means the Security Agreement, dated as of the date of the Acquisition Date, by and among the Company, the Guarantors and the Collateral Agents.

“Security Documents” means the Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers of security, creating (or purporting to create) a Lien upon the Collateral as contemplated by this Indenture, in each case, as amended, supplemented, restated, renewed, replaced or otherwise modified, in whole or in part, from time to time, in accordance with their respective terms, this Indenture and the terms of the Intercreditor Agreement.

“Senior Note Collateral Agent” means at any time the Person acting as the collateral agent for the 2013 Notes under the Security Documents.

“Senior Note Equity Contribution Offer” shall have the meaning assigned to the term “Equity Contribution Offer” as set forth in the 2003 Indenture as in effect on the date hereof.

“Senior Subordinated Note Collateral Agent” means at any time the Person acting as the collateral agent for the 2012 Notes and the Notes under the Security Documents, which shall be the Trustee as of the Acquisition Date.

“Shareholders Agreement” means that certain shareholders agreement dated as of August 31, 2006, by and among RHJI, by ~~and among~~ Heartland, ~~Credit Suisse First Boston Equity Partners, L.P., Masco Corporation, Richard Manoogian,~~ their various affiliates and certain other stockholders of ~~the Company~~ Asahi relating to their ownership in ~~the Company~~ Asahi, as amended or modified from to time.

*     *     *     *

“Subordinated Pari Passu Lien Obligation” means any Indebtedness of the Company and the Restricted Subsidiaries (including any Additional Notes) that is equally and ratably secured with the Notes and the 2012 Notes and is designated by the Company as Subordinated Pari Passu Lien Obligation.

*     *     *     *

“Transaction Agreements” means [to come].

*     *     *     *

“TriMas Distribution” means the distribution or transfer (by dividend or otherwise) of all Equity Interests in TriMas owned by the Company or any of its Subsidiaries or of interests in a trust or other entity formed for the purpose of holding solely such Equity Interests.

*     *     *     *

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

*     *     *     *

“Unutilized Fee Amount” means the sum of any Unutilized Senior Fee Amount and Unutilized Senior Subordinated Fee Amount.

“Unutilized Senior Fee Amount” means the amount by which the aggregate amount paid to holders of 2013 Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $12 million.

“Unutilized Senior Subordinated Fee Amount” means the amount by which the aggregate amount paid to holders of Notes and holders of 2012 Notes as consent fees in connection with the solicitation of their consents to the Transactions shall be less than $36,916,750.

*     *     *     *

Section 1.02           Other Definitions.

Defined in
Term	Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.11(a)
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Capital Spending”	4.09(b)(4)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Deminimus Asahi Proceeds”	3.10
“Designated Senior Debt”	10.02
“DTC”	2.03
“Equity Offer Amount”	3.10
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09(a)
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Blockage Notice”	10.04(a)(2)

Defined in
Term	Section
“Payment Default”	6.01
“Permitted Debt”	4.09(b)
“Permitted Junior Securities”	10.02
“Purchase Date”	3.09
“Registrar”	2.03
“Representative”	10.02
“Repurchase Offer”	3.10
“Repurchase Offer Period”	3.10
“Repurchase Date”	3.10
“Restricted Payments”	4.07
“Senior Debt”	10.02

2.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provisions of Article Three (“Redemption and Prepayment”) will be amended as follows.

Section 3.10           Offer to Repurchase.

(a)           Within 30 days following consummation of a Senior Note Equity Contribution Offer, the Company shall, subject to the provisions of the next paragraph, make an offer (a “Repurchase Offer”) to each holder to repurchase Notes, and shall concurrently make an offer to the holders of 2012Notes to repurchase 2012 Notes, in an aggregate principal amount of up to the lesser of (i) the amount equal to the Asahi Equity Offering Net Proceeds from such Asahi Equity Offerings less the amount applied as set forth in the first paragraph of Section 3.10(b) and (ii) the Equity Offering Cap (such lesser amount herein the “Equity Offer Amount”), at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes and 2012 Notes, as the case may be, repurchased to the date of purchase; provided, however, that the Company shall have no obligation to make a Repurchase Offer if such amount shall not be greater than zero.  Asahi shall contribute to the Company as equity capital the amount equal to the Equity Offer Amount (except to the extent such amount has been previously contributed pursuant to the Credit Facilities or the 2003 Indenture).

(b)           Notwithstanding the foregoing, the Company will not be required to comply with the provisions described in Section 3.10(a) with respect to any such Asahi Equity Offering Net Proceeds that are used to (i) repay the principal amount of any Indebtedness under the Credit Facilities consisting of term loans or (ii) repay the principal amount of any 2013 Notes purchased in a Senior Note Equity Contribution Offer.

In addition, the Company will not be required to make a Repurchase Offer if the Asahi Equity Offering Net Proceeds of any such Asahi Equity Offering (after application in accordance with the preceding sentence) are less than $2.0 million (any such proceeds with respect to an Asahi Equity Offering, the “Deminimus Asahi Proceeds”), provided that when the aggregate amount of any Deminimus Asahi Proceeds that have not been used to make a Repurchase Offer exceeds $10.0 million, the Company will make a Repurchase Offer in accordance with Section 3.10(a).

The Company may make a Repurchase Offer concurrently with a Senior Note Equity Contribution Offer, in which case the Company shall not have any obligation to purchase Notes or 2012 Notes unless and until any funds remain after it applies such funds to the payment of the principal amount of any 2013 Notes tendered in such Senior Note Equity Contribution Offer.  In the event the Company makes a Repurchase Offer concurrently with a Senior Note Equity Contribution Offer, it will not have an obligation to make a further Repurchase Offer in respect of such Asahi Equity Offering Net Proceeds.

(c)           If the aggregate principal amount of Notes and 2012 Notes tendered into a Repurchase Offer exceeds the Equity Offer Amount less the amount applied to the repurchase of 2013 Notes tendered into a Repurchase Offer, the Company shall determine an aggregate amount of Notes and 2012 Notes to be purchased pro rata based on the respective total amounts of Notes and 2012 Notes surrendered and shall select the Notes and 2012 Notes to be purchased on a pro rata basis within each such group (with such adjustments as may be deemed appropriate by the Company so that only Notes and 2012 Notes in denominations of $1,000, or integral multiples thereof, will be purchased).

(d)           Any Repurchase Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Repurchase Offer Period”).  No later than three Business Days after the termination of the Repurchase Offer Period (the “Repurchase Date”), the Company will, subject to the terms and conditions set forth herein, purchase the Notes in response to the Repurchase Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Repurchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer.  The notice, which will govern the terms of the Repurchase Offer, will state:

(1)           that the Repurchase Offer is being made pursuant to this Section 3.10 and the length of time the Repurchase Offer will remain open;

(2)           the Equity Offer Amount, the purchase price and the Repurchase Date;

(3)           if such Repurchase Offer is being made concurrently with a Senior Note Equity Contribution Offer, that the Company will first purchase 2013 Notes pursuant to the 2003 Indenture and shall purchase Notes and 2012 Notes only if and to the extent the aggregate principal amount of 2013 Notes tendered is less than the Equity Offer Amount,

(4)           that any Note not tendered or accepted for payment will continue to accrue interest;

(5)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer will cease to accrue interest after the Repurchase Date;

(6)           that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(7)           that Holders electing to have a Note purchased pursuant to any Repurchase Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Repurchase Date;

(8)           that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Repurchase Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(9)           that, if the aggregate principal amount of Notes and 2012 surrendered by holders exceeds the Equity Offer Amount (less the amount applied to the repurchase of 2013 Notes if a Senior Note Equity Contribution Offer is made concurrently with such Repurchase Offer), the Company will determine an aggregate amount of Notes and 2012 Notes to be purchased pro rata based on the respective total amounts of Notes and 2012 Notes surrendered and shall select the Notes and 2012 Notes to be purchased on a pro rata basis within each such group (with such adjustments as may be deemed appropriate by the Company so that only Notes and 2012 Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(10)         that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of the Repurchase Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 by virtue of such conflict.

On or before the Repurchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Equity Offer Amount, less the amount applied to the repurchase of 2013 Notes tendered into the Repurchase Offer, of Notes and 2012 Notes or portions thereof tendered pursuant to the Repurchase Offer, and will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10.  The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Repurchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Repurchase Offer on the Repurchase Date.  If any portion of the amount to be used for a Repurchase Offer remains after such Repurchase Offer is completed, it may be used for any purpose not otherwise prohibited by this Indenture.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

3.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provisions of Article Four (“Covenants”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 4.03           Reports.

(a)           Whether or not required by rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Trustee (if appointed) and Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Company shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Notwithstanding the foregoing, if the Company is not subject to the period reporting requirements of the Exchange Act with respect to the Notes, then the Company shall not be required to include (i) financial statements of any entity that would be required to be included pursuant to Rule 3-16 of Regulation S-X as a result of its securities being pledged to secure the Notes, (ii) financial statements of any entity that would be required to be included pursuant to Rule 3-10 of Regulation S-X as a result of such entity being a guarantor or (iii) certifications required by Sections 302 or 906 of the Sarbanes-Oxley Act.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.  The Company will at all times comply with TIA § 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

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Section 4.07           Restricted Payments.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)           purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a purchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement; or

(4)           make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)           the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after June 20, 2002 (excluding Restricted Payments permitted by clauses (2), (3), (4), (8), (9), (11), (13), (14) and (15) and, to the extent reducing Consolidated Net Income, (10) of paragraph (b) below), is less than the sum, without duplication, of:

(A)          50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2004 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)           100% of the aggregate net cash proceeds received by the Company since June 30, 2002, (other than the Asahi Equity Contribution and up to $50 million of Asahi Equity Offering Net Proceeds contributed to the Company as contemplated by Section 3.10(b)), including the fair market value of property other than cash (determined in good faith by the Board of Directors), as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), provided that (1) any such net proceeds received, directly or indirectly, by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination and (2) any net proceeds received in a form other than cash (other than on conversion or in exchange for a security issued for cash to the extent of the cash received) from a person that is an Affiliate of the Company prior to such receipt shall be excluded from this clause 3(B); plus

(C)           the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to June 30, 2002 of any Indebtedness of the Company or any Restricted Subsidiary into Capital Stock (other than Redeemable Stock) of the Company (less the amount of any cash or other property (other than such Capital Stock) distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus

(D)          to the extent that any Restricted Investment that was made after June 30, 2002 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(E)           to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after June 30, 2002, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b)           So long as no Default has occurred and is continuing or would be caused thereby (except as to clauses (1) through (4), (6), (9), (10), (11),~~and~~ (12), (13), (14) and (15) below), the provisions of Section 4.07(a) will not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2)           the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Disqualified Stock) of the Company or a substantially concurrent capital contribution to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(3)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness or other Indebtedness incurred under Section 4.09(a) hereof;

(4)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness from Net Proceeds to the extent not prohibited under Section 4.10 hereof, provided, that such purchase or redemption shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(5)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any Guarantor following a Change of Control (other than as a result of the Transactions) after the Company shall have complied with the provisions under Section 4.14 hereof, including payment of the applicable Change of Control Payment;

(6)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or a dividend to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ~~the Company~~ Parent, in each case held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or other equity incentive agreement or plan or held by any former owners of a business acquired by the Company or former employees of the Company or any of its Subsidiaries and, in either case, acquired in connection with a sale of a business to the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests of the Company together with the aggregate dividends to Parent for the repurchase, redemption, acquisition or retirement of Equity Interests of Parent may not exceed $7.5 million in any twelve-month period plus any unutilized portion of such amount in any prior fiscal year;

(7)           any Investment made by the exchange for, or out of the proceeds of, a capital contribution in respect of or the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company to the extent the net cash proceeds thereof are received by the Company, provided, that the amount of such capital contribution or proceeds used to make such

Investment shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(8)           other Restricted Payments in an aggregate amount not to exceed $30.0 million;

(9)           payments required or contemplated by the terms of the Recapitalization Agreement and related documentation as in effect on the date of issuance of the Notes, including in respect of restricted stock awards of the Company;

(10)         the repurchase, redemption or other acquisition or retirement of Existing Preferred Stock; provided, that the aggregate amount of such payments under this clause (10) shall not exceed $15.0 million since June 20, 2002;

(11)         ~~Restricted Investments in an aggregate amount not to exceed the net cash proceeds received by the Company and its Restricted Subsidiaries (calculated on an after-tax basis) from the sale of common stock of TriMas owned by the Company and its Restricted Subsidiaries after June 20, 2002; and~~ the TriMas Distribution;

(12)         the payment of the Saturn Proceeds (as defined in the Recapitalization Agreement) under the Recapitalization Agreement~~.~~;

(13)         payments required or contemplated by the terms of the Transaction Agreements;

(14)         payments permitted by Section 4.11(b)(9); and

(15)         to the extent that the Company belongs to a group filing a consolidated or combined income tax return with Parent, payments to Parent in respect of tax liabilities of such group that are attributable to income of the Company and its Restricted Subsidiaries (“Tax Payments”); provided however, that the aggregate Tax Payments made since the Acquisition Date shall not exceed the lesser of:

(a)           the total income taxes the Company and its Restricted Subsidiaries would owe, during the same period, if the Company and its Restricted Subsidiaries were filing a separate consolidated or combined return, taking into account any tax attributes (such as net operating losses) of the Company and its Restricted Subsidiaries from other taxable years; and

(b)           the aggregate amount of the relevant income tax that Parent actually owes to the appropriate taxing authority after the date of the indenture;

provided, further, however, that any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors acting in good faith whose resolution with respect thereto shall be conclusive.  Any payments hereunder shall be calculated net of amounts for which the Company or any Restricted Subsidiary is reimbursed under the Stock Purchase Agreement.

Section 4.08           Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)           However, the preceding restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Existing Indebtedness and Credit Facilities as in effect ~~on the date of this Indenture~~ on the Acquisition Date (including the Credit Agreements, the Intercreditor Agreement, the FP Security Documents and the Security Documents) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Acquisition Date~~on the date of this Indenture~~;

(2)           this Indenture, the Notes and the Note Guarantees;

(3)           applicable law;

(4)           customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(5)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property of the nature described in clause (3) of Section 4.08(a);

(6)           any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7)           Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(8)           Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)           provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(10)         any agreement relating to any Indebtedness or Liens incurred by a Person (other than a Subsidiary of the Company that is a Subsidiary of the Company on the date of this Indenture or any Subsidiary carrying on any of the businesses of any such Subsidiary) prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not incurred in anticipation of becoming a Subsidiary and not incurred to provide all or any portion of the funds utilized to consummate such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

(11)         any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement relating to Indebtedness which is permitted under Section 4.09 hereof or Liens incurred by such Foreign Subsidiary;

(12)         Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(13)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09           Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness or Restricted Subsidiaries that are not Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           ~~(a)~~           the incurrence by the Company ~~and~~or any Restricted Subsidiary of Indebtedness ~~and letters of credit~~ under the ~~revolving facility component of the~~ Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $~~250.0~~[730.0] million; ~~and,~~

~~(b)           the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the term loan components of the Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(b) not to exceed $400.0 million,~~ less (i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of the Restricted Subsidiaries to repay the principal of any term Indebtedness under a Credit Facility since the ~~date of this Indenture~~Acquisition Date and (ii) the aggregate amount of Asahi Equity Offering Net Proceeds, up to $50 million, applied by the Company pursuant to 3.10(b) to repay term Indebtedness under a Credit Facility since the Acquisition Date;

~~(c)           the incurrence of Indebtedness of the Company or any Restricted Subsidiary under one or more receivables financing facilities pursuant to which the Company or any Restricted Subsidiary pledges or otherwise borrows against its Receivables in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (c) and then outstanding, does not exceed 85% of the consolidated book value of the Receivables of the Company and the Restricted Subsidiaries (to the extent such Receivables or any other Receivables of the Company or such Restricted Subsidiary, as the case may be, are not then being financed pursuant to a Qualified Receivables Transaction or as a basis for Indebtedness Incurred pursuant to clause (10) of this Section 4.09(b));~~

(2)           the incurrence by the Company and the Restricted Subsidiaries of the Existing Indebtedness, including the 2013 Notes and the 2012 Notes and related Guarantees (less the aggregate principal amount thereof that is repurchased as contemplated in Section 3.10), but excluding Indebtedness referred to in the following clause (3);

(3)           the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees ~~to be~~ issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees ~~to be~~ issued pursuant to the Registration Rights Agreement, less the aggregate principal amount of Notes repurchased pursuant to Section 3.10;

(4)           the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or otherwise, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (“Capital Spending”) and incurred no later than 270 days after the date of such acquisition or the date of completion of such construction or improvement, provided, that the principal amount of any Indebtedness incurred pursuant to this clause (4) (other than Permitted Refinancing Indebtedness) at any time during a single fiscal year shall not exceed 30% of the total Capital Spending of the Company and the Restricted Subsidiaries made during the period of the most recently completed four consecutive fiscal quarters prior to the date of such incurrence;

(5)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clause (2), (3), (4), (5), (8), (9) or (15) of this Section 4.09(b);

(6)           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of the Restricted Subsidiaries; provided, however, that:

(a)           if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be (i) unsecured and (ii) if the obligee is neither the Company nor a Guarantor, expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes (in the case of the Company) (or the Note Guarantee, in the case of a Guarantor); and

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging (i) interest rate risk or the impact of interest rate fluctuations on the Company or any of the Restricted Subsidiaries and (ii) in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations in the ordinary course of the Company and the Restricted Subsidiaries’ respective businesses and, in the case of both (i) and (ii), not for purposes of speculation;

(8)           the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(9)           the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of similar Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10)         Indebtedness of Foreign Subsidiaries incurred for working capital purposes if, at the time of incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries incurred pursuant to this clause (10) and then outstanding does not exceed the amount equal to the sum of (x) 80% the consolidated book value of the accounts receivable of the Foreign Subsidiaries and (y) 60% the consolidated book value of the inventories of the Foreign Subsidiaries;

(11)         Indebtedness incurred in respect of (a) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business, (b) in respect of performance bonds or similar obligations of the Company or any of the Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business and not for money borrowed in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (c) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(12)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(14)         the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(15)         the issuance and sale of preferred stock (a) by a Foreign Subsidiary in lieu of the issuance of non-voting common stock if (i) the laws of the jurisdiction of incorporation of such Subsidiary precludes the issuance of non-voting common stock and (ii) the preferential rights afforded to the holders of such preferred stock are limited to those customarily provided for in such jurisdiction in respect of the issuance of non-voting stock, (b) by a Restricted Subsidiary which is a joint venture with a third party which is not an Affiliate of the Company or a Restricted Subsidiary, and (c) by a Restricted Subsidiary pursuant to obligations with respect to the issuance or sale of Preferred Stock which exist at the time such Person becomes a Restricted Subsidiary and which were not created in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and

(16)         the incurrence by the Company or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness, incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $50.0 million.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.  Indebtedness under Credit Facilities outstanding on the Acquisition ~~d~~Date ~~on which Notes are first issued and authenticated under this Indenture~~ will be deemed to have been incurred on such date in reliance on the exception provided by clauses (1) and (2) of the definition of “Permitted Debt”.  It is understood that Indebtedness incurred pursuant to clauses (1) and (2) of the definition of “Permitted Debt” may be refinanced, replaced, renewed or refunded with any other Indebtedness under clause (1) or (2), whether or not in the form of a bank credit facility.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

The Company shall reduce the amount of any borrowing it shall otherwise make under the Credit Facilities on the Acquisition Date by the amount of any Unutilized Fee Amount.

Section 4.10           Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)           either (a) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary (other than the sale of equity securities of TriMas owned by the Company on the date of this Indenture) is in the form of cash or (b) the aggregate non-cash consideration for all Asset Sales not meeting the criteria set forth in the preceding clause (a) does not exceed a fair market value in excess of $20.0 million.  For purposes of this provision, each of the following shall be deemed to be cash:

(A)          any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent within 60 days, subject to ordinary settlement periods, they are converted by the Company or such Restricted Subsidiary into cash.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1)           to permanently repay Indebtedness (other than Indebtedness that is by its terms subordinated to, or pari passu with, the Notes or any Note Guarantee) of the Company or any Restricted Subsidiary, including any Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or to reduce receivables advances and reduce commitments in respect of ~~a Receivables Facility~~a Qualified Receivables Transaction;

(2)           to acquire assets of, or a majority of the Voting Stock of, any person owning assets used or usable in a business of the Company and the Restricted Subsidiary; provided, however, that,the Company complies with its obligations under Section 4.19 hereof; or

(3)           to make a capital expenditure~~.~~;

provided that the 365-day period provided above to apply any portion of the Net Proceeds in accordance with clauses (2) and (3) above shall be extended by an additional six calendar months if by not later than the 365th day after receipt of such Net Proceeds the Company or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Company to make an investment of the type referred to in any such clause in the amount of such Net Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph (other than Net Proceeds from the sale of the common stock of TriMas after the date of this Indenture) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, or if no Trustee has been appointed, the Company shall select the Notes, and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.10 of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under those provisions of this Indenture by virtue of such conflict.

Section 4.11           Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)           the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated Person; and

(2)           the Company delivers to the Trustee:

(A)          except when the opinion referred to in the following clause (b) is delivered, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)           loans or advances to employees, indemnification agreements with and the payment of fees and indemnities to directors, officers and full-time employees of the Company and the Restricted Subsidiaries and employment, non-competition or confidentiality agreements entered into with any such person in the ordinary course of business;

(2)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or indemnification arrangements, stock options and stock ownership plans in the ordinary course of business to or with officers, directors or employees of the Company and the Restricted Subsidiaries, or approved by the Board of Directors;

(3)           transactions between or among the Company and/or its Restricted Subsidiaries;

(4)           transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(5)           transactions pursuant to agreements existing on the date of this Indenture, including, without limitation, the Stock Purchase Agreement, ~~the Shareholders Agreement,~~ the TriMas Shareholders Agreement and the TriMas Corporate Services Agreement, and, in each case, any amendment or supplement thereto that, taken in its entirety, is no less favorable to the Company than such agreement as in effect on the date of this Indenture;

(6)           sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or the receipt of capital contributions by the Company;

(7)           payment of certain fees under the Advisory Agreement earned and payable on or prior to the Acquisition Date;

(8)           transactions (in connection with a Qualified Receivables Transaction) between or among the Company and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(9)           any management, service, purchase, lease, supply or similar agreement entered into in the ordinary course of the Company’s business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate, so long as the Company determines in good faith (which determination shall be conclusive) that any such agreement is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate; ~~and~~

(10)         Restricted Payments and Permitted Investments that are permitted by Section 4.07 hereof~~.~~; and

(11)         transactions pursuant to the Transaction Agreements.

Section 4.12           Liens.

The Company shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind ~~(~~other than Permitted Liens; provided that, with respect to any FP Pledged Shares, the Company shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness other than First Lien Obligations~~) upon any of their property or assets, now owned or hereafter acquired, to secure any Indebtedness~~ without making, or causing such Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Indebtedness as to such FP Pledged Shares~~property or assets~~ for so long as such Indebtedness will be so secured or (y) in the event such Indebtedness is ~~subordinated Indebtedness, prior to such~~Second Lien Obligations, junior to such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured.

Section 4.18           Impairment of Security Interest.

Subject to the rights of the holders of First Priority Liens and Second Priority Liens and Section 11.10, the Company shall not, and shall not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Senior Subordinated Note Collateral Agent and the Holders of the Notes, except with respect to actions permitted under this Indenture or the Intercreditor Agreement.  The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as set forth in Article 11 or as permitted under Article 9 or under the Intercreditor Agreement.

Section 4.19           After-Acquired Property.

Upon the acquisition by the Company or any Guarantor of any First-Priority After-Acquired Property (other than FP Pledged Shares), the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Senior Subordinated Note Collateral Agent a perfected security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to the limitations set forth in Article 11 of this Indenture) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect.

4.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provisions of Article Five (“Successors”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 5.01           Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)           either:

(A)          the Company is the surviving corporation; or

(B)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           except in the case of the Merger, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof.

In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors (including Newco on the Acquisition Date).

Notwithstanding anything in this Indenture, a Restricted Subsidiary may consolidate with, merge into or convey, lease, sell, assign, transfer or otherwise dispose of all or part of its properties and assets to the Company or a Restricted Subsidiary; and the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the United States to realize tax or other benefits.

5.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provisions of Article Six (“Defaults and Remedies”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 6.01           Events of Default.

Each of the following is an “Event of Default”:

(1)           the Company defaults for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of this Indenture;

(2)           the Company defaults in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of this Indenture;

(3)           failure by the Company or any of its Subsidiaries to comply with the provisions of Section 4.14 or 5.01 hereof after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)           failure by the Company or any of its Subsidiaries to comply with any of the other agreements in this Indenture or the Security Documents continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A)          is caused by a failure to pay principal of such Indebtedness at the final maturity thereof (a “Payment Default”); or

(B)           results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)           failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any insurance proceeds available to pay such judgment), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)           except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(8)           the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)          commences a voluntary case,

(B)           consents to the entry of an order for relief against it in an involuntary case,

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)          makes a general assignment for the benefit of its creditors, or

(E)           generally is not paying its debts as they become due; or

(9)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(B)           appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C)           orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(10)         (A)          The repudiation or disaffirmation by the Company or any Guarantor of its obligations under any of the Security Documents;

(B) the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against the Company or any Guarantor for any reason with respect to any material portion of the Collateral; or

(C) any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and the Indenture), or cease to be effective to grant the Senior Subordinated Note Collateral Agent a perfected Lien on the Collateral to the extent required thereby and with the priority purported to be created thereby, in each case under this clause (10)(C), with respect to any material portion of the Collateral.

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Section 6.03           Other Remedies.

If an Event of Default occurs and is continuing, the Trustee or, if no Trustee has been appointed, the Holders may pursue any available remedy to collect the payment of principal, premium and Liquidated Damages, if any, and interest on the Notes or to enforce the performance of any provision of the Notes ~~or~~, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

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Section 6.10           Priorities.

Subject to the terms of the Intercreditor Agreement, if~~If~~ the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:      to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

Third:     to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provision of Article Seven (“Trustee”) will be amended as follows by inserting the language that is underlined.

Section 7.04           Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

7.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provision of Article Eight (“Legal Defeasance and Covenant Defeasance”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 8.02           Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, the Security Documents and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)           the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)           this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03           Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16,~~and~~ 4.17, 4.18 and 4.19 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture, ~~and~~ such Notes, ~~and~~ Note Guarantees and Security Documents will be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

8.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provisions of Article Nine (“Amendment, Supplement and Waiver”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

Section 9.01           Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Subordinated Note Collateral Agent may amend or supplement this Indenture, the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement without the consent of any Holder of a Note:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)           to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;

(4)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note;

(5)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)           to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(7)           to conform to any future amendment or supplement to the 2002 Indenture, the 2012 Notes or the related guarantees, unless such conforming amendment or supplement to this Indenture would otherwise require the consent of each Holder affected under Section 9.02 hereof, ~~or~~

(8)           to provide for the appointment of a Trustee as contemplated by Section 7.01(a),

(9)           to provide additional assets as Collateral;

(10)         to release Collateral from the Liens pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Intercreditor Agreement or the Security Documents;

(11)         in the case of the Intercreditor Agreement, to add as parties thereto Persons (or any agent, representative or trustee therefor) holding a new series of First Lien Obligations or any Second Lien Obligations, any Pari Passu Lien Obligations or any Subordinated Pari Passu Lien Obligations [or Refinancing Noteholder Claims (as defined in the Intercreditor Agreement)], in each case, to the extent such Indebtedness or other Obligations are not prohibited by this Indenture and the Credit Facilities, and to provide for the related modifications to the Intercreditor Agreement expressly contemplated by the Intercreditor Agreement; or

(12)         in the case of the Security Documents, as expressly provided in Section 11.07(b) hereof.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02           With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors,  ~~and~~ the Trustee and, with respect to the Security Documents and the Intercreditor Agreement, the Senior Subordinated Note Collateral Agent may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.14 hereof), the Note Guarantees, ~~or~~ the Notes, the Security Documents or the Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.14 hereof;

(3)           reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)           waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)           make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions;

(8)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; ~~or~~

(9)           waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 and 4.14)~~.~~; or

(10)         make any change in the Intercreditor Agreement (except any change referred to in Section 9.01(10) or the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral, in each case, that would adversely affect the Holders.

In addition, any amendment to, or waiver of, the provisions of this Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Except as provided in Section 9.01(9) hereof, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release from the Liens of the Indenture and the Security Documents all or substantially all of the Collateral.

9.             If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the following provisions of Article Eleven (“Note Guarantees”) will be amended as follows by deleting the language that is crossed out and inserting the language that is underlined.

ARTICLE 11
NOTE GUARANTEE AND SECURITY DOCUMENTS

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Section 11.06         Releases ~~Following Sale of Assets~~of Guarantors.

In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all to the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  The Guaranties of a Guarantor also shall be automatically released upon such Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Lien Obligations or Second Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner set forth in Section 4.10.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition or application of the proceeds of such foreclosure, as the case may be, was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

Section 11.07         Collateral and Security Documents.

(a)           On and after the Acquisition Date, the full and punctual payment of principal of and interest on the Notes when due, whether on an interest payment date, at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes, subject to the terms of the Intercreditor Agreement.  The Trustee, the Company and the Guarantors each hereby acknowledge and agree that the Senior Subordinated Note Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder consents and agrees to the terms of the Security Documents and the Intercreditor Agreement (including the provisions providing for foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture.  The Company shall deliver to the Trustee (if the Trustee is not itself then the Senior Note Collateral Agent and the Subordinated Note Collateral Agent) copies of all documents delivered to the Senior Subordinated Note Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.07 to assure and confirm to the Trustee and the Senior Subordinated Note Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Company shall take, and shall cause the Guarantors to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Notes a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Senior Subordinated Note Collateral Agent for the benefit of the Trustee and the Holders, third in priority to any and all Liens and security interests at any time granted in the Collateral to secure the First Lien Obligations and the Second Lien Obligations.  The Company and the Guarantors will from time to time promptly pay and discharge all recording or filing fees, charges and taxes relating to the filing or registration of this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance.

(b)           Notwithstanding the foregoing, the Capital Stock and other securities of any Subsidiary of the Company other than [Newco] and Metaldyne Company will constitute Collateral securing the Notes only to the extent that such Capital Stock and securities can secure such Notes, the 2013 Notes and the 2012 Notes without Rule 3-16 (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

(1)           in the event that Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency)

of separate financial statements of any such Subsidiary due to the fact that all or, in the case of a Foreign Subsidiary, two-thirds of Subsidiary’s Capital Stock or other securities secure the Notes, the 2013 Notes and the 2012 Notes, then such Capital Stock or other securities shall automatically be deemed not to be part of the Collateral securing the Notes, the 2013 Notes or the 2012 Notes and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the second-priority security interests of the Collateral Agents on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral; and

(2)           in the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) all or, in the case of a Foreign Subsidiary, two-thirds of, such Subsidiary’s Capital Stock and other securities to secure the Notes, the 2013 Notes and the 2012 Notes without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes, the 2013 Notes and the 2012 Notes (but only if such Subsidiary would not be subject to any such financial statement requirement) and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

Section 11.08         Recordings and Opinions.

To the extent required by TIA § 314(b), the Company shall furnish to the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent), on or before the time when the Company is required to provide annual reports pursuant to Section 4.03 with respect to the preceding fiscal year, an Opinion of Counsel:

(1)           stating substantially to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and re-filings of this Indenture, the Security Documents and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of this Indenture or any Security Documents in the Collateral and reciting with respect to the security interests in such Collateral the details of such action or referencing to prior Opinions of Counsel in which such details are given; or

(2)           to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien under this Indenture and the Security Documents.

Section 11.09         Release of Collateral.

(a)           Subject to subsections (b) and (c) of this Section 11.09, Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby.  Upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, and without the consent of any Holder, the Company will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent) shall release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances:

(1)           if all other Liens on such property or assets securing First Lien Obligations, Second Lien Obligations and Subordinated Pari Passu Lien Obligations (including, in each case, all commitments and letters of credit thereunder) are released, whether as a result of repayment in full and termination of all such obligations or otherwise; provided, however, that

(A)          in the case of any such release other than in connection with a repayment in full and termination of all such obligations, if the Company subsequently incurs or permits to exist any Lien on such property or assets securing First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations (other than Liens on FP Pledged Shares securing First Lien Obligations), the Liens securing the Notes on such property or assets shall be reinstated to the full extent such Liens existed prior to the release thereof; and

(B)           in the case of any such release in connection with such repayment in full and termination, if the Company subsequently incurs any First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations that are secured by Liens on property or assets of the Company of the type constituting the Collateral (other than Liens on FP Pledged Shares to secure First Lien Obligations), then the Company will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Lien Obligations, will be second-priority Liens on the Collateral securing such First Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Lien Obligations, with the second-priority Lien held by a collateral agent or other representative designated by the Company to hold the second-priority Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent for such First Lien Obligations substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)           to enable the Company to consummate the disposition of such property or assets (including any sale pursuant to any foreclosure of any pledge or security interest, or other exercise of remedies, by a holder of Indebtedness of the Company ) to the extent not prohibited under Section 4.10;

(3)           pursuant to an amendment or waiver in accordance with Article 9 of this Indenture; or

(4)           if the Notes have been defeased pursuant to Section 8.

Notwithstanding the foregoing, if an Event of Default under the Indenture exists on the date on which all First Lien Obligations, Second Lien Obligations and Subordinated Pari Passu Lien Obligations are repaid in full and terminated (including, in each case, all commitments and letters of credit thereunder), the Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Lien Obligations or Second Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Securities) will have the right to direct the Senior Subordinated Note Collateral Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Senior Subordinated Note Collateral Agent shall, at the Company’s expense, execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreement.

(b)           Except as otherwise provided in the Intercreditor Agreement, no Collateral may be released from the Lien and security interest created by the Security Documents unless the Officers’ Certificate required by this Section 11.09, dated not more than five days prior to the date of the application for such release, has been delivered to the Senior Subordinated Note Collateral Agent and the Trustee (if the Trustee is not then the Senior Note Collateral Agent and the Senior Subordinated Note Collateral Agent).

(c)           At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if the Trustee is not then the Senior Note Collateral Agent and the Senior Subordinated Note Collateral Agent) has delivered a notice of acceleration to the Senior Subordinated Note Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.

Section 11.10         Permitted Releases Not to Impair Lien; Trust Indenture Act Requirements.

The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to:

(1)           the applicable Security Documents and the terms of this Article 11; or

(2)           the Intercreditor Agreement.

The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and the Intercreditor Agreement and of this Article 11 will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.  To the extent applicable, the Company and each obligor on the Securities shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien hereof and of the Security Documents, to be complied with.  Any certificate or opinion required by § 314(d) of the TIA may be made by an Officer of the Company, except in cases where § 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

Section 11.11         Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with this Indenture, the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Senior Subordinated Note Collateral Agent and the Company has delivered the certificates and documents required by the Security Documents, the Intercreditor Agreement and Section 11.09 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination, will deliver a certificate to the Senior Subordinated Note Collateral Agent setting forth such determination.

Section 11.12         Suits to Protect the Collateral.

Subject to the provisions of Article 7 hereof and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Senior Subordinated Note Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1)           enforce any of the terms of the Security Documents; and

(2)           collect and receive any and all amounts payable in respect of the guaranteed obligations of the Company hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral

(including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 11.13         Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.14         Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Senior Subordinated Note Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

Section 11.15         Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 11.16         Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee, in form and substance acceptable to the Trustee, an Officers’ Certificate certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by complying with the provisions of Article 8 and Section 7.07 or by the payment in full of the Company’s obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, the Trustee (if the Trustee is not then the Senior Subordinated Note Collateral Agent) shall deliver to the Company and the Senior Subordinated Note Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Senior Subordinated Note Collateral Agent of such notice, the Senior Subordinated Note Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 11.17         Trustee and Senior Subordinated Note Collateral Agent.

(a)           The Trustee shall initially act as Senior Subordinated Note Collateral Agent and shall be authorized to appoint co-Senior Subordinated Note Collateral Agent as necessary in its sole discretion.  The Trustee may also act as collateral agent for the holders of the 2013 Notes and the 2012 Notes.  In the event the Trustee and the Senior Subordinated Note Collateral Agent shall at any time not be the same Person, the Senior Subordinated Note Collateral Agent shall take such actions under the Security Documents and the Intercreditor Agreement as are requested by the Trustee and as are not inconsistent with or contrary to the provisions of any Security Document or the Intercreditor Agreement.  Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Senior Subordinated

Note Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Senior Subordinated Note Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Senior Subordinated Note Collateral Agent nor any of itsofficers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its or their own willful misconduct, gross negligence or bad faith.

(b)           Each of the Trustee and the Senior Subordinated Note Collateral Agent is authorized and directed to:

(1)           enter into the Security Documents;

(2)           enter into the Intercreditor Agreement;

(3)           bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement; and

(4)           perform and observe its obligations under the Security Documents and the Intercreditor Agreement; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.

(c)           If the Company

(1)           incurs First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired; and

(2)           delivers to the Trustee and the Senior Subordinated Note Collateral Agent an Officers’ Certificate so stating and requesting the Trustee or the Senior Subordinated Note Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement in effect on the Acquisition Date) in favor of a designated agent or representative for the holders of the First Lien Obligations, Second Lien Obligations or Subordinated Pari Passu Lien Obligations so incurred;

each of the Trustee and the Senior Subordinated Note Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 11.18         Designations.

For purposes of the provisions hereof and the Intercreditor Agreement permitting the Company to designate Indebtedness as “Subordinated Pari Passu Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Senior Subordinated Note Collateral Agent and the Intercreditor Agent.

10.           If the DCX Notes Requisite Consents are obtained and the DCX Notes Proposed Amendments are effected, the Company’s obligations under Section 4.14 “Change of Control” will be waived with respect to the Transactions.

APPENDIX E
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF INTERCREDITOR AGREEMENT

The security interests of the Bondholders (the “Second Priority Liens”)(1) will be subordinated to the security interests of the lenders under the First Lien Credit Facilities (the “First Priority Liens)(2) pursuant to an Intercreditor Agreement.  For simplification of presentation, the junior liens of the Bondholders are referred to herein as “Second” priority when in fact such liens may rank third or lower in priority. Set forth below is a summary of the anticipated principal terms of the Intercreditor Agreement.

Priority andSubordination:

The liens securing the obligations owed to the Bondholders under the respective indentures and related notes (“Second Lien Obligations”) shall be junior and subordinated in all respects to the liens securing the obligations under the First Lien Credit Facilities (“First Lien Obligations”).

The lenders under the First Lien Credit Facilities (the “First Priority Lienholders”) will have a block on the ability of the holders of the Second Priority Liens (the “Second Priority Lienholders”) to exercise lien-related remedies, subject to the provisions below.

The Collateral securing the Second Lien Obligations will be identical to the Collateral securing the First Lien Obligations.(3) Any additional collateral

(1)           The Bonds consist of $150 million of senior unsecured notes due 2013 (the “Senior Notes”), $250 million of senior subordinated notes due 2012 (the “2012 Subordinated Notes”) and $31.7 million of senior subordinated notes due 2014 (the “2014 Subordinated Notes”; together with the 2012 Subordinated Notes, the “Subordinated Notes”). For purposes of this Summary of Principal Terms and Conditions, the Second Priority Liens are described as one single class, it being understood that the Intercreditor Agreement will provide that the security interest of the holders of the Subordinated Notes (the “Subordinated Bondholders”) are further subordinated to the security interest of the holders of the Senior Notes (the “Senior Bondholders”) on the same terms as the Second Priority Liens are subordinated to the First Priority Liens. The Senior Bondholders will appoint a collateral agent (the “Senior Bondholders Collateral Agent”), and the Subordinated Bondholders will appoint a single collateral agent (the “Subordinated Bondholders Collateral Agent”; together with the Senior Bondholders Collateral Agent, the “Second Lien Collateral Agent”).

(2)           The First Lien Credit Facilities initially consist of a $150 million ABL facility, a $60 million synthetic letter of credit facility and a $445 million term loan facility. The collateral security for the First Lien Credit Facilities initially will include separate first lien/second lien arrangements with respect to portions of the Collateral. A single collateral agent (the “First Lien Collateral Agent”) will be appointed for the First Priority Lienholders.

(3)           The Collateral securing the Second Lien Obligations includes a pledge of Newco’s capital stock that will not be part of the Collateral securing the First Lien Obligations. Furthermore, the Collateral securing the Second Lien Obligations may be subject to an exception for the pledge of stock or other securities of any subsidiary (other than Newco and Metaldyne Company LLC) if the same would require the delivery of separate financial statements under Rule 3-16 of Regulation S-X.

shall benefit the First Lien and Second Lien Obligations in accordance with their lien priorities. Any waivers, amendments or consents with respect to any provision of the collateral documents securing the First Lien Obligations shall be deemed to automatically apply to any applicable provisions of the collateral documents securing the Second Lien Obligations; provided no such waiver, amendment or consent shall (i) remove or release assets securing the Second Lien Obligations, except to the extent that there is a corresponding release of the liens securing the First Lien Obligations and (ii) be prejudicial to the interests of the holders of Second Lien Obligations to a materially greater extent than the holders of First Lien Obligations.

The First Priority Liens and the Second Priority Liens will be created under separate collateral documents; provided that the collateral documents for the Second Priority Lienholders will be identical in all material respects to the collateral documents for the First Priority Lienholders.

The subordination provisions for the Second Priority Liens will apply notwithstanding, among other things, any defect or deficiency in the creation, attachment or perfection of any First Priority Lien.

The Second Priority Lienholders will agree not to seek to make any Second Priority Lien pari passu with, or to obtain any preference or priority over, any First Priority Lien.

The Second Priority Lienholders will agree not to interfere with the exercise of remedies by the First Priority Lienholders, subject to any such exercise being in accordance with the Intercreditor Agreement.

The Second Priority Lienholders will not object to the amount, validity, priority or enforceability of the First Priority Lienholders’ claims or liens.

If any First Lien Obligations shall be paid and such payment or any part thereof is required to be returned or repaid, the subordination terms shall be reinstated with respect thereto until again fully paid in cash.

First Lien Obligations will include swap obligations and cash management obligations owed to any person (and its affiliates) which was a lender under the First Lien Obligations when such swap or cash management obligations are entered into.

The Second Lien Obligations will not be subordinated in right of payment to the First Lien Obligations solely by virtue of the Intercreditor Agreement (it being acknowledged that certain of the Second Lien Obligations are so subordinated), and the Second Priority Lienholders will be permitted, during the continuance of an event of default with respect to the Second Lien Obligations and subject to the terms of the Intercreditor Agreement, to exercise the rights of unsecured creditors and to retain any amounts obtained in respect of such obligations, except to the extent such amounts constitute Collateral for the First Lien Obligations or proceeds of such Collateral which shall be segregated, held in trust and turned over to the First Priority Lienholders.

Exercise of Remedies;Standstill:

The Second Priority Lienholders will be prohibited from foreclosing on or taking any other enforcement action or exercising any other right or remedy (including setoff) and shall not institute any action or proceeding with regards to the foregoing with respect to the Collateral while First Lien Obligations are outstanding, except:

•              for such actions as they deem necessary to continue the perfection of Second Priority Liens and to preserve Second Priority Liens, and

•              the Second Priority Lienholders may take enforcement action if an event of default with respect to Second Lien Obligations has occurred and is continuing and the Second Lien Collateral Agent has notified the First Lien Collateral Agent of its intention to exercise rights and remedies in respect of the Second Lien Obligations and the First Priority Lienholders have not commenced any enforcement action within 180 days of receipt of such notice (unless enforcement action would violate bankruptcy stay provisions); provided, however, that (i) the Second Lien Collateral Agent and Second Priority Lienholders may not exercise rights or remedies with respect to Collateral if, notwithstanding the expiration of such standstill period, the First Lien Collateral Agent has commenced and is diligently pursuing the exercise of its rights or remedies with respect to such Collateral (prompt notice of such exercise to be given to the Second Lien Collateral Agent) or if an insolvency proceeding in respect of any Loan Party has been commenced and the First Priority Lienholders are stayed from proceeding against Collateral and (ii) in no event shall such exercise on behalf of the Second Priority Lienholders affect the priority and other rights of the First Lien Collateral Agent set forth in the Intercreditor Agreement.

So long as any of the First Lien Obligations are outstanding, any proceeds of Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, or the value allocable to the Collateral, shall be applied by the First Lien Collateral Agent to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents. Upon the discharge of the First Lien Obligations (other than unasserted contingent obligations), the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent all remaining Collateral and proceeds of Collateral held by it to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Loan Documents.

The Second Priority Lienholders will not take or receive any Collateral or proceeds of Collateral and will agree to pay over to the First Priority Lienholders any Collateral or any proceeds of any Collateral that they may receive.

Restrictions on Amendments:

The agreements governing the Second Lien Obligations will not be permitted to be amended in a manner adverse to the First Priority Lienholders.

The First Lien Obligations and the Second Lien Obligations may be amended, increased, extended, renewed, replaced or refinanced, with the increased, extended, renewed, replaced or refinanced obligations being entitled to the same benefits and subject to the same limitations provided for in the Intercreditor Agreement, in each case subject to the covenants in the documentation for the Second Lien Obligations and the documentation for the First Lien Obligations.

Release of Collateral:

In the event that the First Priority Lienholders release (a) a lien on all or any portion of the Collateral or (b) any Loan Party from obligations under the First Lien Credit Documentation (including the guaranties of the First Lien Obligations), in either case in connection with (i) the enforcement of the First Priority Lienholders’ rights and remedies in respect of the Collateral or (ii) any sale or other disposition of any Collateral in any bankruptcy proceeding or as permitted under the First Lien Credit Documentation, the comparable lien or obligation in respect of the Second Lien Obligations in any such Collateral shall be automatically released; provided that the proceeds from such Collateral shall be applied in accordance with the First Lien Documentation (as defined below) and the Second Lien Documentation (as defined below).

Bankruptcy:

Until the First Lien Obligations have been indefeasibly paid in full in cash and all commitments under the First Lien Credit Facilities have been terminated, the Second Priority Lienholders will agree, in connection with any bankruptcy proceeding, whether voluntary or involuntary:

•              not to seek relief from the automatic stay in respect of the Collateral or any lien thereon;

•              except as provided in the last point below, not to seek adequate protection without the consent of the First Priority Lienholders;

•              not to oppose or object to adequate protection sought by or granted to any First Priority Lienholder including, without limitation, in connection with the use of cash collateral or post-petition financing;

•              to consent to and not oppose the use of cash collateral if the use of such cash collateral is consented to or not objected to by holders of the First Lien Obligations or the First Lien Collateral Agent;

•              except as provided in the last point below, to consent to and not oppose any DIP financing by the First Priority Lienholders or others, including on a priming basis, that is consented to or not objected to by holders of the First Lien Obligations or the First Lien Collateral Agent;

•              not to object to asset sales in any bankruptcy proceeding, including under Section 363 of the Bankruptcy Code, supported by the First Priority Lienholders;

•              that the First Priority Lienholders and the Second Priority Lienholders shall vote as separate classes on any plan of reorganization;

•              that the Intercreditor Agreement shall remain in full force and effect; and

•              if the First Priority Lienholders are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and super-priority claims in connection with any DIP financing or use of cash collateral, then in connection with any such DIP financing or use of cash collateral, the Second Priority Lienholders may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the liens securing the First Lien Obligations and such DIP financing on the same basis as the other liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations, and (y) super-priority claims junior in all respects to the super-priority claims granted to the First Priority Lienholders, provided that any such claims need not be satisfied solely in cash.

Purchase Right:

In the event that payment of the First Lien Obligations is accelerated, the Second Priority Lienholders will have the option for a period of time not to exceed 20 days to purchase all of the First Lien Obligations then outstanding and unpaid (including, without limitation, any prepayment fees, if any, then due) in cash, without warranty, representation or recourse to the First Priority Lienholders, at par; provided that the Second Priority Lienholders shall also replace or cash collateralize any outstanding letters of credit in an amount equal to at least 105% of the aggregate stated amount thereof.

Second Lien Documentation:

In the event of any inconsistency between the provisions of the documentation for the First Lien Obligations (the “First Lien Documentation”), the provisions of the documentation for the Second Lien Obligations (the “Second Lien Documentation”) and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supercede the provisions of the First Lien Documentation and Second Lien Documentation, as the case may be. Any provision in the First Lien Documentation and Second Lien Documentation notwithstanding, (a) no Loan Party shall be required to act or refrain from acting in a manner that is inconsistent with the terms and conditions of the Intercreditor Agreement and (b) prior to the satisfaction and discharge in full of the First Lien Obligations, no Loan Party shall be required to act or refrain from acting with respect to the Collateral if compliance by such Loan Party with such requirement would result in a breach of or constitute a default under the First Lien Obligations.

Governing Law:	New York.

The foregoing is intended to summarize certain basic terms of the Intercreditor Agreement and is not intended to be a definitive list of all of the terms of the Intercreditor Agreement.

QuickLinks

  Exhibit 2.1 EXECUTION COPY
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER Dated as of November 27, 2006 Among Asahi Tec Corporation Argon Acquisition Corp. And Metaldyne Corporation
TABLE OF CONTENTS
ARTICLE I The Merger
ARTICLE II Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE III Representations and Warranties of the Company
ARTICLE IV Representations and Warranties of Parent and Acquisition Sub
ARTICLE V Covenants Relating to Conduct of Business
ARTICLE VI Additional Agreements
ARTICLE VII Conditions Precedent
ARTICLE VIII Termination, Amendment and Waiver
ARTICLE IX General Provisions